Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163797

PROSPECTUS

(Proposed Holding Company for Fairmount Bank)

Up to 575,000 Shares of Common Stock

Fairmount Bancorp, Inc., a Maryland corporation incorporated on November 30, 2009, is offering shares of its common stock for sale in connection with the conversion of Fairmount Bank, a federally chartered savings bank, from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board upon conclusion of the offering.

We are offering up to 575,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We may sell up to 661,250 shares of common stock, without giving subscribers the opportunity to change or cancel their orders, because of demand for the shares, changes in market conditions or regulatory considerations. We must sell a minimum of 425,000 shares in order to complete the offering.

If you are or were a depositor of Fairmount Bank:

•	You may have priority rights to purchase shares of common stock.

If you are or were not a depositor, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

The minimum number of shares of common stock you may order is 25 shares. The offering is expected to expire at 2:00 p.m., Eastern time, on May 14, 2010. We may extend this expiration date without notice to you until June 28, 2010. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond June 28, 2010, or the number of shares of common stock to be sold is increased to more than 661,250 shares or decreased to fewer than 425,000 shares. If the offering is extended beyond June 28, 2010, or if the number of shares of common stock to be sold is increased to more than 661,250 shares or decreased to fewer than 425,000 shares, we will give subscribers an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Fairmount Bank, or, in our discretion, at another insured depository institution, and will earn interest at our passbook savings rate, which is currently 1.00% per annum.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis. For a discussion of the fees to be paid to Stifel Nicolaus in connection with such services, see “The Conversion and Offering—Plan of Distribution; Selling Agent Compensation.” Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering” with a preference given first to natural persons residing in Baltimore City, Maryland, and the Maryland counties of Baltimore and Harford. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering, as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

All directors and executive officers as a group (six persons) currently propose to purchase 65,000 shares, or 15.29% and 11.31% of our outstanding shares at the minimum and maximum, respectively, of the offering range. See “Subscriptions by Directors and Executive Officers” on page 86.

This investment involves a degree of risk, including the possible loss of your principal.

Please read “Risk Factors” beginning on page 13.

OFFERING SUMMARY

Price: $10.00 Per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	425,000	500,000	575,000	661,250
Gross offering proceeds	$4,250,000	$5,000,000	$5,750,000	$6,612,500
Estimated offering expenses (excluding selling agent fees and expenses)	$485,000	$485,000	$485,000	$485,000
Estimated selling agent fees and expenses (1)	$215,000	$215,000	$215,000	$215,000
Estimated net proceeds	$3,550,000	$4,300,000	$5,050,000	$5,912,500
Estimated net proceeds per share	$8.35	$8.60	$8.78	$8.94

(1)	See “The Conversion and Offering—Marketing and Distribution; Compensation” for a discussion of Stifel, Nicolaus & Company, Incorporated’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at 1-(877) 821-5782.

Stifel Nicolaus

The date of this prospectus is April 15, 2010.

MARYLAND
Baltimore County
Towson
Baltimore County
Rosedale
Fairmount Bank
Baltimore
Baltimore County
Ellicott City
Columbia
Dundalk
695
95
40

MARYLAND
VIRGINIA
DELAWARE
Baltimore
Washington, DC

FAIRMOUNT BANK

Fairmount Bank
8216 Philadelphia Road
Baltimore, MD 21237

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information before making an investment decision, you should read this entire prospectus carefully, including the financial statements, the notes to the financial statement and the section entitled “Risk Factors.”

In this prospectus, the terms “we”, “our,” and “us” refer to Fairmount Bancorp, Inc., unless the context indicates another meaning.

Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Fairmount Bank upon completion of the mutual-to-stock conversion and the offering. Fairmount Bancorp, Inc. was incorporated on November 30, 2009, and has not engaged in any business to date. The principal business activity of Fairmount Bancorp, Inc. will be the ownership of all of the outstanding shares of common stock of Fairmount Bank.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to this offering. Upon completion of the stock offering, we will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934. Our offering and subsequent transactions in our common stock are also subject to compliance with applicable state securities laws.

Our executive offices are located at 8216 Philadelphia Road, Baltimore, Maryland 21237. Our telephone number is (410) 866-4500. Our website is located at www.fairmountbank.com.

Fairmount Bank

Fairmount Bank is a federally chartered savings bank located in the Rosedale area of Baltimore County, Maryland, originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Fairmount Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

At December 31, 2009, Fairmount Bank had total assets of $65,252,000, total net loans of $51,432,000, total deposits of $47,149,000 and total equity of $6,897,000.

Fairmount Bank’s business consists primarily of attracting and accepting retail deposits from the general public in the areas surrounding our office and investing those deposits, together with funds generated from operations, in primarily one-to four-family residential mortgage loans. At December 31, 2009, one-to four-family residential mortgage loans totaled $40,771,000, or 79.07% of Fairmount Bank’s loan portfolio. Fairmount Bank also invests in various investment securities. Our profitability depends primarily on Fairmount Bank’s net interest income, which is the difference between the income Fairmount Bank receives on its loans and other assets and its cost of funds, which consists of the interest Fairmount Bank pays on deposits and borrowings.

Fairmount Bank’s primary regulator is the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552. Farmount Bank also is subject to examination by the Federal Deposit Insurance Corporation.

Fairmount Bank’s executive offices are located at 8216 Philadelphia Road, Baltimore, Maryland 21237. Its telephone number is (410) 866-4500. Fairmount Bank’s website is located at www.fairmountbank.com.

Our Organizational Structure

Pursuant to the terms of the plan of conversion, Fairmount Bank will convert from a federal mutual (meaning no stockholders) savings bank to a federal stock savings bank and operate as a wholly owned subsidiary of Fairmount Bancorp, Inc. As a part of the conversion, we are offering for sale in a subscription offering, and, possibly, a community offering and a syndicated community offering, shares of common stock of Fairmount Bancorp, Inc.

Upon completion of the offering, Fairmount Bancorp, Inc. will own 100% of the outstanding shares of common stock of Fairmount Bank, and all of the common stock of Fairmount Bancorp, Inc. will be owned by purchasers in the offering.

The following diagram depicts our corporate structure after the conversion and offering:

Business Strategy

Our business goal is to remain a well capitalized, profitable and community-oriented institution and to grow and improve our profitability. We seek to accomplish this goal by:

•	growing and diversifying Fairmount Bank’s loan portfolio;

•	continuing to emphasize residential real estate lending;

•	continuing to maintain strong asset quality through conservative underwriting standards;

•	building lower cost deposits;

•	maintaining a strong capital position through disciplined growth and earnings;

•	offering new and better products and services; and

•	expanding our branch network.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and the Offering

The primary reasons for converting Fairmount Bank to the stock form of organization and raising additional capital through the offering are to:

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	support growth and diversification of operations, products and services to transition Fairmount Bank into a full-service community bank;

•	improve our overall capital and competitive position;

•	increase Fairmount Bank’s loans to one borrower limit to allow Fairmount Bank to make larger loans, including larger commercial real estate loans;

•

provide additional financial resources to pursue branch expansion and possible future acquisition opportunities, although we have no current arrangements or agreements with respect to any such branches or acquisitions;

•	provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•

attract and retain qualified directors, officers and other employees by establishing stock-based compensation plans including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

The offering is expected to provide local customers and other residents with an opportunity to become equity owners of Fairmount Bancorp, Inc., consistent with the objective of being a locally-owned financial institution serving local financial needs. The board and management believe that, through local stock ownership, purchasers of our stock will seek to enhance our financial success by consolidating their banking business in and referring prospective customers to Fairmount Bank.

In the stock holding company structure, we will have easier access to the capital markets and we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Terms of the Conversion and Offering

Pursuant to the plan of conversion, Fairmount Bank will convert from a federal mutual savings bank to a federal stock savings bank. In connection with the conversion, we are offering between 425,000 and 575,000 shares of common stock in a subscription offering to eligible depositors of Fairmount Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to the general public in a community and/or syndicated community offering. The number of shares of common stock to be sold may be increased up to 661,250 as a result of demand for the shares, changes in the market for financial institution stocks or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 661,250 or decreased to less than 425,000, or the offering is extended beyond June 28, 2010, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following order of priority:

•	First, to depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2008.

•	Second, to Fairmount Bank’s tax-qualified employee benefit plans.

•	Third, to depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2010.

•	Fourth, to all other depositors of Fairmount Bank as of March 31, 2010.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in Baltimore City, Maryland, and the

Maryland counties of Baltimore and Harford. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

To ensure a proper allocation of stock, each subscriber eligible to purchase in the subscription offering must list on the stock order form all deposit accounts in which the subscriber had an ownership interest at September 30, 2008 or March 31, 2010, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms is subject to our discretion and will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion and Offering—Subscription Offering and Subscription Rights” and “—Community Offering.”

How We Intend to Use the Proceeds from the Offering

We estimate net proceeds from the offering will be between $3,550,000 and $5,050,000, or $5,912,500 if the offering range is increased by 15%. Approximately $1,775,000 to $2,525,000 of the net proceeds, or $2,956,250 if the offering range is increased by 15%, will be invested in Fairmount Bank. Fairmount Bancorp, Inc. intends to retain between $1,435,000 and $2,065,000 of the net proceeds, or $2,427,250 if the offering range is increased by 15%. A portion of the net proceeds retained by Fairmount Bancorp, Inc. will be used for a loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $340,000 and $460,000, or $529,000 if the offering is increased by 15%). Fairmount Bancorp, Inc. may use the remaining funds for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to any required regulatory approval.

Funds invested in Fairmount Bank will be used to support increased lending and other products and services. The net proceeds retained by Fairmount Bancorp, Inc. and Fairmount Bank also may be used for future branch expansion and possible acquisitions of banking or financial services companies, although we have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

How We Determined the Offering Range and Price Per Share

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Fairmount Bancorp, Inc., assuming the conversion and the offering are completed. Feldman Financial Advisors, Inc., our independent appraiser, has estimated that, as of March 16, 2010, this market value ranged from $4,250,000 to $5,750,000, with a midpoint of $5,000,000. The estimated market value range is derived from the midpoint valuation in accordance with requirements of the Office of Thrift Supervision. Based on this valuation and a $10.00 per share purchase price, the number of shares of common stock being offered for sale by us will range from 425,000 shares to 575,000 shares. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal of Feldman Financial Advisors, Inc. is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 thrift holding companies with assets between $197,654,000 and $585,740,000 which were compared by Feldman Financial Advisors, Inc. to us.

Feldman Financial Advisors, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors, Inc. undertook substantial investigations to learn about Fairmount Bank’s business and operations. Fairmount Bank supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors, Inc. reviewed Fairmount Bank’s application for conversion to be filed with the Office of Thrift Supervision, or the OTS, and our registration statement to be filed with the Securities and Exchange Commission, or the SEC. Furthermore, Feldman Financial Advisors, Inc. visited our facilities and had discussions with management. Feldman Financial Advisors, Inc. did not perform a detailed analysis of the separate components of Fairmount Bank’s assets and liabilities. Fairmount Bank did not impose any limitations on Feldman Financial Advisors, Inc. in connection with its appraisal.

Feldman Financial Advisors, Inc. relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock. In applying this methodology, Feldman Financial Advisors, Inc. analyzed financial and operational comparisons of Fairmount Bank with a selected peer group of publicly traded savings institutions. The pro forma market value of our common stock was determined by Feldman Financial Advisors, Inc. based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on fundamental differences between Fairmount Bank and the institutions comprising the peer group. Specifically, Feldman Financial Advisors, Inc. took into account that, on a pro forma basis compared solely to the peer group, Fairmount Bank had more favorable credit quality, a higher capital level, higher earnings and comparable growth potential. Additionally, Feldman Financial Advisors, Inc. took into account the volatility in the broader stock market and the after market pricing characteristics of recently converted savings institutions. Feldman Financial Advisors, Inc. utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of the pro forma market value. As a result of this analysis, Feldman Financial Advisors, Inc. determined that the pro forma price-to-book ratios were lower than the peer group companies. Feldman Financial Advisors, Inc. also took into account the price-to-earnings ratios of the peer group companies relative to our pro forma price-to-earnings ratios.

The peer group consists of 10 thrift holding companies with assets between $197,654,000 and $585,740,000. The selection criteria for the peer group included consideration of stock exchange listing, earnings, capital, asset size, loan concentration, and geographic market area. Because of the limited number of relatively small companies meeting the selection criteria, most of the companies included in the peer group have significantly larger asset sizes than Fairmount Bank. The peer group companies are:

				Total Assets at December 31, 2009
Institution	Ticker	Exchange	Headquarters
				(In millions)
BCSB Bancorp, Inc.	BCSB	NASDAQ	Baltimore, MD	$585.7
Community Financial Corp.	CFFC	NASDAQ	Staunton, VA	540.9
FFD Financial Corporation	FFDF	NASDAQ	Dover, OH	197.7
First Advantage Bancorp	FABK	NASDAQ	Clarksville, TN	344.2
GS Financial Corp.	GSLA	NASDAQ	Metairie, LA	271.6
LSB Financial Corp.	LSBI	NASDAQ	Lafayette, IN	371.1
Mayflower Bancorp, Inc. (1)	MFLR	NASDAQ	Middleboro, MA	246.0
North Central Bancshares, Inc.	FFFD	NASDAQ	Fort Dodge, IA	455.0
Rome Bancorp, Inc.	ROME	NASDAQ	Rome, NY	329.9
Wayne Savings Bancshares, Inc.	WAYN	NASDAQ	Wooster, OH	403.3

(1)	Assets are as of January 31, 2010.

Feldman Financial Advisors, Inc. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of at least 10 comparable public companies whose stocks have traded for at least one year prior to the valuation date. Feldman Financial Advisors, Inc. also advised the board of directors that the after-market trading experience of standard thrift conversion offerings completed between January 1, 2008 and March 16, 2010 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. There were 11 standard mutual-to-stock conversion offerings completed between January 1, 2008 and March 16, 2010.

Consistent with Office of Thrift Supervision appraisal guidelines, the analysis of Feldman Financial Advisors, Inc. utilized three selected valuation procedures, the price/book method, the price/earnings method, and the price/assets method, all of which are described in its report. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. Feldman Financial Advisors, Inc. compared the pro forma price/book and price earnings ratios for Fairmount Bancorp, Inc. to the same ratios for a peer group of comparable companies.

Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. The calculation of the pro forma price-to-book value ratio takes into account the amount of net proceeds raised in the offering as an incremental addition to existing total equity or book value. Therefore, our appraised value does not necessarily equal the amount of its current total equity. Based on the appraiser’s valuation analysis in comparison to the peer group, the pro forma price-to-book value ratios indicate that our estimated pro forma market value is less than its pro forma total equity and may also be less than its current equity at different levels of the valuation range. Furthermore, as indicated by the pricing ratios of the peer group, many financial institutions trade at market price levels below their stated book values in the current market environment.

The following table presents a summary of selected pricing ratios for Fairmount Bancorp, Inc. (on a pro forma basis) and the peer group companies identified by Feldman Financial Advisors, Inc. Our ratios are based on earnings for the 12 months ended December 31, 2009 and book value as of December 31, 2009. The peer group ratios are based on book value as of and earnings for the most recent 12-month period. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 22.3% on a price-to-book value basis, and a discount of 22.8% on a price-to-tangible book value basis, and a discount of 17.1% on a price-to-earnings basis. Our board of directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-earnings multiples, price-to-book value ratios and price-to-tangible book value ratios at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pricing ratios also reflect recent volatile conditions, particularly for stocks of financial institutions and the impact of such conditions on the trading market of recent bank conversions. The appraisal did not consider one valuation approach to be more important than the others. Instead, the appraisal concluded that these ranges represented the appropriate balance of the three approaches to valuing Fairmount Bancorp, Inc., and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to- earnings multiple		Pro forma price-to- book value ratio	Pro forma price-to- tangible book value ratio
Fairmount Bancorp, Inc. (1)
Minimum	10.1	x	42.8%	42.8%
Midpoint	12.0		47.2	47.2
Maximum	14.1		51.1	51.1
Maximum, as adjusted	16.7		55.0	55.0

Valuation of peer group companies using stock prices as of March 16, 2010(2)
Averages	17.0	x	65.8%	66.2%
Medians	15.3		63.9	64.4

(1)	Based on Fairmount Bank’s financial data as of and for the twelve months ended December 31, 2009.
(2)	Reflects earnings for the most recent twelve month periods for which data was publicly available.

Our board of directors reviewed the appraisal report of Feldman Financial Advisors, Inc., including the methodology and the assumptions used, and determined that the valuation range was reasonable and adequate. Given that the shares are to be sold at $10.00 per share in the offering, the estimated number of shares would be between 425,000 at the minimum of the valuation range and 575,000 at the maximum of the valuation range, with a midpoint of 500,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock.

The independent appraisal does not indicate market value. Do not assume or expect that our valuation as indicated in the appraisal means that, after the conversion and offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by Feldman Financial Advisors, Inc. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $4,250,000 or increases above $6,612,500, and the number of shares to be sold is correspondingly adjusted, subscribers will be given the opportunity to maintain, change or cancel their orders with the approval of the Office of Thrift Supervision for a specified period of time. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. See “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

For its services, Feldman Financial Services, Inc., will receive a fee of $20,000, plus an additional fee of $3,000 for each valuation update and reimbursement of its expenses.

After-Market Performance Information

The following table presents stock price information for all standard mutual-to-stock conversions completed between January 1, 2008 and March 16, 2010. The companies for which the stock price performance is presented completed their conversions in different markets than Fairmount Bancorp, Inc. In addition, the companies may have no similarities to Fairmount Bancorp, Inc. with regard to the market in which Fairmount Bank competes, earnings or growth potential, among other factors. These companies did not constitute the same group of 10 comparable public companies utilized in Feldman Financial Advisors, Inc.’s valuation analysis.

					Closing Market Price				% Change from Initial Offering Price
Company	Conversion Date	Exchange	Gross Proceeds	Initial Offering Price	After 1 day	After 1 week	After 1 month	As of March 16, 2010	After 1 day	After 1 week	After 1 month	As of March 16, 2010
			(In Millions)
OBA Financial Services, Inc. (OBAF)	01/22/10	NASDAQ	$46.3	$10.00	$10.39	$10.15	$10.30	10.46	3.9%	1.5%	3.0%	4.6%
OmniAmerican Bancorp, Inc. (OABC)	01/21/10	NASDAQ	119.0	10.00	11.85	11.40	11.00	11.85	18.5	11.4	10.0	18.5
Versailles Financial Corp. (VERF) (1)	01/11/10	OTC	4.3	10.00	10.00	10.00	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corp. (AFCB)	01/07/10	NASDAQ	26.8	10.00	11.60	11.50	11.19	10.75	16.0	15.0	11.9	7.5
Territorial Bancorp, Inc. (TBNK)	07/13/09	NASDAQ	122.3	10.00	14.49	14.72	14.90	20.10	49.9	47.2	49.0	101.0
St. Joseph Bancorp, Inc. (SJBA) (1)	02/02/09	OTC	3.8	10.00	10.00	10.00	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc. (HIBE)	01/28/09	OTC	11.1	10.00	10.00	10.50	10.50	14.00	0.0	5.0	5.0	40.0
First Savings Financial Group, Inc. (FSFG)	10/07/08	NASDAQ	24.3	10.00	9.90	9.60	9.50	11.10	(1.0)	(4.0)	(5.0)	11.0
Home Bancorp, Inc. (HBCP)	10/03/08	NASDAQ	89.3	10.00	11.49	10.35	10.29	13.98	14.9	3.5	2.9	39.8
Cape Bancorp, Inc. (CBNJ) (2)	02/01/08	NASDAQ	78.2	10.00	10.05	10.01	9.80	7.40	0.5	0.1	(2.0)	(26.0)
Danvers Bancorp, Inc. (DNBK)	01/10/08	NASDAQ	171.9	10.00	9.74	9.78	10.13	14.90	(2.6)	(2.2)	1.3	49.0
Average			63.4						9.1	7.0	6.6	22.1
Median			46.3						0.5	1.5	2.4	11.0

(footnotes on following page)

(1)	There were no reported trades of this common stock issue through March 16, 2010.
(2)	Simultaneous conversion and acquisition of Boardwalk Bancorp.

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Because the market for stocks of financial institutions was very volatile over the past two years, a relatively small number of thrift stock conversion offerings were completed during this period as compared to prior periods.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 13.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion and Offering

We expect our tax-qualified employee stock ownership plan, or ESOP, to purchase 8% of the total number of shares of common stock that we sell in the offering, or 46,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. We also reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, subject to regulatory approval. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 46,000 shares in the offering, we will recognize additional pre-tax compensation expense of approximately $460,000 over a 10-year period, also assuming the loan that will be made by Fairmount Bancorp, Inc. to fund the employee stock ownership plan will have a 10-year term and the shares of common stock have a fair market value of $10.00 per share for the full 10-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to not more than 4% of the shares sold in the offering, or up to 23,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock option plan will reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 57,500 shares of common stock at the maximum of the offering range, for issuance to key employees and directors upon their exercise of stock options granted under the plan. If adopted within 12 months following completion of the conversion, both plans would impose a five-year vesting schedule. If the stock recognition and retention plan and the stock option plan are adopted after one year from the date of the completion of the conversion, awards and grants under these plans may exceed these levels and may vest over a period of less than five years. We have not yet determined whether we will present these plans for stockholder approval within or after 12 months following the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under the stock recognition and retention plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.85% in their ownership interest in Fairmount Bancorp, Inc. If the 10% of the shares of common stock sold in the offering that are issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.09% in their ownership interest in Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. and Fairmount Bank intend to enter into new employment agreements with our president and chief executive officer and change in control severance agreements with two senior officers. See “Management—Benefit Plans and Arrangements—New Employment Agreements” and “—Change in Control Severance Agreements” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. No individual may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 15,000 shares ($150,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limits.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

You can subscribe for shares of common stock in the subscription offering and the community offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Fairmount Bank deposit accounts; provided, however, that it is received (not postmarked) before 2:00 p.m., Eastern time, on May 14, 2010, which is the end of the offering period, unless extended.

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Fairmount Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Fairmount Bank deposit accounts designated on the stock order form.

Fairmount Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not submit cash or wire transfers, or use a check drawn on a Fairmount Bank line of credit, or use a third-party check to pay for shares of common stock. You may not designate on your stock order form a direct withdrawal from a Fairmount Bank individual retirement account or from a Fairmount Bank account with check-writing privileges. See the following section for information regarding individual retirement accounts.

For orders paid for by check or money order, the funds will be immediately deposited and held in a segregated account at Fairmount Bank, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at Fairmount Bank’s passbook savings rate from the date funds are processed until completion or termination of the conversion, at which time each subscriber will receive an interest check. All funds authorized for withdrawal from deposit accounts with Fairmount Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. You may not designate a withdrawal from accounts at Fairmount Bank with check-writing privileges. Please provide a check instead. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal.

After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 661,250 or decreased to fewer than 425,000, or the offering is extended beyond June 28, 2010.

We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Fairmount Bank, the Federal Deposit Insurance Corporation or any other government agency.

Using Individual Retirement Account Funds

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Fairmount Bank’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your Fairmount Bank individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, or custodian, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly for guidance, preferably at least two weeks before the offering deadline, for assistance with purchases using your Fairmount Bank individual retirement account or any other retirement account that you may have at Fairmount Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the subscription and community offerings, a properly completed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 2:00 p.m., Eastern time, on May 14, 2010. You may submit your stock order form by mail, using the stock order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand-delivery to Fairmount Bank, located at 8216 Philadelphia Road, Baltimore, Maryland. Once submitted, your order will be irrevocable unless the offering is terminated or extended beyond June 28, 2010 or the number of shares of common stock to be sold is decreased to less than 425,000 shares or increased to more than 661,250 shares. If the subscription offering and/or community offering is extended beyond June 28, 2010, or if the number of shares of common stock to be sold is decreased to less than 425,000 shares or is increased to more than 661,250 shares, we will, with the approval of the Office of Thrift Supervision, be required to resolicit subscribers before proceeding with the offering. Subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of your intent is not received, your order will be cancelled, funds will be returned with interest and deposit account withdrawal authorizations will be cancelled.

No extension of the offering period may last longer than 90 days. All extensions may not last beyond May 20, 2012.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on May 14, 2010, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 425,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond June 28, 2010; provided that any such extension will require us to resolicit subscriptions in the offering.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We currently expect our directors and executive officers, together with their associates, to subscribe for approximately 65,000 shares of common stock in the offering, which equals 15.29% of the shares to be sold at the minimum of the offering range and 11.31% of the shares to be sold at the maximum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price to be paid by them for their subscribed shares will be the same $10.00 per share price to be paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Market for Common Stock

We expect the common stock of Fairmount Bancorp, Inc. to be quoted on the Over-the-Counter Electronic Bulletin Board. See “Market for the Common Stock.” Stifel, Nicolaus & Company, Incorporated currently intends to make a market in the shares of our common stock, but is under no obligation to do so. We cannot predict whether a liquid trading market in shares of our common stock will develop.

Our Policy Regarding Dividends

Following the completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

Our board of directors has no plans or understandings with respect to the payment of dividends. We cannot assure you that we will pay dividends in the forseeable future, or that, if paid, we will not reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Fairmount Bank, Fairmount Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See the section of this prospectus under the heading “The Conversion and Offering—Material Income Tax Consequences” on page 100 for additional information.

Conditions to Completion of the Conversion and Offering

Fairmount Bank and Fairmount Bancorp, Inc. cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members (depositors) of Fairmount Bank. A special meeting of members to consider and vote upon the plan of conversion has been set for May 20, 2010;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	Fairmount Bank and Fairmount Bancorp, Inc. receive final approval of the Office of Thrift Supervision to complete the conversion and offering.

Stock Information Center

Our office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center (toll-free) at 1-(877) 821-5782, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON IN THE SUBSCRIPTION AND COMMUNITY OFFERING RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF MAY 14, 2010, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO MAY 14, 2010.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

Changes in interest rates could have a material adverse effect on our operations.

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are affected substantially by Fairmount Bank’s net interest income, which is the difference between the interest income Fairmount Bank earns on its interest-earning assets and the interest expense Fairmount Bank pays on its interest-bearing liabilities. Changes in interest rates could have an adverse affect on Fairmount Bank’s net interest income because, as a general matter, interest-bearing liabilities reprice or mature more quickly than interest-earning assets. An increase in interest rates generally would result in a decrease in Fairmount Bank’s average interest rate spread and net interest income, which would have a negative effect on our profitability.

Fairmount Bank’s policy is to originate fixed-rate mortgage loans with maturities of up to 30 years. This investment in fixed-rate mortgage loans exposes Fairmount Bank to increased levels of interest rate risk, and could result in decreased net interest income during periods of rising interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed securities as borrowers refinance their loans in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that Fairmount Bank may not be able to reinvest prepayments at rates that are comparable to the rates it earned on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand.

Changes in interest rates also affect the current market value of Fairmount Bank’s investment securities portfolio. Generally, the value of interest-earning investment securities moves inversely with changes in interest rates.

Fairmount Bank evaluates interest rate sensitivity by estimating the change in its net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2009, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that Fairmount Bank would experience a $2,643,000, or 25.03%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Portfolio Value” and “—Quantitative Analysis.”

We may not be able to generate significant profits in the future.

Fairmount Bank’s net income for the three months ended December 31, 2009 and 2008 was approximately $115,000 and $128,000, respectively and for the fiscal years ended September 30, 2009 and 2008 was approximately $445,000 and $246,000, respectively. A significant portion of our revenues has been derived from Fairmount Bank’s origination of one-to four-family non-owner occupied loans secured primarily by investor-owned properties. In the past year, Fairmount Bank has sought participants to invest in these loans, as these loans constituted 34.27% of Fairmount Bank’s total loans at December 31, 2009. With these participants, we continue to generate origination fees, servicing fees and fees from community bank participants. However, the number of community banks willing and able to participate in these loans has declined. If we are unable to continue to participate these loans, we will no longer generate the related fees, which will adversely affect our results of operations.

In addition, Fairmount Bank’s efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 63.79% and 56.42%, respectively, for the three months ended December 31, 2009 and 2008 and 59.30% and 70.00%, respectively, for the years ended September 30, 2009 and 2008. Fairmount Bank’s efficiency ratio reflects the high fixed costs of operating a single branch and its relatively small asset size, together with higher compensation and benefits expense. We believe that our existing systems will be better utilized as we use the capital raised in the offering to support Fairmount Bank’s efforts to make more loans, attract new customers and increase business with existing customers. However, our non-interest expense will increase in the future due to the additional expenses of operating as a public company and due to the stock-based incentive plans that we plan to adopt, as well as the recent increased operating expenses of our new headquarters facility.

Our growth strategy will increase our expenses and may not be successful.

Following the completion of the stock offering, we plan to increase the size of our franchise by establishing one or more new branch offices, although we have no current specific commitments to do so. As contemplated by our business plan, Fairmount Bank intends to hire a senior lender and limited support staff as part of the planned expansion of its lending activities. Building branch offices and hiring new employees to staff these offices would significantly increase Fairmount Bank’s non-interest expense. Moreover, new branch offices are generally unprofitable for a number of months until they generate sufficient levels of deposits and loans to offset their cost of operations. For these reasons, our growth strategy may have an adverse effect on our earnings.

Our plan to diversify and expand Fairmount Bank’s loan portfolio to increase commercial real estate, construction lending and consumer lending activities will expose Fairmount Bank to increased lending risks.

Our business plan adopted in connection with the conversion transaction contemplates an expansion of Fairmount Bank’s lending activities to include commercial real estate, construction and, to a lesser extent, commercial and consumer lending. We anticipate that a majority of the growth in Fairmount Bank’s loan portfolio during the period covered by the business plan will be attributable to these new lending activities. Accordingly, we estimate that a majority of the net proceeds of the offering will ultimately be used for the expansion of Fairmount Bank’s commercial real estate, construction and consumer lending activities.

Commercial real estate loans are considered to have greater credit risk than one-to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one-to four-family owner occupied residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose Fairmount Bank to greater risk of loss compared to an adverse development with respect to a single one-to four-family residential mortgage loan. Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, Fairmount Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose Fairmount Bank to the risk that improvements will not be completed on time in accordance with specifications and projected costs. Home equity loans and consumer loans generally have greater risk than one- to four-family residential mortgage loans. In these cases, Fairmount Bank faces the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Particularly with respect to home equity loans secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for our loans. Thus, the recovery of such property could be insufficient to compensate Fairmount Bank for the value of these loans.

One-to four-family non-owner occupied loans involve additional risks.

A portion of Fairmount Bank’s lending activity consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in its market area. A majority of these loan originations are sold on a participation basis to other community banks. Such lending involves additional risks, since the properties are not owner occupied, and borrowers who are not currently delinquent may become delinquent at a later date. Renters of these properties are less likely to be concerned with property upkeep. In addition, Fairmount Bank would reduce or eliminate this lending activity if the community banks are unwilling or unable to continue to purchase participations in these loans.

The loss of our President and Chief Executive Officer would hurt our operations.

We rely heavily on Joseph M. Solomon, President and Chief Executive Officer of each of Fairmount Bancorp, Inc. and Fairmount Bank. The loss of Mr. Solomon would have an adverse effect on us, as he is central to virtually all aspects of our business operations and management. In addition, Fairmount Bank is a small community bank which currently does not have any management level employees who are in a position to succeed and assume the full responsibilities of Mr. Solomon. In connection with the conversion, Fairmount Bancorp, Inc. and Fairmount Bank intend to enter into new employment agreements with Mr. Solomon. We have not obtained key man life insurance for Mr. Solomon, and our agreements with Mr. Solomon do not contain covenants not to compete. For further information, see “Management—Benefit Plans and Arrangements—New Employment Agreements.”

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In its market area, Fairmount Bank competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of Fairmount Bank’s competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that Fairmount Bank does not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Fairmount Bank does, which could affect its ability to grow and remain profitable on a long-term basis. Our profitability depends upon Fairmount Bank’s continued ability to successfully compete in its market area. If Fairmount Bank must raise interest rates paid on deposits or lower interest rates charged on its loans, Fairmount Bank’s net interest margin and our profitability could be adversely affected. For additional information see “Business of Fairmount Bank—Market Area and Competition.”

If Fairmount Bank’s allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Fairmount Bank makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of borrowers and the value of real estate and other assets serving as collateral for the repayment of many loans. In determining the amount of the allowance for loan losses, Fairmount Bank reviews its loans and its loss and delinquency experience, and evaluates economic conditions. If its assumptions are incorrect, Fairmount Bank’s allowance for loan losses may not be sufficient to cover probable incurred losses in its loan portfolio, resulting in additions to the allowance. Fairmount Bank’s allowance for loan losses was $252,000, or 0.49% of total loans at December 31, 2009, and $220,000, or 0.44% of total loans at September 30, 2009. Fairmount Bank’s non-performing assets were $262,000, or 0.40%% of total assets at December 31, 2009 and $509,000, or 0.79% of total assets at September 30, 2009. There were no non-performing assets at September 30, 2008. Material additions to the allowance could materially decrease our net income. As we expand and diversify Fairmount Bank’s lending activities into commercial real estate and other areas considered to have greater credit risk than one-to four-family lending, we expect that the allowance for loan losses will need to increase. In addition, bank regulators periodically review Fairmount Bank’s allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs, as required by these regulatory authorities, might have a material adverse effect on our financial condition and results of operations.

A prolonged economic downturn, especially one affecting our geographic market area, would likely adversely affect our business and financial results.

Negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets during the latter half of 2007 and during 2008 and 2009, with the expectation of the general economic downturn continuing into 2010. Loan portfolio quality has deteriorated at many institutions, reflecting, in part, the deteriorating U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. The continuing real estate slump also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans. Financial institution stock prices have declined substantially, and it is significantly more difficult for financial institutions and their holding companies to raise capital or borrow in the debt markets.

Our business activities and earnings are affected by general business conditions in the United States and in our primary market area. Fairmount Bank’s primary market area has experienced a softening of the local real estate market, including reductions in local property values, and a decline in the local manufacturing industry, which employs many of Fairmount Bank’s borrowers. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of Fairmount Bank’s borrowers to repay their loans in accordance with their terms. Nearly all of Fairmount Bank’s loans are secured by the real estate or made to businesses in Fairmount Bank’s primary market area. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in non-performing loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our net income. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in Baltimore City and Baltimore and Harford counties in Maryland, as nearly all of our loans are to customers in these markets. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the decline in real estate values in these markets would also lower the value of the collateral securing loans on properties in these markets. In addition, a continued weakening in general economic conditions, such as inflation, recession, unemployment or other factors beyond our control, could negatively affect our financial condition and results of operations.

According to statistics published by the Maryland Association of Realtors, the average sales price for single-family homes in Baltimore City decreased to approximately $160,000 for 2009, compared to $183,000 for 2008, while the average sales price for single-family homes in Baltimore County decreased to $264,000, compared to $292,000 for 2008, and the average sales price for Harford County decreased to $268,000, compared to $287,000 for 2009.

The slowing local economy has also resulted in a rise in delinquency and foreclosure rates. For the State of Maryland, foreclosure activity rose to 16,788 filings in the fourth quarter of calendar 2009, a 67.4% increase from the level reported for fourth quarter of calendar 2008. For Baltimore City, foreclosure activity rose to 2,204 filings in the fourth quarter of 2009, a 98.4% increase from the level reported for the comparable period in 2008. Baltimore County reported 1,827 foreclosure filings in the fourth quarter of 2009, representing an increase of 107.5% from the corresponding quarter one year ago. Harford County reported 574 foreclosure filings in the recent fourth quarter, reflecting an increase of 162.3% from the same period in 2008.

Increases in FDIC insurance premiums may have a material adverse effect on our earnings.

During 2008 and continuing in 2009, higher levels of bank failures have dramatically increased resolution costs of the Federal Deposit Insurance Corporation, or the FDIC, and depleted the Deposit Insurance Fund. In addition, the FDIC instituted two temporary programs in 2008 to further insure customer deposits at FDIC-member banks through December 31, 2009: Deposit accounts are now insured up to $250,000 per customer (up from $100,000) and non-interest bearing transactional accounts are fully insured (unlimited coverage). These programs have placed additional stress on the Deposit Insurance Fund. On May 20, 2009, the FDIC extended the $250,000 per customer insurance limit through December 31, 2013. On January 1, 2014, the standard insurance amount will return to $100,000 per depositor for all accounts, except for certain retirement accounts which will remain insured up to $250,000 per depositor.

In order to maintain a strong funding position and restore reserve ratios of the Deposit Insurance Fund, the FDIC increased assessment rates of insured institutions uniformly by 7 cents for every $100 of deposits beginning with the first quarter of 2009, with additional changes beginning April 1, 2009, which require riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on secured liabilities and unsecured debt levels.

On May 22, 2009, the FDIC adopted a final rule that imposed a special assessment on all insured depository institutions, which was collected on September 30, 2009. The final rule also permits the FDIC to impose additional special assessments after June 20, 2009, if necessary to maintain public confidence in federal deposit insurance. The latest possible date for imposing additional special assessments under the final rule would be December 31, 2009, with collection on March 30, 2010.

On September 29, 2009, the FDIC adopted a proposed rule that would require depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012 on December 29, 2009. This action was taken in connection with the adoption of an Amended Restoration Plan to meet immediate liquidity needs and return the Deposit Insurance Fund to its federally mandated level, without imposing additional special assessments. However, the prepayment of assessments does not prevent the FDIC from changing assessment rates or revising the risk-based assessment system in future periods.

Fairmount Bank paid FDIC insurance premiums of $27,000 and $4,000 for the three months ended December 31, 2009 and 2008, respectively and FDIC premiums of $46,000 and $4,000 for the fiscal years ended September 30, 2009 and 2008, respectively. Fairmount Bank is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional bank or financial institution failures, Fairmount Bank may be required to pay even higher FDIC premiums than the recently increased levels. Additionally, the FDIC may make material changes to the calculation of the prepaid assessment from the current proposal. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on our results of operations, financial condition and ability to pay dividends on our common shares.

We operate in a highly regulated environment.

Fairmount Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of Fairmount Bank’s deposits. Fairmount Bancorp, Inc. also will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Fairmount Bank rather than for holders of Fairmount Bancorp, Inc.’s common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of Fairmount Bank’s assets and determination of the level of Fairmount Bank’s allowance for loan losses. If regulators require Fairmount Bank to charge-off loans or increase its allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

We may be adversely affected by changes in laws and regulations.

The current administration has proposed comprehensive legislation intended to modernize regulation of the United States financial system. The proposed legislation contains several provisions that would have a direct impact on Fairmount Bancorp, Inc. and Fairmount Bank. Under the proposed legislation, the federal savings association charter would be eliminated and the Office of Thrift Supervision would be consolidated with the Comptroller of the Currency into a new regulator, the National Bank Supervisor. The proposed legislation would also require Fairmount Bank to become a national bank or convert to a state-chartered institution. In addition, it would eliminate the status of “savings and loan holding company” and mandate that all companies that control an insured depository institution register as a bank holding company. Registration as a bank holding company would represent a significant change, as material differences currently exist between savings and loan holding company and bank holding company supervision and regulation. For example, bank holding companies above a specified asset size are subject to consolidated leverage and risk-based capital requirements, whereas savings and loan holding companies are not subject to such requirements. The proposed legislation would also create a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to administering and enforcing fair lending and consumer compliance laws with respect to financial products and services, which could result in new regulatory requirements and increased regulatory costs for us. If enacted, the legislation may have a substantial impact on our operations. However, because any final legislation may differ significantly from current proposals, the specific effects of the legislation cannot be evaluated at this time.

If Fairmount Bank’s investment in the common stock of the Federal Home Loan Bank of Atlanta is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

Fairmount Bank owns common stock of the Federal Home Loan Bank of Atlanta. Fairmount Bank holds this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Atlanta’s advance program. The aggregate cost and fair value of Fairmount Bank’s Federal Home Loan Bank of Atlanta common stock as of December 31, 2009 was $601,000. There is no market for Federal Home Loan Bank of Atlanta common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Atlanta, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that Fairmount Bank’s investment in Federal Home Loan Bank of Atlanta common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Fairmount Bank’s real estate construction and land acquisition and development loans are based upon estimates of costs and the value of the completed project, and may expose us to increased lending risk.

Fairmount Bank makes real estate construction loans to individuals and builders, primarily for the construction of residential properties. Fairmount Bank originates these loans whether or not the collateral property underlying the loan is under contract for sale. At December 31, 2009, construction loans totaled $1,758,000, or 3.41% of Fairmount Bank’s total loan portfolio, all of which were for residential real estate projects. Approximately $404,000 of Fairmount Bank’s residential construction loans were made to finance the construction of owner-occupied homes and are structured to be converted to permanent loans at the end of the construction phase. Land loans, which are loans made with land as security, totaled $1,057,000, or 2.05%, of Fairmount Bank’s total loan portfolio at December 31, 2009. Land loans include raw land, residential lot financing primarily for individuals, land acquisition and development loans, and loans secured by land used for business purposes. In general, construction and land lending involve additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project as well as the estimated cost of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential real estate market, property values have become more difficult to determine than they have historically been. Construction loans and land acquisition and development loans often involve the disbursement of funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. These loans are also generally more difficult to monitor. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences. Fairmount Bank had speculative residential construction loans of $1,295,000 at December 31, 2009. Fairmount Bank did not have any non-performing construction and land development loans at December 31, 2009.

Fairmount Bank’s mobile home loans may expose Fairmount Bank to increased lending risk.

As of December 31, 2009, mobile home loans totaled $3,049,000, or 5.91% of Fairmount Bank’s total portfolio. For Fairmount Bank to have financed a mobile home loan, the mobile home must be based on a permanent foundation. Fairmount Bank ceased originating mobile home loans in June 2007, and no future originations of these types of loans are planned. Fairmount Bank’s mobile home loans were purchased from a third-party originator and funded by Fairmount Bank at settlement. Fairmount Bank paid a premium/loan origination fee to the third party originator, of which one-half was wired upon settlement and the remainder was retained by Fairmount Bank in a depository account as a reserve for any losses or prepayments. At December 31, 2009, Fairmount Bank had prepaid loan origination fees related to this program of $516,000, and the balance in the reserve account available to Fairmount Bank was $233,000.

Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time, and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase.

Fairmount Bank invests in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mae or Fannie Mae. Fairmount Bank has not purchased privately-issued mortgage-backed securities or invested in subprime mortgage securitizations. If actual payments of mortgage-backed securities are greater or less than the estimated prepayment rate, Fairmount Bank may be required to adjust the amortization or acceleration of any discount relating to such interests, thereby affecting the net yield on Fairmount Bank’s securities. There is also reinvestment risk associated with cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

As a result of completing and occupying our new headquarters office facility in mid-September 2009, our operating expenses and investment in fixed assets will increase and impact our operating costs.

In mid-September 2009, Fairmount Bank completed construction of, and occupied, our current headquarters office facility. We expect that annual operating expenses will increase approximately $140,000 due to costs associated with this new and larger facility. The relocation was necessary to support Fairmount Bank’s expanded operations.

Risks Related to this Offering

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and that we certify as to the adequacy and effectiveness of these controls and procedures and the accuracy and completeness of the information contained in the public documents that we produce. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission may also require us to improve our internal controls and procedures and upgrade our accounting systems, which will increase our operating costs.

Expected voting control by directors, officers and other employees could enable insiders to prevent a merger that may provide that stockholders receive a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in directors, officers and other employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that could result in premiums paid to stockholders. In addition, the total voting power of directors, officers and other employees could reach in excess of 20% of our outstanding stock. That level would enable directors, officers and other employees as a group to defeat any stockholder matter that requires an 80% vote, such as the removal of directors and certain amendments to our articles of incorporation.

There will be an extremely limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Fairmount Bancorp, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. Moreover, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and senior officers and is used as a measurement of shares available for trading, is likely to be quite limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

Due to the relatively small size of our initial public stock offering, we anticipate that our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with less liquidity and fewer buyers and sellers than the NASDAQ Stock Market. Even if a liquid market develops for our stock, the market liquidity may not be maintained and the trading price may be above or below the $10.00 offering price. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Fairmount Bancorp, Inc. nor the stock’s market makers can control. This may affect your ability to sell your shares on short notice and the price at which they can be sold, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short-term investment. See “Market for the Common Stock.”

The market for stock of financial institutions has been unusually volatile recently, and our stock price may decline when trading commences.

If you purchase shares in the stock offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced not only by our operating results but by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. We might experience fluctuations in our stock price that are not directly related to our operating performance or asset quality but are influenced by the current market conditions for financial institutions generally, the market’s perception of the health of the financial industry, and the market’s assessment of credit quality conditions, including default and foreclosure rates.

Our return on equity may be low compared to other financial institutions. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the three months ended December 31, 2009, our annualized return on average equity was 6.69% and for the fiscal year ended September 30, 2009, our return on average equity was 6.77% compared to the median return on average equity of 3.87% for the most recent 12 month period for which data was publicly available for all publicly traded savings institutions. Following the stock offering, we expect our equity to increase from $6,897,000 to between $9,937,000 at the minimum of the offering range and $12,016,000 at the adjusted maximum of the offering range. See “Capitalization.” Our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of operating as a public company, higher expenses associated with our planned expansion, and added expenses associated with our employee stock ownership plan and the stock-based incentive plans we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our shares of common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that the employee stock ownership plan will purchase 8% of the total shares of common stock outstanding following the stock offering, with funds borrowed from Fairmount Bancorp, Inc. The cost of acquiring shares of common stock for the employee stock ownership plan will be between $340,000 at the minimum of the offering range and $529,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt stock-based incentive plans after the stock offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based incentive plan may not exceed 4.0% and 10.0%, respectively, of our total outstanding shares, if these plans are adopted within twelve months after the completion of the conversion. Following the conversion, we will recognize additional annual employee compensation expenses stemming from options and shares granted under the new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. The pro forma after-tax benefit expenses for the three months ended December 31, 2009 have been estimated to be approximately $27,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Management—Benefit Plans and Arrangements.”

As discussed in “Pro Forma Data,” and based on the assumptions set forth in that section, the implementation of these plans will reduce our pro forma net income from $124,000 at the minimum of the offering range to $104,000, and from $127,000 to $100,000 at the maximum of the offering range. In addition, pro forma stockholders’ equity would be reduced from $10,447,000 at the minimum of the offering range to $9,937,000, and from $11,947,000 to $11,257,000 at the maximum of the offering range. See “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based incentive plans will dilute your ownership interest. Historically, stockholders have approved these plans.

We intend to adopt stock-based incentive plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based incentive plans will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.28% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering.

Although the implementation of stock-based incentive plans will be subject to stockholder approval, historically, the overwhelming majority of these plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based incentive plans more than one year following the stock offering. Stock-based incentive plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs and dilute your ownership interest.

If we adopt stock-based incentive plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based incentive plans for up to 4% and 10%, respectively, of our total outstanding shares. However, the amount of stock awards and stock options available for grant under the stock-based incentive plans may exceed these amounts if the stock-based incentive plans are adopted more than one year following the stock offering. Although the implementation of the stock-based incentive plans will be subject to stockholder approval, the determination as to the timing of the implementation of such plans will be at the discretion of our board of directors. Stock-based incentive plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in this prospectus. Stock-based incentive plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in this prospectus.

Various factors may make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of Fairmount Bancorp, Inc. Provisions of our articles of incorporation and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Fairmount Bancorp, Inc. without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Fairmount Bancorp, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•

Authorized preferred stock. Our articles of incorporation authorize the board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance. These terms may include voting rights, preferences as to dividends and liquidations, conversion rights, and sinking fund provisions. The issuance of preferred stock could negatively impact the rights of holders of common shares, and therefore could reduce the value of our common stock. In addition, specific rights granted to preferred stockholders could be used to restrict our ability to merge with, or sell assets to, a third party.

•

Required change-in-control payments. We intend to enter into an employment agreements with our president and chief executive officer and change-in-control agreements with two executive officers of Fairmount Bancorp, Inc. and Fairmount Bank, which would provide cash payments to these officers in the event of a termination of employment following a change in control of Fairmount Bancorp, Inc. or Fairmount Bank. In the event of a change in control, these cash severance payments would amount to approximately $600,000 in the aggregate, subject to reduction with respect to an officer in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. These payments may have the effect of increasing the costs of acquiring Fairmount Bancorp, Inc., thereby discouraging future takeover attempts.

We have broad discretion in using the proceeds of the offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Fairmount Bank, acquire additional branch offices or other financial services companies or for other general corporate purposes. Fairmount Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Fairmount Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions. These restrictions may make it more difficult for stockholders to acquire a significant amount of our stock, which may adversely affect our stock price.

The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of Fairmount Bancorp, Inc. that our board might conclude are not in the best interest of Fairmount Bancorp, Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of Fairmount Bancorp, Inc. more difficult. For example, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Fairmount Bancorp, Inc.” on page 102. These provisions may make it more difficult to pursue a change in control or attempt a takeover of Fairmount Bancorp, Inc. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our common stock may be adversely affected.

Our stock value may be negatively affected by federal regulations that restrict stock repurchases.

Office of Thrift Supervision regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of Fairmount Bank for the periods and at the dates indicated. The information at September 30, 2009 and 2008 and for the years ended September 30, 2009 and 2008 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Fairmount Bank beginning at page F-1 of this prospectus.

The selected historical financial and other data at December 31, 2009 and for the three months ended December 31, 2009 and 2008 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended December 31, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

	At December 31, 2009	At September 30,
		2009	2008
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$65,252	$64,041	$55,512
Cash and cash equivalents	280	328	367
Federal funds sold and interest-bearing deposits in other banks	1,752	4,305	1,045
Investment securities	7,386	5,094	7,019
Federal Home Loan Bank stock	601	601	539
Loans receivable, net	51,432	50,334	45,155
Deposits	47,149	45,838	38,891
Borrowed funds	11,000	11,000	10,000
Equity	6,897	6,790	6,192

	Three Months Ended December 31,		For the Years Ended September 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands)
Selected Operating Data:
Interest and dividend income	$913	$831	$3,437	$2,950
Interest expense (1)	361	384	1,502	1,619

Net interest income (1)	552	447	1,935	1,331
Provision for loan losses	30	6	182	50

Net interest income after provision for loan losses (1)	522	441	1,753	1,281
Capitalized interest	—	—	45	—
Non-interest income	50	22	157	151
Non-interest expense	384	264	1,241	1,037

Income before income taxes	188	199	714	395
Provision for income taxes	73	71	269	149

Net income	$115	$128	$445	$246

(1)	Excludes capitalized interest.

	At or For the Three Months Ended December 31,		At or for the Years Ended September 30,
	2009	2008	2009	2008
	(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on assets (ratio of net income to average total assets)	0.71%	0.90%	0.74%	0.48%
Return on equity (ratio of net income to average equity)	6.69%	8.13%	6.77%	4.03%
Interest rate spread (2)	3.45%	2.95%	3.09%	2.31%
Net interest margin (3)	3.61%	3.27%	3.34%	2.71%
Efficiency ratio (4)	63.79%	56.42%	59.30%	70.00%
Non-interest expense to average total assets	2.36%	1.87%	2.06%	2.03%
Average interest-earning assets to average interest-bearing liabilities	106.81%	111.34%	109.83%	112.12%
Loans to deposits	109.08%	113.27%	109.81%	116.11%

Asset Quality Ratios:
Non-performing assets to total assets (5)	0.40%	0.11%	0.79%	0.00%
Non-performing loans to total loans	0.32%	0.14%	0.82%	0.00%
Allowance for loan losses to non-performing loans	151.50%	162.69%	53.11%	*
Allowance for loan losses to total loans	0.49%	0.23%	0.44%	0.23%
Net charge-offs as a percentage of average loans outstanding	0.00%	0.00%	0.14%	0.07%

Capital Ratios:
Average equity to average assets	10.45%	11.27%	10.87%	12.08%
Equity to total assets at end of period	10.57%	10.97%	10.60%	11.16%
Total capital to risk-weighted assets	18.98%	21.54%	19.27%	21.47%
Tier 1 capital to risk-weighted assets	18.44%	21.05%	18.80%	21.13%
Tier 1 capital to average assets	10.50%	10.92%	10.52%	11.29%

Other Data:
Number of full service offices	1	1	1	1
Number of employees	12	10	12	10

*	Not meaningful.
(1)	Performance ratios for the three months ended December 31, 2009 and 2008 are annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Non-performing assets consist of non-performing loans and real estate owned.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of Fairmount Bank’s loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $3,550,000 and $5,050,000, or $5,912,500 if the offering range is increased by 15%. We estimate that we will contribute 50% of these proceeds to Fairmount Bank. We intend to use the other half of the net proceeds at Fairmount Bancorp, Inc., to be used for the purposes described below.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and the use of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	425,000 Shares		500,000 Shares		575,000 Shares		661,250 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$4,250		$5,000		$5,750		$6,613
Less offering expenses	700		700		700		700

Net offering proceeds	$3,550	100.0%	$4,300	100.0%	$5,050	100.0%	$5,913	100.0%

Use of net proceeds:
To Fairmount Bank	$1,775	50.0%	$2,150	50.0%	$2,525	50.0%	$2,956	50.0%

To fund loan to employee stock ownership plan	340	9.6%	400	9.3%	460	9.1%	529	8.9%

Retained by Fairmount Bancorp, Inc.	$1,435	40.4%	$1,750	40.7%	$2,065	40.9%	$2,427	41.1%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions, or regulatory considerations following commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Fairmount Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Fairmount Bancorp, Inc. May Use the Proceeds it Retains from the Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $340,000 and $460,000, or $529,000 if the offering is increased by 15%);

•	to invest in securities,

•

to finance branch expansion and the possible acquisition of banking or financial service companies, including additional bank branches, although we currently have no undertakings or agreements to acquire another branch office or another bank, thrift, credit union or financial services company;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

We currently are not aware of any other potential uses of the proceeds by Fairmount Bancorp, Inc. Although we believe the offering proceeds will be sufficient to sustain our proposed activities for the foreseeable future, the foregoing potential uses may change due to currently unforeseen circumstances, such as a capital requirement by Fairmount Bank.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options, or except when extraordinary circumstances exist and with prior regulatory approval.

Fairmount Bank May Use the Net Proceeds it Receives from the Offering:

•

to fund new loans, including one-to four-family residential mortgage loans, commercial real estate loans, construction loans, home equity lines of credit and, to a lesser extent, commercial and consumer loans;

•	to enhance existing products and services and to support new products and services;

•	to invest in securities;

•

to expand its banking franchise by acquiring or establishing new branches, or by acquiring other banking or financial services companies, including additional bank branches, although we currently have no understandings or agreements to acquire another branch office or another bank, thrift, credit union or financial services company; and

•	for other general corporate purposes.

Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors.”

OUR POLICY REGARDING DIVIDENDS

Following the completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, our board has no plans or understandings with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay dividends in the foreseeable future, or that if paid, we will not reduce or eliminate dividends in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Fairmount Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

We will be subject to Maryland law relating to its ability to pay dividends to its stockholders. We will not be subject to the Office of Thrift Supervision on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Fairmount Bank because we initially will have no source of income other than dividends from Fairmount Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. We expect that we will retain approximately $2,065,000 from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering-related expenses and other assumptions described in “Pro Forma Data.” Federal banking law limits dividends and other distributions from Fairmount Bank to us. In addition, we may not make a distribution that would constitute a return of capital during the 12 months following the completion of the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Supervision and Regulation—Capital Distributions.”

Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

We have never issued capital stock, and so there is no established market for our common stock. Upon completion of the offering, we expect that our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board, subject to completion of the offering. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so, or to continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2009, Fairmount Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Fairmount Bank at December 31, 2009 and the pro forma regulatory capital of Fairmount Bank at December 31, 2009, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Fairmount Bank of between $1,775,000 and $2,525,000, or $2,956,250 if the offering range is increased by 15%.

	Fairmount Bank Historical at December 31, 2009		Pro Forma at December 31, 2009, Based Upon the Sale in the Offering of
			425,000 Shares		500,000 Shares		575,000 Shares		661,250 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
GAAP capital	$6,897	10.57%	$8,332	12.43%	$8,647	12.83%	$8,962	13.22%	$9,324	13.67%

Tangible capital (3)	$6,842	10.50%	$8,277	12.37%	$8,592	12.76%	$8,907	13.16%	$9,269	13.61%
Tangible requirement	977	1.50	1,004	1.50	1,010	1.50	1,015	1.50	1,022	1.50

Excess	$5,865	9.00%	$7,273	10.87%	$7,582	11.26%	$7,892	11.66%	$8,247	12.11%

Core capital (3)	$6,842	10.50%	$8,277	12.37%	$8,592	12.76%	$8,907	13.16%	$9,269	13.61%
Core requirement (4)	2,606	4.00	2,677	4.00	2,692	4.00	2,707	4.00	2,725	4.00

Excess	$4,236	6.52%	$5,600	8.37%	$5,900	8.76%	$6,200	9.16%	$6,544	9.61%

Total risk-based capital (5)(6)	$7,043	18.98%	$8,478	22.63%	$8,793	23.43%	$9,108	24.22%	$9,470	25.12%
Risk-based requirement (4)	2,968	8.00	2,997	8.00	3,003	8.00	3,009	8.00	3,016	8.00

Excess	$4,075	10.98%	$5,481	14.63%	$5,790	15.43%	$6,099	16.22%	$6,454	17.12%

Reconciliation of capital infused into Fairmount Bank:
Net proceeds			$1,775		$2,150		$2,525		$2,956
Less: Common stock acquired by ESOP			340		400		460		529

Pro forma increase			$1,435		$1,750		$2,065		$2,427

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering or regulatory considerations.
(2)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)	The difference between U.S. GAAP capital and regulatory tangible capital and core capital is attributable to the addition of $63,000 of unrealized gain on available for sale securities, net of taxes.
(6)	The difference between core capital and total risk-based capital is attributable to the addition of general loan loss allowance of $169,000.

CAPITALIZATION

The following table presents the historical capitalization of Fairmount Bank at December 31, 2009 and the pro forma consolidated capitalization of Fairmount Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Fairmount Bank Historical at December 31, 2009	Pro Forma, Based Upon the Sale in the Offering of
		425,000 Shares at $10.00 per Share (Minimum of Offering Range)	500,000 Shares at $10.00 per Share (Midpoint of Offering Range)	575,000 Shares at $10.00 per Share (Maximum of Offering Range)	661,250 Shares at $10.00 per Share (Adjusted Maximum of Offering Range) (1)
	(Dollars in thousands)
Deposits (2)	$47,149	$47,149	$47,149	$47,149	$47,149
Borrowings	11,000	11,000	11,000	11,000	11,000

Total deposits and borrowed funds	$58,149	$58,149	$58,149	$58,149	$58,149

Stockholders’ equity:
Preferred stock $0.01 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock $0.01 par value, 4,000,000 shares authorized; assuming shares outstanding as shown (3)	$—	$4	$5	$6	$7
Additional paid-in capital		3,546	4,295	5,044	5,906
Retained earnings (4)	6,842	6,842	6,842	6,842	6,842
Accumulated other comprehensive income	55	55	55	55	55
Less:
Common stock to be acquired by employee stock ownership plan (5)	—	(340)	(400)	(460)	(529)
Common stock to be acquired by stock recognition and retention plan (6)	—	(170)	(200)	(230)	(265)

Total stockholders’ equity	$6,897	$9,937	$10,597	$11,257	$12,016

Total stockholders’ equity as a percentage of total assets (2)	10.57%	14.55%	15.37%	16.17%	17.08%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Fairmount Bancorp, Inc. common stock pursuant to a stock option plan. If this plan is implemented, an amount up to 10% of the shares of Fairmount Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. See “Management—Benefit Plans and Arrangements.”
(4)	The retained earnings of Fairmount Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(5)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Fairmount Bancorp, Inc. The loan will be repaid principally from Fairmount Bank’s contributions to the employee stock ownership plan. Since Fairmount Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on the consolidated financial statements of Fairmount Bancorp, Inc. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the $10.00 subscription price in the offering. As Fairmount Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock recognition and retention plan will require stockholder approval. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Fairmount Bancorp, Inc.

PRO FORMA DATA

The following tables summarize historical data of Fairmount Bank and pro forma data of Fairmount Bancorp, Inc. at and for the three months ended December 31, 2009 and at and for the year ended September 30, 2009. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Fairmount Bank, to the tax effect of the recapture of the bad debt reserve.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Fairmount Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 10 years; and

•	total expenses of the stock offering, including the marketing fees to be paid to Stifel, Nicolaus & Company, Incorporated, will be approximately $700,000.

We calculated pro forma consolidated net income for the three months ended December 31, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.70% (1.12% on an after tax basis) and for the year ended September 30, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.45% (0.96% on an after-tax basis). This represents the three-year U.S. Treasury Note yields as of December 31, 2009 and September 30, 2009, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on Fairmount Bank’s interest-earning assets and the weighted average rate paid on its deposits, which is the reinvestment rate generally required by Office of Thrift Supervision regulations. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Fairmount Bancorp, Inc. will loan between $340,000 and $460,000 of the estimated net proceeds in the offering, or $529,000 if the offering range is increased by 15%, to the employee stock ownership plan. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $3,550,000 and $5,050,000, and $5,912,500 if the offering range is increased by 15%.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

At or for the Three Months Ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
425,000 Shares at Minimum of Offering Range	500,000 Shares at Midpoint of Offering Range	575,000 Shares at Maximum of Offering Range	661,250 Shares at Adjusted Maximum of Offering Range (1)
(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$4,250	$5,000	$5,750	$6,613
Less: Expenses	(700)	(700)	(700)	(700)

Estimated net proceeds	$3,550	$4,300	$5,050	$5,913
Less: Common stock purchased by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock purchased by stock award plan (3)	(170)	(200)	(230)	(265)

Estimated net cash proceeds	$3,040	$3,700	$4,360	$5,119

For the Three Months Ended December 31, 2009
Consolidated net income:
Historical	$115	$115	$115	$115
Pro forma income on net proceeds	9	10	12	14
Pro forma ESOP adjustment (2)	(6)	(7)	(8)	(9)
Pro forma stock award adjustment (3)	(6)	(7)	(8)	(9)
Pro forma stock option adjustment (4)	(8)	(9)	(11)	(12)

Pro forma net income	$104	$102	$100	$99

Per share net income:
Historical	$0.30	$0.26	$0.23	$0.20
Pro forma income on net proceeds, as adjusted	0.02	0.02	0.02	0.02
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (5)	$0.26	$0.22	$0.19	$0.16

Offering price as a multiple of pro forma net earnings per share	9.6	x	11.4	x	13.2	x	l5.6	x
Number of shares outstanding for pro forma net income per share calculations	391,850	461,000	530,150	609,673

At December 31, 2009
Stockholders’ equity:
Historical	$6,897	$6,897	$6,897	$6,897
Estimated net proceeds	3,550	4,300	5,050	5,913
Less: Common stock acquired by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock acquired by stock-based incentive plan (3)(4)	(170)	(200)	(230)	(265)

Pro forma stockholders’ equity	$9,937	$10,597	$11,257	$12,016

Stockholders’ equity per share:
Historical	$16.23	$13.79	$12.00	$10.43
Estimated net proceeds	8.35	8.60	8.78	8.94
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based incentive plan (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$23.38	$21.19	$19.58	$18.17

Offering price as percentage of pro forma stockholders’ equity per share	42.77%	47.19%	51.07%	55.03%
Number of shares outstanding for pro forma book value per share calculations	425,000	500,000	575,000	661,250

At or For the Year Ended September 30, 2009 Based Upon the Sale at $10.00 Per Share of
425,000 Shares at Minimum of Offering Range	500,000 Shares at Midpoint of Offering Range	575,000 Shares at Maximum of Offering Range	661,250 Shares at Adjusted Maximum of Offering Range (1)
(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$4,250	$5,000	$5,750	$6,613
Less: Expenses	(700)	(700)	(700)	(700)

Estimated net proceeds	$3,550	$4,300	$5,050	$5,913
Less: Common stock purchased by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock purchased by stock award plan (3)	(170)	(200)	(230)	(265)

Estimated net cash proceeds	$3,040	$3,700	$4,360	$5,119

For the Year Ended September 30, 2009
Consolidated net income:
Historical	$445	$445	$445	$445
Pro forma income on net proceeds	29	36	42	49
Pro forma ESOP adjustment (2)	(22)	(26)	(30)	(35)
Pro forma stock award adjustment (3)	(22)	(26)	(30)	(35)
Pro forma stock option adjustment (4)	(31)	(37)	(42)	(49)

Pro forma net income	$399	$392	$385	$375

Per share net income:
Historical	$1.14	$0.96	$0.84	$0.73
Pro forma income on net proceeds, as adjusted	0.07	0.08	0.08	0.08
Pro forma ESOP adjustment (2)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share (5)	$1.01	$0.84	$0.72	$0.61

Offering price as a multiple of pro forma net income per share	9.9	x	11.9	x	13.9	x	l6.4	x
Number of shares outstanding for pro forma net income per share calculations	394,400	464,000	533,600	613,640

At September 30, 2009
Stockholders’ equity:
Historical	$6,790	$6,790	$6,790	$6,790
Estimated net proceeds	3,550	4,300	5,050	5,913
Less: Common stock acquired by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock acquired by stock award plan (3)(4)	(170)	(200)	(230)	(265)

Pro forma stockholders’ equity	$9,830	$10,490	$11,150	$11,909

Stockholders’ equity per share:
Historical	$15.98	$13.58	$11.81	$10.27
Estimated net proceeds	8.35	8.60	8.78	8.94
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock award plan (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$23.13	$20.98	$19.39	$18.01

Offering price as percentage of pro forma stockholders’ equity per share	43.23%	47.66%	51.57%	55.52%
Number of shares outstanding for pro forma book value per share calculations	425,000	500,000	575,000	661,250

(footnotes begin on next page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Fairmount Bancorp, Inc. Fairmount Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Fairmount Bank’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Fairmount Bank, the fair value of the common stock remains equal to the $10.00 subscription price and the employee stock ownership plan expense reflects an effective federal tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (1) for the three months ended December 31, 2009, 33,150, 39,000, 44,850 and 51,577 shares and (2) for the year ended September 30, 2009, 34,000, 40,000, 46,000 and 52,900 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	The stock award plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Fairmount Bancorp, Inc. or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Fairmount Bancorp, Inc. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the three months ended December 31, 2009, and the year ended September 30, 2009 and (iii) the stock recognition and retention plan expense reflects an effective federal tax rate of 34.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	The stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.02 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock recognition and retention plan shares. See note 2 above.
(6)	The retained earnings of Fairmount Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section should be read in conjunction with the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus.

Overview

Fairmount Bank’s results of operations depend mainly on its net interest income, which is the difference between the interest income it earns on its loan and investment portfolios and the interest expense it pays on its deposits and borrowings. Results of operations are also affected by provisions for loan losses and non-interest income. Fairmount Bank’s non-interest expense consists primarily of compensation and employee benefits, office occupancy and general administrative and data processing expenses.

Fairmount Bank’s results of operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect its financial condition and results of operations. See “Risk Factors” beginning on page 13.

Historically, Fairmount Bank’s business has consisted primarily of originating one-to four-family real estate loans secured by property in its market area and investing in mortgage-backed and investment securities. Typically, one-to four-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. Fairmount Bank’s loans are primarily funded by certificates of deposit and, to a lesser extent, savings accounts and Federal Home Loan Bank of Atlanta advances. Certificates of deposit typically have a higher interest rate than savings accounts. The combination of these factors, along with our capital level, has resulted in low interest rate spreads and returns on equity.

Critical Accounting Policies

In reviewing and understanding financial information for Fairmount Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the Notes to the Financial Statements. The accounting and financial reporting policies of Fairmount Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. Management believes that evaluation of the allowance for loan losses is the most critical accounting policy to aid in fully understanding and evaluating our reported financial results. This policy requires numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect Fairmount Bank’s reported results and financial condition for the period or in future periods.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, Fairmount Bank’s estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of its examination processes, periodically reviews Fairmount Bank’s allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on its judgment of information available to it at the time of its examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Business Strategy

Highlights of our business strategy are as follows:

•

Growing and Diversifying our Loan Portfolio. We will pursue loan portfolio diversification with an emphasis on credit risk management to increase Fairmount Bank’s origination of loans that provide higher returns. We anticipate increased origination of commercial real estate loans. These loans provide higher returns than loans secured by one-to four-family residential real estate. These loans are generally originated with rates that are fixed for seven years or less or adjust periodically, which assists Fairmount Bank in managing its interest rate risk. Fairmount Bank intends to hire a senior lender with experience in commercial real estate lending. Fairmount Bank also intends to increase its originations of construction loans, and, to a lesser extent, commercial and consumer loans.

•

Continuing to Emphasize Residential Real Estate Lending. Historically, Fairmount Bank has emphasized one-to four-family, fixed-rate residential lending within its market area. As of December 31, 2009, $40,771,000 or 79.07%, of Fairmount Bank’s total loan portfolio consisted of one-to four-family residential mortgage loans. During the three months ended December 31, 2009 and the year ended September 30, 2009, Fairmount Bank originated $4,665,000 and $15,926,000, respectively, of one-to four-family residential mortgage loans, a significant portion of which were secured by one-to four-family non-owner occupied investor loans. In addition, to a lesser extent, Fairmount Bank originates construction/permanent loans and second mortgage loans.

•

Continuing to Maintain Strong Asset Quality Through Conservative Underwriting Standards. We believe that maintaining high asset quality is a key to long-term financial success. Fairmount Bank has sought to maintain favorable asset quality reflected primarily by a low level of non-performing assets, low charge-offs and adequacy of loan loss reserves. Fairmount Bank uses underwriting standards that it believes are conservative, and it diligently monitors collection efforts. At December 31, 2009, $167,000 or 0.32% of Fairmount Bank’s total loan portfolio, was non-performing, primarily comprised of one loan relationship totaling $115,000. Although Fairmount Bank intends to diversify its lending activities by emphasizing commercial real estate loans, construction loans and consumer loans after the stock offering, it intends to maintain its conservative approach to underwriting loans. Fairmount Bank does not offer, and does not intend to offer, “interest only,” “Option ARM,” “sub-prime” or Alt-A” loans, nor does it hold any securities backed by these types of mortgages. There were no charge-offs for the three months ended December 31, 2009. Total charge-offs for the year ended September 30, 2009, were $67,000, or 0.14% of average loans.

•

Building Lower Cost Deposits. Fairmount Bank currently offers NOW accounts, savings accounts and certificates of deposit. At December 31, 2009, certificates of deposit represented 71.74% of its total deposits. Fairmount Bank intends to introduce new commercial checking accounts and focus on growing transaction deposit accounts after the conversion. Checking accounts, NOW accounts and savings accounts are generally lower-cost sources of funds than certificate of deposits and are less sensitive to withdrawal when interest rates fluctuate. As Fairmount Bank grows its commercial loan portfolio, it expects to attract core deposits from its new commercial loan customers. Fairmount Bank also expects additional core deposits from its new automated teller machine, or ATM, its new drive-through facility and internet banking, which is expected to be available to its customers in late 2010.

•

Maintaining a Strong Capital Position Through Disciplined Growth and Earnings. Fairmount Bank’s policy has always been to protect the safety and soundness of the institution through conservative risk management, sound operations and a strong capital position. Fairmount Bank has consistently maintained capital in excess of regulatory requirements. Its equity to total assets ratio was 10.57% at December 31, 2009.

•

Offering New and Better Products and Services. We intend to utilize technology to increase productivity and provide new and better products and services. We expect to begin offering debit cards in mid-2010. We anticipate implementing an internet banking services platform by late 2010. We expect that these new products and services will help to maintain and increase our deposit base, will attract business and retail customers and will increase productivity. We will analyze the profitability of products and services and allocate our resources to those areas we believe offer the greatest future potential.

•

Expanding Our Branch Network. We intend to evaluate and pursue opportunities to expand our franchise in our market area through the enhanced presence in the community provided by Fairmount Bank’s new office facility and by opening additional banking offices and, possibly, through acquisitions of other financial institutions and banking related businesses. We intend to open an additional branch in 2012. We have no current plans, understandings or agreements with respect to any new branch openings or acquisitions.

Comparison of Financial Condition at December 31, 2009 and September 30, 2009

Total assets increased by $1,211,000 or 1.89% to $65,252,000 at December 31, 2009 from $64,041,000 at September 30, 2009. The increase was a result of an increase of $2,292,000 in investment securities and an increase of $1,098,000 in net loans, funded by a decrease of $2,553,000 in federal funds sold and interest-bearing deposits in other banks and an increase in deposits of $1,311,000.

Cash and due from banks decreased to $280,000 at December 31, 2009 from $328,000 at September 30, 2009. This represented a decrease of $48,000 or 14.63% due to normal cash flows.

Federal funds sold and interest-bearing deposits in other banks decreased by $2,553,000, or 59.30%, to $1,752,000 at December 31, 2009, from $4,305,000 at September 30, 2009. The outflow was invested in Fairmount Bank’s investment securities portfolio.

Investment securities increased by $2,292,000 or 44.99% from $5,094,000 at September 30, 2009 to $7,386,000 at December 31, 2009. The increase was funded by proceeds from federal funds sold and interest-bearing deposits in other banks. Fairmount Bank’s held to maturity portion of the portfolio, at amortized cost, was $2,266,000, and its available-for-sale portion of the portfolio, at fair value, was $5,120,000.

Total net loans increased from $50,334,000 at September 30, 2009 to $51,432,000 at December 31, 2009. This represented an increase of $1,098,000 or 2.18%. The increase in the loan portfolio was primarily attributable to an increase of $940,000 or 4.24%, in the one-to four-family owner occupied real estate loans. At December 31, 2009, one-to four-family owner occupied real estate loans were $23,102,000, compared to $22,162,000 at September 30, 2009.

Total liabilities at December 31, 2009 were $58,355,000, an increase of $1,104,000, or 1.93%, from $57,251,000 at September 30, 2009. The increase was due primarily to an increase in deposits of $1,311,000, or 2.86% from September 30, 2009 to December 31, 2009.

Deposits increased from $45,838,000 at September 30, 2009 to $47,149,000 at December 31, 2009. The increase of $1,311,000, or 2.86% in total deposits was primarily the result of an increase in certificates of deposit. Certificates of deposit increased from $32,850,000 at September 30, 2009 to $33,821,000 at December 31, 2009. This represented an increase of $971,000 or 2.96% from September 30, 2009 to December 31, 2009.

Total equity was $6,897,000 or 10.57% of total assets, at December 31, 2009, compared to $6,790,000, or 10.60% of total assets, at September 30, 2009. The primary reason for the $107,000 increase in equity was $115,000 in net income reported during the three months ended December 31, 2009. Accumulated other comprehensive income decreased by $8,000, from a gain of $63,000 at September 30, 2009 to a gain of $55,000 at December 31, 2009. The change in accumulated other comprehensive income was primarily due to the effects of interest rate fluctuations on Fairmount Bank’s available-for-sale securities portfolio.

Comparison of Financial Condition at September 30, 2009 and September 30, 2008

Total assets increased by $8,529,000, or 15.36%, to $64,041,000 at September 30, 2009 from $55,512,000 at September 30, 2008. The increase was the result of a $5,179,000 increase in net loans and a $3,260,000 increase in federal funds sold and interest-bearing deposits in other banks, funded by an increase of $6,947,000 in deposits and a $1,000,000 increase in borrowed funds. Investment securities decreased $1,925,000, or 27.43%, to $5,094,000 at September 30, 2009, as proceeds from maturities, calls and principal repayments were reinvested in federal funds sold and interest-bearing deposits in other banks.

Cash and due from banks decreased by $39,000 or 10.63% to $328,000 at September 30, 2009, from $367,000 at September 30, 2008, due to normal cash flows.

Federal funds sold and interest-bearing deposits in other banks increased $3,260,000, from $1,045,000 at September 30, 2008 to $4,305,000 at September 30, 2009, due primarily to an increase of $6,947,000 in Fairmount Bank’s overall deposits, offset by a decrease of $1,925,000 in its investment portfolio.

Investment securities decreased $1,925,000, or 27.43%, to $5,094,000 at September 30, 2009, from $7,019,000 at September 30, 2008. The decrease reflected the reinvestment of proceeds from maturities, calls and principal repayments into federal funds sold and interest-bearing deposits in other banks. Fairmount Bank’s held to maturity portion of the portfolio, at amortized cost, was $1,766,000. This was comprised of $993,000 in Freddie Mac agency securities and $773,000 in state and municipal general obligation securities. Fairmount Bank’s available-for-sale portion of the portfolio, at fair value, was $3,328,000. The available-for-sale securities portfolio at September 30, 2009, was comprised entirely of mortgage-backed securities. A total of $1,055,000 was invested in Ginnie Mae securities, $946,000 in Freddie Mac securities and $1,327,000 in Fannie Mae securities.

Federal Home Loan Bank stock increased $62,000, or 11.50%, from $539,000 at September 30, 2008 to $601,000 at September 30, 2009. As a condition for obtaining credit availability, Fairmount Bank is required to purchase additional shares of stock when it experiences an increase in its total assets and /or an increase in its outstanding borrowings with the Federal Home Loan Bank of Atlanta. Fairmount Bank experienced an increase in its total assets and its outstanding borrowings with the Federal Home Loan Bank from September 30, 2008 to September 30, 2009.

Total net loans increased from $45,154,000 at September 30, 2008 to $50,334,000 at September 30, 2009. This represented an increase of $5,179,000, or 11.47%. The increase in the loan portfolio was primarily attributable to an increase of $5,521,000, or 46.15%, in the one-to-four-family non-owner occupied real estate loans. At September 30, 2009, one-to-four-family non-owner occupied real estate loans were $17,484,000, compared to $11,963,000 at September 30, 2008. The increase in one-to-four family non-owner occupied real estate loans reflected the demand for this type of product in Fairmount Bank’s lending markets and Fairmount Bank’s addition of a loan officer.

Fairmount Bank’s investment in bank buildings, equipment and furniture and fixtures increased from $1,048,000 at September 30, 2008, to $2,889,000 at September 30, 2009. This increase was due to the completion of the new bank headquarters in September 2009.

Total liabilities at September 30, 2009 were $57,251,000, an increase of $7,932,000, or 16.08%, from $49,319,000 at September 30, 2008. The increase was due primarily to an increase in deposits of $6,947,000, or 17.86%, from September 30, 2008, to September 30, 2009.

Deposits increased from $38,891,000 at September 30, 2008 to $45,838,000 at September 30, 2009. The increase of $6,947,000, or 17.86%, in total deposits was the result of an increase in interest-bearing demand deposits and certificates of deposit. Interest-bearing demand deposits increased from $2,626,000 at September 30, 2008 to $3,376,000 at September 30, 2009. This represented an increase of $750,000, or 28.56%. Certificates of deposit increased $6,264,000, or 23.56%, from $26,586,000 at September 30, 2008 to $32,850,000 at September 30, 2009. Fairmount Bank’s recent hiring of sales oriented branch personnel, competitive product pricing, in addition to consumers’ recent preference for safe and highly capitalized community banks versus large commercial institutions, was reflected in the overall increases in interest-bearing demand accounts and certificates of deposit.

Borrowed funds, which were exclusively Federal Home Loan Bank advances, increased $1,000,000, or 10.00%, to $11,000,000 at September 30, 2009 from $10,000,000 at September 30, 2008. At September 30, 2009, the weighted average rate of the advances was 2.50%. The balance of borrowed funds fluctuates depending on, among other things, Fairmount Bank’s ability to attract deposits, the relative pricing of advances compared to deposits, and its liquidity needs.

Total equity was $6,790,000, or 10.60% of total assets, at September 30, 2009, compared to $6,192,000, or 11.16% of total assets, at September 30, 2008. The primary reason for the $598,000 increase in equity was $445,000 in net income during the year ended September 30, 2009. Accumulated other comprehensive income increased by $153,000 from a loss of $90,000 at September 30, 2008, to a gain of $63,000 at September 30, 2009. The change in accumulated other comprehensive income was primarily due to the effects of interest rate fluctuations on Fairmount Bank’s available-for-sale portfolio.

Comparison of Operating Results for the Three Months Ended December 31, 2009 and December 31, 2008

Net Income. Net income decreased by $13,000, or 10.16%, to $115,000 for the three months ended December 31, 2009, from net income of $128,000 for the three months ended December 31, 2008. The decrease reflected higher non-interest expense of $120,000, offset in part by an increase of $105,000 in net interest income.

Net Interest Income. Net interest income increased by $105,000, or 23.49%, to $552,000 for the three months ended December 31, 2009, from $447,000 for the three months ended December 31, 2008. The increase primarily resulted from the combined effects of an increase of $82,000 in interest and dividend income to $913,000 for the three months ended December 31, 2009, from $831,000 for the three months ended December 31, 2008, and a decrease of $23,000 in interest expense to $361,000 for the three months ended December 31, 2009, from $384,000, for the three months ended December 31, 2008. The increase in interest and dividend income was mainly the result of a $4,176,000 increase in average balance of loans due to growth in the loan portfolio and an increase of $2,467,000 in the average balance of federal funds sold and interest-bearing deposits in other banks. Interest expense decreased primarily as a result of the decrease in average rates paid on deposits and borrowings to 2.52% at December 31, 2009, from 3.12% at December 31, 2008. Fairmount Bank’s interest rate spread increased to 3.45% for the quarter ended December 31, 2009, from 2.95% for the quarter ended December 31, 2008. Fairmount Bank’s net interest margin increased to 3.61% for the quarter ended December 31, 2009, from 3.27% for the quarter ended December 31, 2008.

Provision for Loan Losses. Fairmount Bank establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level Fairmount Bank considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, Fairmount Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of non-performing loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

The provision for loan losses increased $24,000, to $30,000 for the three months ended December 31, 2009, from $6,000 for the three months ended December 31, 2008, due to increased loan volume and uncertainty regarding the housing market. Fairmount Bank recorded a recovery of $2,000 for the three months ended December 31, 2009. There were no charge-offs recorded for the three months ended December 31, 2009 and December 31, 2008.

Non-Interest Income. Non-interest income was $50,000 for the three months ended December 31, 2009, which was an increase of $28,000, or 127.27%, from $22,000 for the three months ended December 31, 2008. The increase was primarily the result of Fairmount Bank’s service charges and fees, which increased due to loan settlements during the comparable three month periods.

Non-Interest Expense. Non-interest expense increased by $120,000 or 45.45% to $384,000 for the three months ended December 31, 2009, from $264,000 for the three months ended December 31, 2008. The increase was due to increases in salaries, fees, and employment expenses, premises and equipment expenses, and Federal Deposit Insurance Corporation insurance premiums. Salaries, fees and employment expenses increased by $64,000 or 38.79% from $165,000 for the three months ended December 31, 2008 to $229,000 for the three months ended December 31, 2009 primarily as a result of our hiring a chief financial officer and an assistant branch manager. Premises and equipment increased by $24,000 or 133.33% from $18,000 for the three months ended December 31, 2008 to $42,000 for the three months ended December 31, 2009. This increase was primarily the result of the new headquarter facility that was opened in September 2009. FDIC insurance premiums increased by $23,000 from $4,000 for the three months ended December 31, 2008 to $27,000 for the three months December 31, 2009. Several factors attributed to the increase in FDIC insurance premiums including, an increase in the FDIC quarterly multiplier, which is used to compute the payment amount, and the depletion of the one-time assessment credit.

Income Taxes. The provision for income taxes increased $2,000 or 2.82% to $73,000 for the three months ended December 31, 2009, from $71,000 for the three months ended December 31, 2008.

Total Comprehensive Income. Total comprehensive income for the three months ended December 31, 2009 and December 31, 2008 consisted of net income and the change in unrealized gains on investment securities available-for-sale, net of tax. Total comprehensive income was $107,000 and $257,000 for the three months ended December 31, 2009 and 2008, respectively. The decrease in total comprehensive income resulted from a decrease in net income of $13,000 and decrease in adjustments to other comprehensive income of $137,000 from a change in unrealized gains on investment securities available-for-sale.

Comparison of Operating Results for the Years Ended September 30, 2009 and 2008

Net Income. Net income increased by $199,000, or 80.89%, to $445,000 for the year ended September 30, 2009, from $246,000 for the year ended September 30, 2008. Net interest income, excluding capitalized interest, increased $604,000, or 45.38%, to $1,935,000 for the year ended September 30, 2009, from $1,331,000 for the year ended September 30, 2008. Non-interest expense increased $204,000, to $1,241,000 for the year ended September 30, 2009, from $1,037,000 for the year ended September 30, 2008. The provision for loan losses increased by $132,000, or 264.00%, to $182,000 for the year ended September 30, 2009, from $50,000 for the year ended September 30, 2008.

Net Interest Income. Net interest income, excluding capitalized interest, increased by $604,000, or 45.38%, to $1,935,000 for the year ended September 30, 2009, from $1,331,000 for the year ended September 30, 2008. The increase primarily resulted from the combined effects of an increase of $487,000 in interest and dividend income to $3,437,000 in the year ended September 30, 2009, from $2,950,000 in the year ended September 30, 2008, and a decrease of $117,000 in interest expense to $1,502,000 for the year ended September 30, 2009, from $1,619,000 for the year ended September 30, 2008. The increase in interest and dividend income was mainly the result of a $10,517,000 increase in the average balance of loans due to growth in the loan portfolio, offset by a decrease in the average balance of investment securities of $2,480,000. Interest expense decreased primarily as a result of the decrease in average rates paid on deposits and borrowings. The average rate paid decreased to 2.85% at September 30, 2009, from 3.70% at September 30, 2008.

For the year ended September 30, 2009, the average yield on interest-earning assets was 5.94%, compared to 6.01% for the year ended September 30, 2008. The average cost of interest-bearing liabilities was 2.85% for the year ended September 30, 2009, compared to 3.70% for the year ended September 30, 2008. The average balance of interest-earnings assets increased by $8,777,000 to $57,880,000 for the year ended September 30, 2009, compared to $49,103,000 for the year ended September 30, 2009. The average balance of interest-bearing liabilities increased by $8,900,000 to $52,697,000 for the year ended September 30, 2009, from $43,797,000 for the year ended September 30, 2008.

Due to lower funding costs, the average interest rate spread was 3.09% for the year ended September 30, 2009, compared to 2.31% for the year ended September 30, 2008. The average net interest margin was 3.34% for the year ended September 30, 2009, compared to 2.71% for the year ended September 30, 2008.

Provision for Loan Losses. Fairmount Bank recorded a provision for loan losses of $182,000 for the year ended September 30, 2009, compared to a provision of $50,000 for the year ended September 30, 2008, which represented an increase of $132,000 of 264%. The provision for loan losses increased due to an increase in loan volume, a specific allowance for loan loss of $51,000 established against a $116,000 land development loan, and uncertainty regarding the economy and the housing market.

Non-Interest Income. Non-interest income was $157,000 for the year ended September 30, 2009, which was an increase of $6,000 or 3.97% from $151,000 for the year ended September 30, 2008. Fairmount Bank’s service charges and fees increased by $25,000 or 20.49% from $122,000 at September 30, 2008 to $147,000 at September 30, 2009. This increase in service fees and charges was primarily due to an increase in loan settlements during the fiscal year. This increase was offset by a decrease of $21,000 or 95.45% in income from the gain on sale of securities from $22,000 at the year ended September 30, 2008 to $1,000 at the year ended September 30, 2009. The decrease was due to fewer security sales and fluctuations in the market during the fiscal year.

Non-Interest Expense. Non-interest expense increased by $204,000 or 19.67% to $1,241,000 for the year ended September 30, 2009, from $1,037,000 for the year ended September 30, 2008. The increase was primarily due to salaries, fees and employment expenses and an increase in Federal Deposit Insurance Corporation insurance premiums. Salaries, fees and employment expenses increased by $89,000 or 13.69% from $650,000 at year ended September 30, 2008 to $739,000 at year ended September 30, 2009. FDIC insurance premiums increased by $42,000, from $4,000 at year ended September 30,

2008 to $46,000 at year ended September 30, 2009. Several factors attributed to the increase in FDIC insurance premiums including, an increase in the FDIC quarterly multiplier, which is used to compute the payment amount, the depletion of the one-time assessment credit both occurring in the second quarter of 2009 and the payment of a $28,000 special assessment occurring in the third quarter of 2009. Fairmount Bank did incur additional advertising, stationery, printing and supplies expenses when Fairmount Bank’s name was changed in May 2009 and when it opened its new headquarter facility in September 2009. Advertising increased from $10,000 at year end September 30, 2008 to $23,000 at September 30, 2009 and stationery, printing and supplies increased from $17,000 at year end September 30, 2008 to $37,000 at September 30, 2009.

Income Taxes. The provision for income taxes increased $120,000 or 80.54%, to $269,000 for the year ended September 30, 2009, from $149,000 for the year ended September 30, 2008. This increase in provision for income taxes was due to an increase in net income before taxes of $319,000 or 80.76% from $395,000 at September 30, 2008 to $714,000 at September 30, 2009.

Total Comprehensive Income. Total comprehensive income for the periods presented consisted of net income and the change in unrealized gains (losses) on investment securities available for sale, net of tax. Total comprehensive income was $597,000 and $238,000 for the years ended September 30, 2009 and 2008, respectively. The increase in total comprehensive income resulted from an increase in net income of $199,000 and an increase in adjustments to other comprehensive income of $160,000 from a change in unrealized gains (losses) on investment securities available for sale.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information at the date and for the periods indicated. All average balances are based on daily averages, unless otherwise noted. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

			Three Months Ended December 31,
	At December 31, 2009		2009			2008
	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Loans	$51,432	6.50%	$50,231	$838	6.67%	$46,055	$744	6.47%
Federal funds sold and interest-bearing deposits in other banks	1,751	0.25	3,870	1	0.11	1,403	3	0.84
Investment securities	7,295	4.47	6,479	73	4.53	6,786	84	4.97
Federal Home Loan Bank stock	601	0.41	601	1	0.41	540	—	—

Total interest earning assets	61,079	6.02%	61,181	$913	5.97%	54,784	$831	6.07%

Non-interest earning assets	4,173		3,926			1,695

Total assets	$65,252		$65,107			$56,479

Interest bearing liabilities
Interest bearing demand deposits	$3,504	1.06%	$3,580	$10	1.15%	$2,727	$14	2.04%
Savings deposits	9,194	1.09	9,215	25	1.10	9,085	28	1.26
Certificates of deposit	33,821	2.98	33,484	255	3.05	27,381	266	3.89
Borrowed funds	11,000	2.50	11,000	71	2.56	10,011	75	2.99

Total interest bearing liabilities	57,519	2.47%	57,279	$361	2.52%	49,204	$383	3.12%

Non-interest bearing liabilities	836		954			993

Total liabilities	58,355		58,233			50,197
Retained earnings	6,897		6,874			6,282

Total liabilities and retained earnings	$65,252		$65,107			$56,479

Net interest income (2)				$552			$448

Net interest rate spread		3.55%			3.45%			2.95%
Net interest earning assets	$3,560		$3,902			$5,580

Net interest margin (3)					3.61%			3.27%

Average of interest earning assets to interest bearing liabilities					106.81%			111.34%

(1)	Average loan balances include nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

	At September 30, 2009		For the Years Ended September 30,
			2009			2008
	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate
			(Dollars in thousands)
Interest earning assets

Loans	$50,334	6.54%	$48,090	$3,134	6.52%	$37,573	$2,423	6.45%
Federal funds sold and interest-bearing deposits in other banks	4,305	0.25	3,266	8	0.26	2,751	94	3.43
Investment securities	5,094	4.82	5,943	294	4.95	8,424	415	4.92
Federal Home Loan Bank stock	601	0.41	581	1	0.22	356	18	5.13

Total interest earning assets	60,334	5.88%	57,880	$3,437	5.94%	49,104	$2,950	6.01%

Non interest earning assets	3,707		2,397			1,830

Total assets	$64,041		$60,277			$50,934

Interest bearing liabilities

Interest bearing demand deposits	$3,376	1.14	$2,789	$40	1.45%	$2,058	$51	2.46%
Savings deposits	9,165	1.12	9,211	108	1.17	9,412	118	1.25
Certificates of deposit	32,850	3.21	29,946	1,069	3.57	26,379	1,226	4.65
Borrowed funds	11,000	2.50	10,751	285	2.66	5,948	224	3.77

Total interest bearing liabilities	56,391	2.61%	52,697	$1,502	2.85%	43,797	$1,619	3.70%

Non-interest bearing liabilities	860		1,004			1,018

Total liabilities	57,251		53,701			44,815
Retained earnings	6,790		6,576			6,119

Total liabilities and retained earnings	$64,041		$60,277			$50,934

Net interest income (2)				$1,935			$1,331

Net interest rate spread		3.27%			3.09%			2.31%
Net interest earning assets	$3,943		$5,183			$5,307

Net interest margin (3)					3.34%			2.71%
Average of interest earning assets to interest bearing liabilities					109.83%			112.12%

(1)	Average loan balances include nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (1) changes in volume, which is the change in volume multiplied by prior year rate, and (2) changes in rate, which is the change in rate multiplied by prior year volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended December 31, 2009 (1) vs. 2008 (1)			Years Ended September 30, 2009 (2) vs. 2008 (2)			Years Ended September 30, 2008 (2) vs. 2007 (3)
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$274	$100	$374	$682	$29	$711	$601	$90	$691
Federal funds sold and interest-bearing deposits in other banks	12	(19)	(7)	9	(95)	(86)	(13)	(51)	(64)
Investment securities	(15)	(30)	(45)	(122)	2	(120)	(142)	34	(108)
Federal Home Loan Bank stock	—	3	3	6	23	(17)	14	(1)	13

Total interest-earning assets	$271	$54	$325	$575	$(87)	$488	$460	$72	$532

Interest-bearing liabilities:
Interest-bearing demand deposits	$13	$(28)	$(15)	$14	$(25)	$(11)	$14	$(9)	$5
Saving deposits	1	(14)	(13)	(2)	(8)	(10)	(7)	0	(7)
Certificates of deposit	212	(255)	(43)	146	(303)	(157)	61	(7)	54
Borrowed funds	27	(45)	(18)	154	(93)	61	182	29	211

Total interest- bearing liabilities	$253	$(342)	$(89)	$312	$(429)	$(117)	$250	$13	$263

Change in net interest income	$18	$396	$414	$263	$342	$605	$210	$59	$269

(1)	Total average balances for the three months ended December 31, 2009 and 2008 were computed using daily averages.
(2)	Total average balances for the years ended September 30, 2009 and 2008, were computed using daily averages.
(3)	Total average balances for the year ended September 30, 2007, were computed using month-end balances.

Management of Market Risk

General. Because the net present value of the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. Fairmount Bank is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. As a result, a principal part of Fairmount Bank’s business strategy is to manage interest rate risk and limit the exposure of its net interest income to changes in market interest rates. The board of directors is responsible for evaluating the interest rate risk inherent in Fairmount Bqank’s assets and liabilities, for determining the level of risk that is appropriate, given its business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Fairmount Bank has emphasized the origination of fixed-rate mortgage loans in its portfolio in order to maximize its net interest income and control credit risk. Fairmount Bank accepts increased exposure to interest rate fluctuations as a result of its investment in such loans. In a period of rising interest rates, its net interest rate spread and net interest income may be negatively affected. However, this negative impact is expected to be mitigated somewhat by the net proceeds from the offering which will support the future growth of interest-earning assets. In addition, Fairmount Bank has sought to manage and mitigate its exposure to interest rate risks in the following ways:

•	Fairmount Bank maintains adequate levels of short-term liquid assets. At December 31, 2009, its short-term liquid assets totaled $1,782,000;

•	Fairmount Bank lengthens the weighted average maturity of its liabilities through retail deposit pricing strategies and the use of Federal Home Loan Bank advances;

•

Fairmount Bank invests in shorter-to medium-term securities and in securities with step-up rate features providing for increased interest rates prior to maturity according to a predetermined schedule; and

•	Fairmount Bank maintains high levels of capital.

In the future, Fairmount Bank intends to take additional steps to reduce interest rate risk, including originating construction loans and lines of credit and selling a portion of the one-to four-family non-owner occupied investor loans we originate.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value, or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals 1%. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides Fairmount Bank the results of the interest rate sensitivity model, which is based on information Fairmount Bank provides to the Office of Thrift Supervision to estimate the sensitivity of its net portfolio value.

Quantitative Analysis. The table below sets forth, as of December 31, 2009, the estimated changes in Fairmount Bank’s NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
		Amount	Percent	NPV Ratio (4)	Change in Basis Points
	(Dollars in thousands)
+300 bp	$6,506	$(4,054)	(38.4)%	10.06%	(520)
+200 bp	7,918	(2,643)	(25.0)	11.94	(331)
+100 bp	9,275	(1,286)	(12.2)	13.68	(158)
+50 bp	10,029	(531)	(5.0)	14.63	(62)
0 bp	10,560	—	—	15.26	—
-50 bp	11,001	441	4.0	15.76	50
-100 bp	11,381	821	7.8	16.19	94

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2009, in the event of a 200 basis point increase in interest rates, Fairmount Bank would experience a 25.0% decrease in net present value. In the event of a 100 basis point decrease in interest rates, Fairmount Bank would experience a 7.8% increase in net portfolio value. The net portfolio value is calculated pursuant to a model determined by the Office of Thrift Supervision by using information provided by Fairmount Bank. Based on the information provided by Fairmount Bank, the net portfolio value of Fairmount Bank was $10,560,000, which was $3,663,000, or 53.11% above Fairmount Bank’s equity of $6,897,000 at December 31, 2009. The current net portfolio value of Fairmount Bank’s assets and deposit intangibles was $69,217,000, compared to total assets of $65,252,000 at December 31, 2009. This was a difference of $3,965,000, or 6.08%, between the net portfolio value of assets and total assets as of December 31, 2009. The current net portfolio value of Fairmount Bank’s liabilities and off-balance sheet contracts was $58,656,000, compared to total liabilities of $58,355,000 at December 31, 2009. This was a difference of $301,000, or 0.52%, in the net portfolio value of liabilities and total liabilities as of December 31, 2009.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of Fairmount Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Fairmount Bank’s net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Fairmount Bank’s primary sources of funds consist of deposit inflows, loan repayments and maturities of securities. In addition, Fairmount Bank has the ability to borrow funds from the Federal Home Loan Bank of Atlanta, and it has a credit availability with a correspondent bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The board of directors is responsible for establishing and monitoring Fairmount Bank’s liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of its customers as well as unanticipated contingencies. Fairmount Bank believes that it has enough sources of liquidity to satisfy its short and long-term liquidity needs as of December 31, 2009.

Fairmount Bank regularly monitors and adjusts its investments in liquid assets based upon its assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short-and intermediate-term securities.

Fairmount Bank’s most liquid assets are cash and cash equivalents, federal funds sold and interest-bearing deposits in other banks. The levels of these assets are dependent on its operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $280,000 and federal funds sold and interest-bearing deposits in other banks totaled $1,752,000. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5,120,000 at December 31, 2009.

At December 31, 2009, Fairmount Bank had $168,000 in loan commitments outstanding, of which it currently intends to sell on a participation basis $56,000 in one-to four-family non-owner occupied loans after origination. In addition, at that date, Fairmount Bank had $3,320,000 in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2009 totaled $21,847,000, or 46.34% of total deposits. If these deposits do not remain with Fairmount Bank, it will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, Fairmount Bank may be required to pay higher rates on such deposits or borrowings than it currently pays on the certificates of deposit due on or before December 31, 2010. Fairmount Bank believes, however, based on past experience that a significant portion of such deposits will remain with it. Fairmount Bank has the ability to attract and retain deposits by adjusting the interest rates offered.

Fairmount Bank’s primary investing activities are originating loans and purchasing federal funds, interest-earning deposits and investment securities. During the three months ended December 31, 2009 and the year ended September 30, 2009, Fairmount Bank originated $6,411,000 and $19,454,000, respectively, of loans. During the three months ended December 31, 2009 and the year ended September 30, 2009, Fairmount Bank had net increases (decreases) in federal funds and interest-bearing deposits of ($2,553,000) and $3,260,000, respectively. During those periods, Fairmount Bank had net increases (decreases) in securities of $2,992,000 and ($1,925,000), respectively.

Financing activities consist primarily of activity in deposit accounts. Fairmount Bank experienced a net increase in total deposits of $6,947,000 for the year ended September 30, 2009 and $1,311,000 for the three months ended December 31, 2009. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Fairmount Bank and its local competitors, and by other factors.

Fairmount Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, Fairmount Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 12 of the Notes to the Financial Statements.

Fairmount Bank has the capacity to borrow up to $19,500,000 with the Federal Home Loan Bank of Atlanta. Its outstanding borrowings with the Federal Home Loan Bank of Atlanta at December 31, 2009 were $11,000,000. It also has a credit availability of $1,500,000 with a correspondent bank. There were no borrowings outstanding at December 31, 2009, under this facility.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including Fairmount Bank’s funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements

As a financial services provider, Fairmount Bank routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans Fairmount Bank makes. For additional information, see Note 5 of the Notes to the Financial Statements.

Recent Accounting Pronouncements

In April 2009, a new accounting pronouncement was issued regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly (ASC 820 Fair Value Measurements and Disclosures). The pronouncement provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. The pronouncement also includes guidance on identifying circumstances that indicate a transaction is not orderly. The pronouncement is effective for interim and annual periods ending after June 15, 2009, and shall be applied prospectively. Earlier adoption is permitted for periods ending after March 15, 2009. Fairmount Bank does not expect the adoption of the pronouncement to have a material impact on its financial statements.

In April 2009, a new accounting pronouncement regarding interim disclosures about fair value of financial instruments (ASC 825 Financial Instruments and ASC 270 Interim Reporting) was issued. The announcement amends prior guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements for interim reporting periods of publicly traded companies as well as in annual financial statements. In addition, the pronouncement also amends guidance regarding interim financial reporting to require those disclosures in summarized financial information at interim reporting periods. The pronouncement is effective for interim periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. Fairmount Bank does not expect the adoption to have a material impact on its financial statements.

In April 2009, a new accounting pronouncement was issued regarding recognition and presentation of other-than-temporary impairments” (ASC 320 Investments—Debt and Equity Securities). The pronouncement amends other-than-temporary impairment guidance for debt securities to make guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The pronouncement does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The pronouncement is effective for interim and annual periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. Fairmount Bank does not expect the adoption to have a material impact on its financial statements.

In April 2009, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 111 (SAB 111). SAB 111 amends and replace SAB Topic 5.M. in the SAB Series entitled “Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities.” SAB 111 maintains the SEC Staff’s previous views related to equity securities and amends Topic 5.M. to exclude debt securities from its scope. Fairmount Bank does not expect the implementation of SAB 111 to have a material impact on its financial statements.

In May 2009, a new accounting pronouncement was issued dealing with subsequent events (ASC 855 Subsequent Events). The pronouncement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The pronouncement is effective for interim and annual periods ending after June 15, 2009. Fairmount Bank does not expect the adoption to have a material impact on its financial statements.

In June 2009, a new accounting pronouncement was issued regarding accounting for transfers of financial assets (ASC 860 Transfers and Servicing). The pronouncement provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The pronouncement is effective for interim and annual periods beginning after November 15, 2009. Fairmount Bank does not expect the adoption to have a material impact on its financial statements.

In June 2009, a new accounting pronouncement was issued regarding the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting (ASC 105 Generally Accepted Accounting Principles). The pronouncement establishes the FASB Accounting Standards Codification which will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. The pronouncement is effective immediately. Fairmount Bank does not expect the adoption to have a material impact on its financial statements.

In June 2009, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 112 (SAB 112). SAB 112 revises or rescinds portions of the interpretative guidance included in the codification of SABs in order to make the interpretive guidance consistent with current U.S. GAAP. Fairmount Bank does not expect the adoption of SAB 112 to have a material impact on its financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (ASU 2009-05), “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU 2009-05 amends Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall,” and provides clarification for the fair value measurement of liabilities. ASU 2009-05 is effective for the first reporting period including interim period beginning after issuance. Fairmount Bank does not expect the adoption of ASU 2009-05 to have a material impact on its financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12 (ASU 2009-12), “Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).” ASU 2009-12 provides guidance on estimating the fair value of alternative investments. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009. Fairmount Bank does not expect the adoption of ASU 2009-12 to have a material impact on its financial statements.

In October 2009, the Securities and Exchange Commission issued Release No. 33-99072, “Internal Control over Financial Reporting in Exchange Act Periodic Reports of Non-Accelerated Filers.” Release No. 33-99072 delays the requirement for non-accelerated filers to include an attestation report of their independent auditor on internal control over financial reporting with their annual report until the fiscal year ending on or after June 15, 2010.

Impact of Inflation and Changing Prices

Fairmount Bank’s financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF FAIRMOUNT BANCORP, INC.

Fairmount Bancorp, Inc. was incorporated under the laws of the State of Maryland in November 2009. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Fairmount Bank. We will retain up to 50% of the net proceeds from the offering and invest 50% of the remaining net proceeds in Fairmount Bank as additional capital in exchange for 100% of the outstanding shares of common stock of Fairmount Bank. Fairmount Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Fairmount Bancorp, Inc., as the holding company of Fairmount Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions.

Following the offering, our cash flows will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Fairmount Bank. Initially, Fairmount Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Fairmount Bank. At the present time, we intend to employ only persons who are officers of Fairmount Bank to serve as officers of Fairmount Bancorp, Inc. We will, however, use the support staff of Fairmount Bank from time to time. We will pay a fee to Fairmount Bank for the time devoted to Fairmount Bancorp, Inc. by employees of Fairmount Bank. However, these persons will not be separately compensated by Fairmount Bancorp, Inc. Fairmount Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF FAIRMOUNT BANK

General

Fairmount Bank was founded in 1879 as a state-chartered mutual savings and loan association with the name “The Fairmount and Chapel Streets Permanent Building, Savings and Loan Assn. No. 1 Inc.” In 1960, the name of the association was changed to “The Fairmount Savings and Loan Association, Inc.” and the association became insured by the Maryland Savings Share Insurance Corporation. In 1985, the association converted to a mutual savings bank, changed its name to “Fairmount Federal Savings Bank” and became federally insured. In May 2009, in conjunction with its 130th anniversary, the savings bank changed the name to “Fairmount Bank” under its federal charter. The change in corporate title signified Fairmount Bank’s desire to broaden and expand its services and strengthen its community presence.

Fairmount Bank has one office located in Baltimore County, Maryland. Fairmount Bank is regulated by the Office of Thrift Supervision, and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation under the Deposit Insurance Fund. Fairmount Bank is a member of the Federal Home Loan Bank System.

Fairmount Bank has been, and continues to be, a community-oriented savings institution offering a variety of financial products and services to meet the needs of the communities it serves. Fairmount Bank delivers personalized service and respond promptly to customer needs and inquiries. Fairmount Bank believes that its community orientation is attractive to its customers and distinguishes it from larger banks that operate in its market area.

Fairmount Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its main office and investing those deposits, together with funds generated from operations, primarily in one-to four-family residential mortgage loans. Fairmount Bank holds its loans for long-term investment purposes. Fairmount Bank also invests in various investment securities. Its revenues are derived principally from interest on loans and investments. Its primary sources of funds are deposits, and principal and interest payments on loans and securities.

Fairmount Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations. Following the conversion, Fairmount Bank intends to continue to serve the financial needs of the local community. Fairmount Bank believes that the new capital to be raised in the offering will assist its efforts in this regard, as the proceeds will better position Fairmount Bank to serve the community as an independent, locally-based institution.

Market Area and Competition

Fairmount Bank primarily serves communities located in Baltimore City and in Baltimore and Harford counties in Maryland from its office in the Rosedale area of Baltimore County, which is contiguous to Baltimore City, the largest city in Maryland, and located approximately 45 miles from Washington, D.C. Baltimore City and Baltimore and Harford counties have an estimated combined total population of approximately 1.7 million. The Baltimore City population has decreased 3.6% since 2000, while the population in Baltimore and Harford counties has increased 5.8% and 13.3%, respectively since 2000. The economy of the greater Baltimore metropolitan area constitutes a diverse cross section of employment sectors, with a mix of services, wholesale/retail trade, federal and local government, manufacturing health care facilities and finance related employment. The largest employers in the Baltimore metropolitan area include the John Hopkins University, John Hopkins Hospital and Health System, University System of Maryland, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground.

Estimated per capita annual income in 2009 was $20,456 for Baltimore City, $31,637 for Baltimore County, and $31,980 for Harford County, as compared to the Maryland state average of $32,538 and the United States average of $27,277. Median household income levels showed similar patterns, as the Baltimore City median was $36,540 and Baltimore and Harford counties reported median income of $63,608 and $74,142, respectively, compared to $67,267 for Maryland and $54,719 for the United States. The February 2010 unemployment rate was 11.5% in Baltimore City and 8.6% and 8.6%, respectively, in Baltimore and Harford counties, compared to 8.3% in the State of Maryland and 9.7% in the United States.

Fairmount Bank faces significant competition in both originating loans and attracting deposits. Its market area has a large number of financial institutions, most of which are significantly larger institutions with greater financial resources than Fairmount Bank, and all of which are competitors to varying degrees. Competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Fairmount Bank’s most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. Fairmount Bank faces additional competition for deposits from non-depository competitors such as mutual funds, securities and brokerage firms and insurance companies.

Lending Activities

General. Fairmount Bank’s principal lending activity is the origination of fixed-rate, one-to four-family owner occupied residential mortgage loans with terms of up to 30 years and one-to four-family non-owner occupied investor mortgage loans with terms of up to 25 years, subject to a balloon payment at 7 or 10 years. At December 31, 2009, one-to four-family loans totaled $40,771,000, or 79.07% of the total loan portfolio. Of the one-to four-family loans at December 31, 2009, $23,102,000, or 56.66%, were owner occupied. The remaining one-to four-family loans of $17,669,000, or 43.34% as of December 31, 2009, were non-owner occupied. While Fairmount Bank plans to continue originating non-owner occupied loans, its planned growth is limited, since it expects to sell 90% to 95% participation in a majority of these loans.

To a lesser extent, Fairmount Bank also originates home equity and second mortgage loans, loans secured by other properties, construction and land development loans, secured commercial loans and savings loans. At December 31, 2009, home equity and second mortgage loans totaled $1,610,000, or 3.12% of the total loan portfolio; loans secured by other properties totaled $2,232,000, or 4.33% of the total loan portfolio; construction and land development loans totaled $2,815,000 or 5.46% of the total loan portfolio; secured commercial loans totaled $1,053,000 or 2.05% of the total loan portfolio; and savings loans totaled $31,000, or 0.06% of the total loan portfolio.

Fairmount Bank does not offer “interest only” loans, where the borrower pays interest for an initial period after which the loan converts to a fully amortizing loan, nor do we offer “Option ARM” or negative amortization loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Fairmount Bank also does not make loans that are known as “sub-prime” or “Alt-A” loans.

Fairmount Bank’s lending activities have increased significantly in recent years since the hiring of a new president and chief executive officer and a new loan officer. As a result, Fairmount Bank has grown its loan portfolio from $32,240,000 at September 30, 2007, to $51,432,000 at December 31, 2009.

Loan Portfolio Composition. The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

	At December 31,		At September 30,
	2009		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$23,102	44.80%	$22,162	43.99%	$21,922	48.89%
One-to four-family non-owner occupied	17,669	34.27	17,484	34.70	11,963	26.68
Home equity (1)	1,610	3.12	1,845	3.66	1,933	4.31
Mobile home	3,049	5.91	3,073	6.10	3,360	7.49
Secured by other properties	2,232	4.33	2,032	4.03	1,362	3.04
Construction and land development	2,815	5.46	2,747	5.45	3,264	7.28

Total real estate loans	50,477	97.89	49,343	97.93	43,804	97.69

Commercial and consumer loans:
Secured commercial	946	1.84	848	1.69	667	1.49
Commercial leases	107	0.21	133	0.26	311	0.69
Savings account	31	0.06	60	0.12	57	0.13

Total commercial and consumer loans	1,084	2.11	1,041	2.07	1,035	2.31

Total loans	51,561	100.00%	50,384	100.00%	44,839	100.00%

Unamortized premiums and loan fees	533		548		643
Unearned income on loans	(410)		(378)		(224)
Allowance for loan losses	(252)		(220)		(103)

Total loans, net	$51,432		$50,334		$45,155

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Loan Portfolio Maturities

The following table sets forth maturity information at September 30, 2009, regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans and loans having no stated repayment schedule are reported as being due in one year or less.

	One-to four Family Owner Occupied	One-to four Family Non-Owner Occupied	Home Equity (1)	Mobile Home	Secured by Other Properties	Construction and Land Development
	(In thousands)
Amounts due after September 30, 2009 in:
One year or less	$312	$—	$216	$—	$770	$1,170
After one year through two years	283	—	—	—	—	922
After two years through three years	55	397	—	—	—	—
After three years through five years	311	944	80	—	—	200
After five years through ten years	2,003	8,352	234	123	704	130
After ten years through fifteen years	5,208	7,363	354	253	383	—
After fifteen years	13,990	428	961	2,697	175	325

Total	$22,162	$17,484	$1,845	$3,073	$2,032	$2,747

	Secured Commercial	Commercial Leases	Savings	Total
	(In thousands)
Amounts due after September 30, 2009 in:
One year or less	$—	$26	$2	$2,496
After one year through two years	—	65	22	1,292
After two years through three years	—	42	—	494
After three years through five years	552	—	—	2,087
After five years through ten years	—	—	36	11,582
After ten years through fifteen years	296	—	—	13,857
After fifteen years	—	—	—	18,576

Total	$848	$133	$60	$50,384

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

The following table sets forth the dollar amount of all fixed-and adjustable-rate loans at September 30, 2009, that are contractually due after September 30, 2010.

	Due after September 30, 2010
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
One-to four-family owner occupied	$21,567	$283	$21,850
One-to four-family non-owner occupied	17,484	—	17,484
Home equity (1)	1,165	465	1,630
Mobile home	3,072	—	3,072
Secured by other properties	1,262	—	1,262
Construction and land development	566	1,011	1,577
Secured commercial	848	—	848
Commercial leases	107	—	107
Savings	58	—	58

	$46,129	$1,759	$47,888

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

One-to Four-Family Owner Occupied Loans. A significant portion of Fairmount Bank’s primary lending activity consists of the origination of first mortgage loans secured by one-to four-family owner occupied residential properties located in its market area. Loans are generated through Fairmount Bank’s existing customers and referrals, real estate brokers and other marketing efforts. Fairmount Bank generally has limited its real estate loan originations to the financing of properties located within its market area and has not made out-of-state loans. At December 31, 2009, $23,102,000 or 44.80% of the loan portfolio, consisted of one-to four-family owner occupied residential mortgage loans.

Fairmount Bank’s residential mortgage loans generally have terms of 15, 20 or 30 years. Fairmount Bank offers only fixed-rate residential loans, and does not currently originate adjustable-rate mortgages. However, following the conversion, Fairmount Bank may consider implementing a program to originate adjustable-rate residential mortgage loans. All of the owner occupied loans Fairmount Bank originates are retained in its portfolio for long-term investment. Generally, Fairmount Bank has not sold these loans in the secondary mortgage market. However, its loans are underwritten to secondary mortgage market standards. Fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

Under Fairmount Bank’s real estate lending policy, a title insurance policy must be obtained for each real estate loan. Fairmount Bank also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. Fairmount Bank requires borrowers either to advance funds to an escrow account for the payment of real estate taxes and hazard insurance premiums or alternatively to provide it with other proof of the payment of taxes and an effective hazard insurance policy. Fairmount Bank does not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Fairmount Bank’s residential mortgage loans customarily include due-on-sale clauses, which are provisions giving it the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan.

Fairmount Bank generally limits the maximum loan to value ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan, although it will occasionally originate loans with a loan to value ratio up to 90% of the appraised value or purchase price of the property. Any loan in excess of an 80% loan-to-value requires adequate private mortgage insurance.

When underwriting residential real estate loans, Fairmount Bank reviews and verifies each loan applicant’s employment, income and credit history and, if applicable, its experience with the borrower. Fairmount Bank’s policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by board-approved independent appraisers, although Fairmount Bank may rely on county tax records on smaller loans. Appraisals are subsequently reviewed by Fairmount Bank’s loan underwriting committee.

In the recent economic climate, many areas of the United States have experienced an increase in foreclosures. Management believes that foreclosures in Fairmount Bank’s market area have also increased, but not to the same extent as in more severely impacted areas of the United States. Fairmount Bank has experienced no foreclosures on its owner occupied loan portfolio during recent periods. Management believes this is due mainly to Fairmount Bank’s conservative lending strategies, including its non-participation in “interest only,” “Option ARM,” “sub-prime” or “Alt-A” loans.

One-to Four-Family Non-Owner Occupied Loans. A portion of Fairmount Bank’s lending activity consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in its market area. These loans are generated through Fairmount Bank’s existing customer base and referrals, real estate brokers, real estate investors and other marketing efforts. As December 31, 2009, $17,669,000, or 34.27% of the total loan portfolio, consisted of this type of mortgage loan.

Most loans originated in this program have payment periods of 25 years, subject to a balloon payment at 7 or 10 years. Fairmount Bank requires that the properties be occupied at the time the loan is made and requires a minimum debt coverage ratio of 1.25 times. The maximum loan-to-value generally is 75%, and a majority of current loan originations are sold on a participation basis to other community banks. A majority of the properties are occupied by tenants receiving government vouchers that subsidize the rent payments. The subsidy represents a majority of the rent payment and is paid to the owner of the property who is responsible for the mortgage payment. While we plan to continue originating these loans, our planned growth is limited, since we expect to sell 90% to 95% participation in a majority of these loans. Fairmount Bank receives loan fees as well as a servicing fee on these loans.

A title insurance policy must be obtained for each loan, and Fairmount Bank requires fire and extended coverage casualty insurance. Fairmount Bank does not require environment testing unless specific concerns for hazards are identified by the appraiser.

Home Equity Second Mortgage Loans. Fairmount Bank’s home equity loans and its home equity lines of credit are secured by second mortgages on owner occupied one-to four-family residences. The maximum loan-to-value of these loans generally is 85%. At December 31, 2009, home equity loans and home equity lines of credit secured by second mortgages totaled $1,610,000, or 3.12% of total loans. Home equity loans consist of fixed-rate loans with terms up to a maximum of 20 years. At December 31, 2009, home equity loans totaled $887,000. Home equity lines of credit are adjustable monthly and tied to the prime rate. At December 31, 2009, home equity lines of credit totaled $723,000.

A home equity loan and a home equity line of credit can be used for a variety of purposes. The underwriting standards for the second mortgage include a title review, the recordation of a junior lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan.

Loans secured by second mortgages have greater risk than owner-occupied residential loans secured by first mortgages. When customers default on their loans, Fairmount Bank attempts to foreclose on the property. However, the value of the collateral may not be sufficient to compensate for the amount of the unpaid loan, and Fairmount Bank may be unsuccessful in recovering the remaining balance from these customers. In addition, decreases in property values could adversely affect the value of properties used as collateral for the loans.

Mobile Home Loans As of December 31, 2009, mobile home loans totaled $3,049,000, or 5.91% of the total loan portfolio. Fairmount Bank ceased originating mobile home loans in June 2007, and no future originations of these types of loans are planned. Fairmount Bank’s mobile home loans were purchased from a third-party originator and funded by it at settlement. Fairmount Bank paid a premium/loan origination fee to the third party originator, of which one-half was wired upon settlement and the remainder was retained by it in a depository account as a reserve for any losses or prepayments. At December 31, 2009, Fairmount Bank had prepaid loan origination fees related to this program of $516,000, and the balance in the reserve account available to it was $233,000.

For Fairmount Bank to have financed a mobile home loan, the mobile home must have been based on a permanent foundation. Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Construction and Land Development Loans. On a limited basis, Fairmount Bank originates residential construction loans to individuals for the construction and permanent financing of their personal residences. Fairmount Bank’s business plan adopted in connection with the conversion contemplates an expansion of its construction loan activity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Construction loans to individuals are made on the same general terms as Fairmount Bank’s one-to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, Fairmount Bank requires an appraisal of the property by an independent appraiser. Fairmount Bank also reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

At December 31, 2009, the balance of these loans was $2,815,000, 5.46% of our total loans. When market conditions improve, Fairmount Bank anticipates an expansion of its construction and land development loan activity. Fairmount Bank limits speculative construction activity, as well as the speculative purchase of building lots. The maximum loan-to-value of these originations generally is 75%, and all these loans include personal guarantees. Fairmount Bank currently is not experiencing any delinquencies in this portfolio. However, Fairmount Bank has a specific allowance for loan loss of $51,000 established against a land development loan on which it purchased a participation interest from another bank. Funds are advanced as construction progresses, subject to inspection of work performed.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, Fairmount Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose Fairmount Bank to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, many of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose Fairmount Bank to significantly greater risk of non-payment and loss.

Commercial Real Estate Lending Secured by Other Properties. Although Fairmount Bank’s loan policies permit the origination of loans secured by commercial real estate, including multi-family dwellings, during recent years its loan portfolio has not included a significant amount of these loans. The current portfolio of these loans at December 31, 2009, totaled $2,232,000, or 4.33% of total loans. The current loan-to-value of these loans generally does not exceed 80%, and Fairmount Bank had no delinquent loans in this portfolio at that date. Fairmount Bank intends to implement a program emphasizing the origination of commercial real estate loans following the conversion, and expects that such loans will represent a more significant portion of our loan portfolio in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Loans secured by commercial real estate generally have larger loan balances and more credit risk than one- to four-family mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans. If the cash flows from the property are reduced, the borrower’s ability to repay the loan may be impaired. However, commercial real estate loans generally have higher interest rates than loans secured by one-to four-family real estate.

Commercial Business and Consumer Loans. Commercial business loans are made to borrowers that demonstrate the ability to repay the debt through corporate cash flows. The majority of Fairmount Bank’s commercial business loans is secured by assignments of corporate assets and include personal guarantees of the business owners. At December 31, 2009, commercial business loans totaled $1,053,000, or 2.05% of total loans.

Underwriting standards for commercial business loans include a review of the applicant’s tax returns, financial statements, credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan based on cash flows generated by the applicant’s business.

Commercial business loans generally have higher interest rates and shorter terms than one-to four-family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. Fairmount Bank typically requires a principal of the company obtaining a commercial business loan to personally sign the note as a co-borrower or guarantor.

Currently, the only consumer loans we offer consist of deposit account loans. At December 31, 2009, these loans totaled $31,000, or 0.06% of total loans. Generally, these loans are made at an interest rate that is 2.00% above the account rate for up to 80% of the account balance and for a term through the next maturity date.

Loan Originations, Purchases and Sales. Loan originations are obtained through a variety of sources, including referrals from existing customers and real estate brokers. Fairmount Bank holds the majority of its loan originations other than one-to four-family non-owner occupied loans for long term investment. Currently, the majority of one-to four-family non-owner occupied originations are sold on a 90%-95% participation basis to other community banks. However, there can be no assurance that these community banks will continue to participate in the originations of Fairmount Bank’s non-owner occupied loans. During the most recent fiscal year Fairmount Bank purchased six owner-occupied loans from a local community bank. Fairmount Bank may determine to purchase additional loans in the future.

The following table shows our loan origination, sale and principal repayment activity during the periods indicated.

	For the Three Months Ended December 31,		For the Years Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Total loans at beginning of period	$50,384	$44,839	$44,839	$31,598

Loans originated:
Real estate:
One-to four-family owner occupied	1,451	148	1,932	4,375
One-to four-family non-owner occupied	3,214	3,280	13,994	11,410
Home equity (1)	81	51	318	313
Secured by other properties	—	—	550	560
Construction and land development	665	595	1,560	2,992
Commercial and consumer loans:
Secured commercial	990	—	995	—
Savings	10	—	105	2

Total loans originated	6,411	4,074	19,454	19,652

Loans purchased	—	—	1,110	—

Deduct:
Participation of originated loans	3,821	577	7,023	3,156
Principal repayments	1,413	2,079	7,996	3,255

Total deductions	5,234	2,656	15,019	6,411
Net loan activity	1,177	1,418	5,545	13,241

Total loans at end of period	$51,561	$46,257	$50,384	$44,839

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Loan Approval Procedures and Authority. Fairmount Bank’s lending activities are subject to written, non-discriminatory underwriting standards and loan origination procedures established by its board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, Fairmount Bank reviews the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Fairmount Bank’s policies and loan approval limits are established by the board of directors. Upon receipt of a loan application from a prospective borrower, a credit report, tax returns and verifications are ordered or requested to confirm specific information relating to the loan applicant’s employment, income and credit standing. Fairmount Bank requires appraisals by independent, licensed, third-party appraisers of all real property secured loans, except where it relies on county tax records on smaller loans. All appraisers are approved by the board of directors annually. All loans are processed at Fairmount Bank’s main office. The loan underwriting committee, comprised of Messrs. Solomon (Chairman), Yanke and Elliott, approves all loans originated in amounts between $200,000 and $750,000. All loans in excess of $750,000 require board approval. Mr. Solomon’s lending authority is up to $200,000.

Loans to One Borrower. The maximum amount that Fairmount Bank may lend to one borrower and the borrower’s related entities is limited by regulation generally, with certain exceptions, to 15% of Fairmount Bank’s unimpaired capital and reserves. At December 31, 2009, Fairmount Bank’s regulatory limit on loans to one borrower was $1,056,000. At that date, its largest lending relationship was $1,000,000 and consisted of a construction revolving line of credit secured by residential real estate properties located in our primary market area. As a result of the conversion, Fairmount Bank expects its regulatory loans to one borrower limit will increase. At the midpoint of the offering range, its pro forma lending limit on loans to one borrower will be increased to approximately $1,319,000.

Non-performing and Problem Assets

When a loan is 15 days past due, Fairmount Bank sends the borrower a late notice. Fairmount Bank generally also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, Fairmount Bank mails the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, Fairmount Bank will send the borrower a final demand for payment and may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to the board of directors of Fairmount Bank each month.

Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent. Once a loan is placed on non-accrual status, Fairmount Bank will further evaluate the risk associated with the credit by obtaining an independent appraisal and/or performing a fair value calculation.

Fairmount Bank accounts for impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. As of December 31, 2009 Fairmount Bank had an impaired loan of $116,000 with a related allowance for loan losses of $51,000.

Classification of Assets. Fairmount Bank’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that Fairmount Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose Fairmount Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention. As of December 31, 2009, Fairmount Bank had no assets designated as special mention.

When assets are classified as either substandard or doubtful, Fairmount Bank allocates a portion of the related general loss allowances to such assets as it deems prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When Fairmount Bank classifies a problem asset as loss, it provides a specific reserve for that portion of the asset that is uncollectible. Determinations as to the classification of assets and the amount of loss allowances are subject to review by Fairmount Bank’s principal federal regulator, the Office of Thrift Supervision, which can require that it establish additional loss allowances. Fairmount Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of its review of its assets at December 31, 2009, Fairmount Bank had $600,000 of classified assets, of which one asset totaling $116,000 was considered impaired based on a fair market value appraisal for which a specific allowance for loan loss in the amount of $51,000 was established.

Non-Performing Assets. The table below sets forth the amounts and categories of Fairmount Bank’s non-performing assets at the dates indicated. At each date presented, Fairmount Bank had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At December 31, 2009	At September 30,
		2009	2008
	(Dollars in thousands)
Non-accrual loans:
One-to four-family owner occupied	$—	$—	$—
One-to four-family non-owner occupied	115	362	—
Home equity (1)	—	—	—
Mobile home	52	52	—
Secured by other properties	—	—	—
Construction and land development	—	—	—
Secured commercial	—	—	—
Commercial leases	—	—	—
Savings	—	—	—

Total non-accrual loans	$167	$414	$—
Loans delinquent 90 days or more and still accruing interest	—	—	—
Foreclosed assets	95	95	—

Total non-performing assets	$262	$509	$—

Ratios:
Non-performing loans to total loans	0.32%	0.82%	—%

Non-performing assets to total assets	0.40%	0.79%	—%

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Of $167,000 total non-accrual loans at December 31, 2009, $115,000 were one-to four-family non-owner occupied and $52,000 was one mobile home loan. Non-owner occupied lending involves additional risks since the properties are not owner occupied, and borrowers who are not currently delinquent may become delinquent at a later date. Renters of these properties are less likely to be concerned with property upkeep.

At December 31, 2009, Fairmount Bank had one one-to four-family non-owner occupied loan to a borrower on non-accrual status totaling $115,000. In October 2009, Fairmount Bank invoked an assignment of rents pursuant to the loan terms and is currently receiving loan payments through a third party management company. Fairmount Bank currently does not anticipate any losses on this loan.

In addition, one loan totalling $95,000 to a different borrower was in foreclosed real estate. The foreclosed property was under contract at December 31, 2009.

For the three months ended December 31, 2009 and for the year ended September 30, 2009, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $4,000 and $11,000, respectively. There was no income recognized on these loans for the three months ended December 31, 2009. Interest income of $23,000 was recognized on these loans for the year ended September 30, 2009.

On the basis of management’s review of its assets, Fairmount Bank had classified or held as special mention the following assets as of the date indicated:

	At December 31, 2009	At September 30,
		2009	2008
	(In thousands)	(In thousands)
Substandard	$600	$601	$116
Doubtful	—	—	—
Loss	—	—	—
Special mention	—	—	—

Total classified and special mention assets	$600	$601	$116

Delinquent Loans. The following table sets forth certain information with respect to Fairmount Bank’s loan portfolio delinquencies by type and amount at the dates indicated.

Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
(Dollars in thousands)
At December 31, 2009
Real estate loans:
One-to four-family owner occupied	—	$—	—	$—	—	$—
One-to four-family non-owner occupied	4	327	1	115	5	442
Home equity (1)	—	—	—	—	—	—
Mobile home	4	144	1	52	5	196
Secured by other properties	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial and consumer loans:
Secured commercial	—	—	—	—	—	—
Commercial leases	—	—	—	—	—	—
Savings	—	—	—	—	—	—

Total	8	$471	2	$167	10	$638

At September 30, 2009
Real estate:
One-to four-family owner occupied	—	$—	—	$—	—	$—
One-to four-family non-owner occupied	—	—	4	362	4	362
Home equity (1)	—	—	—	—	—	—
Mobile home	1	52	—	—	1	52
Secured by other properties	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial and consumer loans:
Secured commercial	—	—	—	—	—	—
Commercial leases	—	—	—	—	—	—
Savings	—	—	—	—	—	—

Total	1	$52	4	$362	5	$414

At September 30, 2008
Real estate:
One-to four-family owner occupied	2	$161	—	$—	2	$161
One-to four-family non-owner occupied	—	—	—	—	—	—
Home equity (1)	4	92	—	—	4	92
Mobile home	—	—	—	—	—	—
Secured by other properties	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial and consumer loans:
Secured commercial	—	—	—	—	—	—
Commercial leases	1	7	—	—	1	7
Savings	—	—	—	—	—	—

Total	7	$260	—	$—	7	$260

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Foreclosed and Repossessed Assets. Real estate acquired by Fairmount Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At December 31, 2009, Fairmount Bank had $95,000 in foreclosed real estate, which was under contract at that date.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses. Fairmount Bank maintains the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require Fairmount Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

The allowance generally consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Fairmount Bank will continue to monitor and modify its allowances for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. At December 31, 2009, an allowance/specific reserve in the amount of $51,000 was established for a loan previously purchased on a participation basis from a local bank.

The following table sets forth activity in Fairmount Bank’s allowance for loan losses for the periods indicated.

	At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Balance at beginning of period	$220	$103	$103	$79

Charge-offs:
Real estate:
One-to four-family owner occupied	—	—	—	—
One-to four-family non-owner occupied	—	—	40	—
Home equity (1)	—	—	—	—
Mobile home	—	—	—	—
Secured by other properties	—	—	—	—
Construction and land development	—	—	—	—

Total real estate loans	—	—	40	—

Commercial, consumer and other loans:
Secured commercial	—	—	—	—
Commercial leases	—	—	27	6
Savings	—	—	—	—
Other	—	—	—	20

Total commercial, consumer and other loans	—	—	27	26

Total charge-offs	—	—	67	26

Recoveries:
Real estate:
One-to four-family owner occupied	—	—	—	—
One-to-four-family non-owner occupied	—	—	—	—
Home equity (1)	—	—	—	—
Mobile home	—	—	—	—
Secured by other properties	—	—	—	—
Construction and land development	—	—	—	—
Total real estate loans	—	—	—	—

Commercial, consumer and other loans:
Secured commercial	—	—	—	—
Commercial leases	2	—	2	—
Savings	—	—	—	—
Other	—	—	—	—

Total commercial, consumer and other loans	2	—	2	—

Total recoveries	2	—	2	—

Net (charge-offs) recoveries	2	—	(65)	(26)
Provision for loan losses	30	6	182	50

Balance at end of year	$252	$109	$220	$103

Ratios:
Net charge-offs to average loans outstanding	0.00%	0.00%	0.14%	0.07%
Allowance for loan losses to non-performing loans at end of period	151.50%	162.69%	53.11%	*
Allowance for loan losses to total loans at end of period	0.49%	0.23%	0.44%	0.23%

*	Not meaningful.
(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2009			2008
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$35	$23,102	44.80%	$23	$21,220	45.88%
One-to four-family non-owner occupied	86	17,669	34.27	30	14,135	30.56
Home equity (1)	3	1,610	3.12	4	1,838	3.97
Mobile home	—	3,049	5.91	—	3,234	6.99
Secured by other properties	11	2,232	4.33	6	1,347	2.91
Construction and land development	64	2,815	5.46	28	3,539	7.65

Total real estate loans	199	50,477	97.90	91	45,313	97.96

Commercial and consumer loans:
Secured commercial	3	946	1.84	2	639	1.38
Commercial leases	3	107	0.21	16	263	0.57
Savings	—	31	0.06	—	42	0.09

Total commercial and consumer loans	6	1,084	2.10	18	944	2.04

Unallocated	48			—

Total loans	$253	$51,561	100.00%	$109	$46,257	100.00%

	At September 30,
	2009			2008
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$33	$22,162	43.99%	$27	$21,922	48.89%
One-to four-family non-owner occupied	86	17,484	34.70	27	11,963	26.68
Home equity (1)	4	1,845	3.66	4	1,933	4.31
Mobile home	—	3,073	6.10	—	3,360	7.49
Secured by other properties	10	2,032	4.03	5	1,362	3.04
Construction and land development	63	2,747	5.45	29	3,264	7.28

Total real estate loans	196	49,343	97.93	92	43,804	97.69

Commercial and consumer loans:
Secured commercial	2	848	1.69	2	667	1.49
Commercial leases	4	133	0.26	9	311	0.69
Savings	—	60	0.12	—	57	0.13

Total commercial and consumer loans	6	1,041	2.07	11	1,035	2.31

Unallocated	18			—

Total loans	$220	$50,384	100.00%	$103	$44,839	100.00%

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Investment Activities

General. Fairmount Bank is permitted under federal law to invest in various types of liquid assets, including United States Government obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, deposits at the Federal Home Loan Bank of Atlanta, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Within certain regulatory limits, Fairmount Bank may also invest a portion of its assets in commercial paper and corporate debt securities. Fairmount Bank is also required to maintain an investment in Federal Home Loan Bank stock.

Fairmount Bank’s investment objectives are to maintain high asset quality, to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. The board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for implementation of the investment policy and monitoring investment performance. The board of directors reviews the status of the investment portfolio on a quarterly basis, or more frequently if warranted.

The current investment policy authorizes Fairmount Bank to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. Fairmount Bank does not engage in any hedging activities or trading activities, nor does it purchase any high-risk mortgage derivative products, corporate junk bonds, zero coupon bonds and certain types of structured notes.

Generally accepted accounting principles require that, at the time of purchase, Fairmount Bank designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. Fairmount Bank does not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by the board of directors.

At December 31, 2009, the held to maturity portfolio, which is carried at amortized cost, totaled $2,266,000, or 3.47% of total assets and the available-for-sale portfolio, which is carried at fair value, totaled $5,120,000, or 7.85% of total assets. Fairmount Bank also held $1,699,000 in federal funds sold in other institutions,$53,000 in interest-bearing deposits at other banks and $601,000 in Federal Home Loan Bank Stock of Atlanta at December 31, 2009.

United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in the securities investment portfolio, Fairmount Bank maintains these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments. At December 31, 2009, United States government and federal agency obligations consisted of fixed-rate callable Federal Home Loan Bank and Freddie Mac securities.

Mortgage-Backed Securities. Fairmount Bank invests in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. Fairmount Bank has not purchased privately-issued mortgage-backed securities. Fairmount Bank invests in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower its credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. In September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury has implemented a set of financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of bonds that they have issued or guaranteed.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on Fairmount Bank’s securities. Fairmount Bank periodically reviews current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. At December 31, 2009, mortgage-backed securities consisted of $4,494,000 in fixed rate securities and $626,000 in variable rate securities.

Investment Securities Portfolio. The following table sets forth the composition of Fairmount Bank’s investment securities portfolio at the dates indicated.

	At December 31, 2009		At September 30,
			2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
U.S. Government and federal agency obligations	$1,493	$1,458	$993	$998	$—	$—
State and municipal	773	780	773	799	—	—

Total securities held to maturity	2,266	2,238	1,766	1,797	—	—

Securities available for sale:
U.S. Government and federal agency obligations	—	—	—	—	2,998	2,860
State and municipal	—	—	—	—	3,693	3,701
Mortgage-backed	5,017	5,120	3,215	3,328	474	458

Total securities available for sale	5,017	5,120	3,215	3,328	7,165	7,019

Total investment securities	$7,283	$7,358	$4,981	$5,125	$7,165	$7,019

Investment Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2009, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made to the yields in the following table.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
U.S. Government and federal agency obligations	—	—%	—	—	—	—%	$1,493	4.40%	$1,493	$1,458	4.40%
State and municipal	—	—	—	—%	305	5.25%	468	3.95	773	780	4.46%

Total securities held to maturity	—	—%	—	—%	305	5.25%	1,961	4.40%	2,266	2,238	4.42%

Securities available for sale:
Mortgage-backed	—	—	—	—%	309	4.40%	4,708	4.50%	5,017	5,120	4.49%

Total investment securities	—	—	—	—%	$614	4.82%	$6,669	4.44%	$7,283	$7,358	4.47%

Sources of Funds

General. Deposits traditionally have been the primary source of funds for Fairmount Bank’s lending and investment activities. In addition to deposits, Fairmount Bank derives funds primarily from principal and interest payments on loans.

Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, money market conditions and competition. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

Deposits. Fairmount Bank generates deposits primarily from within its market area. Fairmount Bank relies on its competitive pricing and customer service to attract and retain deposits. It offers a variety of deposit accounts with a range of interest rates and terms. Deposit accounts consist of savings accounts, certificates of deposit and NOW accounts.

Total deposits increased to $47,149,000 at December 31, 2009, compared to $38,891,000 at September 30, 2008. Deposits are generated primarily from within Fairmount Bank’s market area.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and deposit growth goals.

At December 31, 2009, Fairmount Bank had a total of $33,821,000 in certificates of deposit, of which $21,847,000 or 64.60% had remaining maturities of one year or less. Based on historical experience and its current pricing strategy, management believes Fairmount Bank will retain a large portion of these accounts upon maturity.

The following table shows the distribution of, and certain other information relating to, Fairmount Bank’s deposits by type of deposit, as of the dates indicated.

	At December 31, 2009		At September 30,
			2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
1.00%—1.99%	$8,735	18.53%	$4,493	9.80%	$41	0.11%
2.00%—2.99%	11,185	23.72	12,040	26.27	5,863	15.08
3.00%—3.99%	5,586	11.85	6,832	14.91	6,322	16.25
4.00%—4.99%	8,061	17.10	9,232	20.14	12,760	32.81
5.00%—5.99%	254	0.54	253	0.55	1,600	4.11

Total certificate accounts	33,821	71.74	32,850	71.67	26,586	68.36

Non-interest bearing deposits (1)	630	1.33	447	0.98	490	1.26
Interest bearing demand deposits	3,504	7.43	3,376	7.36	2,626	6.75
Savings	9,194	19.50	9,165	19.99	9,189	23.63

Total transaction accounts	13,328	28.26	12,988	28.33	12,305	31.64

Total deposits	$47,149	100.00%	$45,838	100.00%	$38,891	100.00%

(1)	Includes nondemand escrows.

The following table shows the average balance by each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	At December 31, 2009			At September 30,
				2009			2008
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Interest bearing demand deposits	$3,580	$10	1.15%	$2,790	$40	1.45%	$2,058	$51	2.46%
Savings	9,215	25	1.10	9,211	108	1.17	9,412	118	1.25
Certificates of deposit	33,484	255	3.05	29,946	1,069	3.57	26,379	1,225	4.65

Total deposits	$46,279	$291	2.51%	$41,947	$1,217	2.90%	$37,849	$1,394	3.68%

The following table sets forth the amount and maturities of certificates of deposits at December 31, 2009.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(In thousands)
Interest Rate:
1.00%—1.99%	$6,236	$2,499	—	—	$8,735	25.83%
2.00%—2.99%	5,520	4,415	1,177	74	11,186	33.07
3.00%—3.99%	4,400	701	461	24	5,586	16.52
4.00%—4.99%	5,691	1,893	109	367	8,060	23.83
5.00%—5.99%	—	15	239	—	254	0.75

Total	$21,847	$9,523	$1,986	$465	$33,821	100.00%

As of December 31, 2009, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $11,742,000. The following table sets forth the maturity of these certificates as of December 31, 2009.

	At December 31, 2009
	Amount	Weighted Average Rate
	(In thousands)
Three months or less	$3,985	3.48%
Over three months through six months	595	4.28
Over six months through one year	3,295	2.86
Over one year	3,867	2.98

Total	$11,742	3.18%

The following table sets forth deposit activities for the periods indicated.

	For the Three Months Ended December 31,		For the Years Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Beginning balance	$45,838	$38,891	$38,891	$37,748
Net deposits (withdrawals) before interest credited	1,020	1,852	5,730	(251)
Interest credited	291	308	1,217	1,394

Net increase in deposits	1,311	2,160	6,947	1,143

Ending balance	$47,149	$41,051	$45,838	$38,891

Borrowings

Fairmount Bank may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

At December 31, 2009, Fairmount Bank was permitted to borrow up to an aggregate total of $19,500,000 from the Federal Home Loan Bank of Atlanta. Fairmount Bank had $11,000,000 of Federal Home Loan Bank advances outstanding at December 31, 2009. Additionally, Fairmount Bank has credit availability of $1,500,000 with a correspondent bank for short term liquidity needs, if necessary. There were no borrowings outstanding at December 31, 2009 and September 30, 2009 under this facility.

The following table shows certain information regarding Federal Home Loan Bank advances at or for the dates indicated:

	At or for the Three Months Ended December 31,		At of For the Year Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
FHLB advances:
Average balance outstanding	$11,000	$10,011	$10,751	$5,947
Maximum outstanding at any month-end during the period	11,000	10,000	11,000	10,000
Balance outstanding at the end of the period	11,000	10,000	11,000	10,000
Average interest rate during the period	2.56%	2.99%	2.66%	3.77%
Weighted average interest rate at end of period	2.50%	2.54%	2.50%	3.27%

Properties

Fairmount Bank conducts its operations from its recently completed sole office located at 8216 Philadelphia Road, Baltimore, Maryland 21237. The net book value of the premises, land and equipment at 8216 Philadelphia Road was $2,666,000 at December 31, 2009.

Fairmount Bank also owns a contiguous property that may be developed and sold. At December 31, 2009, the book value of this property was $242,000. In addition, the previous headquarters was held by Fairmount Bank at December 31, 2009, in the amount of $85,000. Management believes that the current market value of this property is approximately $375,000. Management intends to list this property for sale, since it is no longer used for Fairmount Bank’s operations.

Subsidiary Activities

Fairmount Bank has no subsidiaries.

As a federally chartered savings association, Fairmount Bank is permitted by Office of Thrift Supervision regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. Fairmount Bank may invest an additional 1% of its assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, Fairmount Bank may invest an unlimited amount in operating subsidiaries engaged solely in activities in which Fairmount Bank may engage as a federal savings bank.

Legal Proceedings

At December 31, 2009, Fairmount Bank was not involved in any legal proceeding, the outcome of which is believed to be material to its financial condition or results of operations.

Expense and Tax Allocation

Fairmount Bank will enter into an agreement with Fairmount Bancorp, Inc. to provide it with certain administrative support services, whereby Fairmount Bank will be compensated at not less than the fair market value of the services provided. In addition, Fairmount Bank and Fairmount Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2009, Fairmount Bank had 10 full-time employees and two part-time employees. The employees are not represented by any collective bargaining group. Management believes that Fairmount Bank has a good working relationship with its employees.

SUPERVISION AND REGULATION

General

Fairmount Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Fairmount Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Fairmount Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Fairmount Bank and prepare reports for the consideration of its board of directors on any operating deficiencies. Fairmount Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Fairmount Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Fairmount Bancorp, Inc., Fairmount Bank and their operations.

Fairmount Bancorp, Inc. as a savings and loan holding company following the conversion, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Fairmount Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Fairmount Bank and Fairmount Bancorp, Inc. are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Fairmount Bank and Fairmount Bancorp, Inc. and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Fairmount Bank may invest in mortgage loans secured by residential real estate without limitation as a percentage of assets, and may invest in non-residential real estate loans up to 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, and in certain types of debt securities and certain other assets. Fairmount Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Fairmount Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4.0% leverage ratio (3.0% for savings associations receiving the highest rating on the CAMELS rating system) and an 8.0% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4.0% and 8.0%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2009, Fairmount Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2009, Fairmount Bank’s largest lending relationship with a single or related group of borrowers totaled $1,000,000, which represented 14.20% of unimpaired capital and surplus. Therefore, Fairmount Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Fairmount Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Fairmount Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Fairmount Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At December 31, 2009, Fairmount Bank maintained approximately 92.42% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. Fairmount Bank maintains sufficient liquidity to ensure safe and sound operation in accordance with Office of Thrift Supervision regulations. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low-and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Fairmount Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance—insured institutions to publicly disclose their ratings.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Fairmount Bank. Fairmount Bancorp, Inc. is an affiliate of Fairmount Bank. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral of specific types and in specified amounts ranging from 10% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

Fairmount Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Fairmount Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Fairmount Bank’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal

Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities in which the savings association will engage while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2009, Fairmount Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Fairmount Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. No institution may pay a dividend if it is in default of the federal deposit insurance assessment.

For 2008, assessments ranged from five to forty-three basis points of assessable deposits. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the Federal Deposit Insurance Corporation, pursuant to a Restoration Plan to replenish the fund, adopted an across the board seven basis point increase in the assessment range for the first quarter of 2009. The Federal Deposit Insurance Corporation adopted further refinements to its risk-based assessment that were effective April 1, 2009 and effectively make the range seven to 77 1/2 basis points. The Federal Deposit Insurance Corporation has also provided for the possibility of two additional special assessments for the final two quarters of 2009, if deemed necessary.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, non-interest-bearing transaction accounts would receive unlimited insurance coverage, and certain senior unsecured debt issued by institutions and their holding companies would temporarily be guaranteed by the Federal Deposit Insurance Corporation. Fairmount Bank made the business decision not to participate in the unlimited non-interest-bearing transaction account coverage and also opted not to participate in the unsecured debt guarantee program.

The Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the four quarters ended June 30, 2009 averaged 1.10 basis points of assessable deposits.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Fairmount Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. The management of Fairmount Bank does not know of any practice, condition or violation that might lead to termination of its deposit insurance.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Emergency Economic Stabilization Act of 2008 provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs resulting from the legislation is the Troubled Asset Relief Program/Capital Purchase Program, or CPP, which provides direct equity investment by the U.S. Treasury Department in perpetual preferred stock of qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of 1.0% of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Fairmount Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Fairmount Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2009, Fairmount Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Fairmount Bank are subject to state usury laws and federal laws concerning interest rates. Fairmount Bank’ operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Fairmount Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA Patriot Act and the related regulations of the Office of Thrift Supervision, which require savings associations operating in the United States, among other things, to develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. These compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Fairmount Bancorp, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Fairmount Bancorp, Inc. will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Fairmount Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve board .

Permissible Activities. Under present law, the business activities of Fairmount Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Fairmount Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5.0% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending September 30, 2010 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Fairmount Bancorp, Inc. and Fairmount Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Fairmount Bancorp, Inc. and Fairmount Bank.

Method of Accounting. For federal income tax purposes, Fairmount Bank currently reports its income and expenses on the cash method of accounting and uses a tax year ending September 30 for filing its federal income tax return. The Small Business Protection Act of 1996 eliminated the use of a special reserve method of accounting for bad debts by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2009, Fairmount Bank had no minimum tax credit carry forward.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2009, Fairmount Bank had no net operating loss carry forward for federal income tax purposes.

Corporate Dividends. We may exclude from our income 100% of dividends received from Fairmount Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Fairmount Bank’s federal income tax returns have not been audited in the most recent five-year period.

Maryland Taxation

Fairmount Bancorp, Inc. is subject to Maryland’s Corporation Business Tax at the rate of 8.25% on its table income, before net operating loss deductions and special deductions for federal income tax purposes. Fairmount Bank is required to file Maryland income tax returns. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

MANAGEMENT

Shared Management Structure

The directors of Fairmount Bancorp, Inc. are the same persons who are the directors of Fairmount Bank. In addition, each executive officer of Fairmount Bancorp, Inc. is also an executive officer of Fairmount Bank. We expect that Fairmount Bancorp, Inc. and Fairmount Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services by Fairmount Bank. In the future, directors and executive officers may receive additional compensation for their services to Fairmount Bancorp, Inc.

Executive Officers of Fairmount Bancorp, Inc. and Fairmount Bank

The following table sets forth information regarding the executive officers of Fairmount Bancorp, Inc. and Fairmount Bank.

Name	Age (1)	Position
Joseph M. Solomon	60	President, Chief Executive Officer and Director
Jodi L. Beal, CPA	39	Vice President, Chief Financial Officer and Treasurer

(1)	As of December 31, 2009.

The executive officers of Fairmount Bancorp, Inc. and Fairmount Bank are elected annually.

Directors of Fairmount Bank and Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. has five directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Fairmount Bank will be elected by Fairmount Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2009, the years when they began serving as directors of Fairmount Bank and when their current terms expire:

Name	Position(s) Held With Fairmount Bank	Age (1)	Director Since	Current Term Expires
William G. Yanke	Chairman of the Board	64	1998	2011
Joseph M. Solomon	President, Chief Executive Officer and Director	60	2007	2011
James E. Elliott	Director	65	2004	2010
Edward J. Lally	Director and Secretary	63	1995	2012
Mary R. Craig	Director	57	2005	2012

(1)	As of December 31, 2009.

Board Independence

Since our common stock will be quoted on the Over-the-Counter Electronic Bulletin Board upon completion of the offering, we will not be subject to certain rules respecting the independence of directors applicable to companies traded on the Nasdaq Stock Market or on a national securities exchange. However, the board of directors has determined that each of our directors, with the exception of Mr. Solomon and Mr. Lally, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Solomon and Mr. Lally are not independent because Mr. Solomon serves as a compensated executive officer of Fairmount Bank and Mr. Lally serves as the non-compensated Secretary of Fairmount Bank and provides printing services to Fairmount Bank.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers of Fairmount Bank have held their positions for the past five years.

William G. Yanke, Chairman of the Board of each of Fairmount Bank and Fairmount Bancorp, Inc., is a Certified Public Accountant. He has conducted an accounting and tax practice since 1974.

Joseph M. Solomon is President, Chief Executive Officer, and a director of Fairmount Bank, positions he has held since April 2007. As President and Chief Executive Officer, he is responsible for overseeing the day to day operations of Fairmount Bank. Mr. Solomon previously served as President, Chief Executive Officer and a director of Valley Bancorp, Inc. and its subsidiary, Valley Bank of Maryland, from December 1997 to January 2007, when the companies were sold in a negotiated transaction.

James E. Elliott is President of Maryland Agency, Inc., an insurance/investment firm, a position he has held since 1981. From 1992 until 2006, he was a general agent for The Penn Mutual Life Insurance Company.

Edward J. Lally has been owner/President of Master Graphics, Inc., a printing and graphic design company, since 1979. He has also served as Secretary of Fairmount Bank since 2002.

Mary R. Craig has served as Administrative Law Judge for the Maryland Office of Administrative Hearings since September 2005. Prior to that, she was an attorney in private practice.

Jodi L. Beal, CPA served as Acting Chief Financial Officer of Fairmount Bank from September 2005 until September 2009, when she became Vice President, Chief Financial Officer and Treasurer. From 1998 until June 2005, she served as Senior Vice President and Chief Financial Officer of The Bank of Delmarva, Salisbury, Maryland and as Vice President and Secretary of Delmar Bancorp, the holding company for The Bank of Delmarva.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended September 30, 2009, the board of directors of Fairmount Bank met 13 times.

The board of directors of Fairmount Bancorp, Inc. will establish an audit committee, a compensation committee, and a nominating and corporate governance committee prior to the closing of the conversion.

The audit committee will consist of Messrs. Yanke and Elliott and Ms. Craig. The audit committee will be responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the audit committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Fairmount Bancorp, Inc. has determined that William G. Yanke is an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The compensation committee will consist of Messrs. Yanke and Elliott and Ms. Craig. The compensation committee will be responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the compensation committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The nominating and corporate governance committee will consist of Messrs. Yanke and Elliott and Ms. Craig. The nominating and corporate governance committee will be responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing corporate governance policies and procedures. Each member of the nominating and corporate governance committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Fairmount Bancorp, Inc. will adopt policies governing the activities of both Fairmount Bancorp, Inc. and Fairmount Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

Fairmount Bancorp, Inc. will adopt a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors Compensation

Director Summary Compensation Table. The following table sets forth the compensation paid to our directors for the fiscal year ended September 30, 2009, except for Mr. Solomon who is in the summary compensation table below.

Name	Fees earned or paid in cash	All other Compensation		Total
William G. Yanke	$13,600	$—		$13,600
James E. Elliott	9,450	—		9,450
Edward J. Lally	8,350	18,928	(1)	27,278
Mary R. Craig	8,350	—		8,350

(1)	Payment for printing services to Fairmount Bank.

Director Fees. Each of the individuals who serves as a director of Fairmount Bancorp, Inc. also serves as a director of Fairmount Bank and earns director and committee fees in that capacity. Each director other than the chairman is paid $600 for each board meeting attended. The chairman is paid $900 for each meeting attended. Each member of the audit committee, consisting of Messrs. Yanke and Elliott and Ms. Craig, receives $300 per meeting attended.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended September 30, 2009, certain information as to the total compensation paid by Fairmount Bank to Joseph M. Solomon, its principal executive officer. No other executive officer of Fairmount Bank received total compensation exceeding $100,000 for the 2009 fiscal year.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	All Other Compensation		Total
Joseph M. Solomon President and Chief Executive Officer	2009	$130,279	$24,428	$1,352	(2)	$156,059
	2008	$125,024	$13,712	$—		$138,736

(1)	Includes director fees of $7,300 in 2009 and $7,150 in 2008.
(2)	Consists of matching contributions under 401(k) plan.

Annual Cash Incentives

We use annual cash incentives as a short-term incentive to drive achievement of our annual performance goals.

The annual cash incentive focuses on the achievement of annual financial goals and awards in cash. It is designed to:

•	support our strategic business objectives;

•	promote the attainment of specific financial goals;

•	reward achievement of specific performance objectives; and

•	encourage teamwork.

Cash bonuses, if any, are entirely discretionary, based on an annual assessment of Fairmount Bank’s performance at year-end. Annual cash bonus incentives are designed to provide competitive levels of compensation based upon the experience, duties and scope of responsibilities of executives and other employees. The size of an annual cash bonus incentives is influenced by these factors, as well as individual performance. Annual cash incentives are accrued for expected levels of performance, with upside opportunities for superior performance, subject to the discretion of the compensation committee. Annual cash bonus incentive awards are contingent upon employment with Fairmount Banks through the end of the fiscal year.

Benefit Plans and Arrangements

Current Employment Agreement. Fairmount Bank has entered enter into an employment agreement with Mr. Solomon. The agreement with Mr. Solomon has a term of three years. On the anniversary of the agreement, the agreement may be extended for an additional year by the board . Under the agreement, the base salary for Mr. Solomon currently is $125,580. Mr. Solomon’s base salary is reviewed at least annually and may be increased. In addition to the base salary, the agreement provides for, among other things, inclusion in discretionary bonuses that the board may award from time to time to senior management employees, retirement and medical plans, customary fringe benefits, vacation and sick leave.

The employment agreement provides for termination for just cause at any time. If the agreement is terminated for just cause, Mr. Solomon would not be entitled to any further compensation or other benefits after such a termination. In the event termination is without just cause and not in connection with a change in control, Mr. Solomon would be entitled to receive the greater of a continuation of his salary through the remaining term of the employment agreement or the severance benefit payable in connection with a change in control (described below), and at Mr. Solomon’s election, either cash in an amount equal to the cost to him of obtaining health, life, disability, and other benefits that he would have been eligible to participate in through the employment agreement’s expiration date or continued participation in such benefit plans through such date.

In the event of Mr. Solomon’s termination of employment for “good reason” in connection with or within 12 months after any change in control of Fairmount Bank or Fairmount Bancorp, Inc., he would be entitled to receive an amount equal to the difference between 2.99 times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code, and the sum of any other parachute payments, as defined in Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control. “Good reason” includes: (i) without Mr. Solomon’s consent, a material reduction of his then base compensation; (ii) without Mr. Solomon’s consent, a material diminution in his authority, duties or responsibilities; (iii) material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Solomon reports; (iv) a relocation of the principal executive office more than 30 miles from its current location; or (v) the failure of Fairmount Bank to obtain the assumption of and agreement to perform the employment agreement by any successor.

The employment agreement also provides that, in the event of a constructive discharge of Mr. Solomon without a change in control, he may terminate his employment and receive the compensation and benefits that are payable upon termination without just cause.

New Employment Agreements. Fairmount Bank intends to enter into new employment agreements with Mr. Solomon, to be effective upon completion of the conversion to stock form. Also upon completion of the conversion, Fairmount Bancorp, Inc. will enter into a separate employment agreement with Mr. Solomon, which will have essentially identical provisions as the new Fairmount Bank agreement, except that the employment agreement will provide that Fairmount Bancorp, Inc. will make any payments not made by Fairmount Bank under its agreement with Mr. Solomon and that

Mr. Solomon will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of our president and chief executive officer, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the new employment agreements for Mr. Solomon with Fairmount Bank and Fairmount Bancorp, Inc.

The employment agreements each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial aggregate base salary under the employment agreements is $125,580. We and Fairmount Bank will apportion between us the aggregate base salary, based upon the services rendered by Mr. Solomon to us and to Fairmount Bank. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of Mr. Solomon’s employment for cause, as defined in each of the agreements, he would receive no further compensation or benefits under the agreements. If we terminate Mr. Solomon for reasons other than for cause or if he terminates voluntarily under specified circumstances that constitute constructive termination, he will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for his life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If Mr. Solomon terminates employment for any reason other than for cause within 12 months following a change in control, he will receive the greater of (a) the amount he would have received if we terminated him for a reason other than for cause or if he voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for his life, health an dental coverage for up to three years.

Change in Control Severance Agreement

Upon completion of the conversion, we intend to enter into change in control severance agreements with two of our employees, Jodi L. Beal, our Vice President, Chief Financial Officer and Treasurer, and Lisa A. Cuddy, our Vice President-Bank Operations. The discussion under this heading describes the material provisions under these change in control severance agreements.

We expect to enter into these agreements because the banking industry has been consolidating for a number of years, and we do not want our key employees distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our key employees to be focused on the business of the organization and the interests of stockholders. In addition, we think it is important that our key employees can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and will assist us in retaining our talented employees.

Under these agreements, Ms. Beal and Ms. Cuddy will be entitled to collect severance benefits not in excess of 12 months base salary in the event that (i) the employee voluntarily terminates employment within 90 days of an event that both occurs during a protected period and constitutes good reason, (ii) the employee’s employment is terminated for any reason other than just cause during a protected period, or (iii) the employee voluntarily terminates employment for any reason other than just cause within 30 days after a change in control, provided that any such termination constitutes a separation from service. The “protected period” is the period beginning three months before a change in control and ending on the later of the third anniversary of the change in control or the expiration date of the agreement. The severance payment is one year’s base salary.

401(k) Plan. Fairmount Bank has established a tax-advantaged safe harbor 401(k) program for its employees in order to encourage them to save for their retirement. Fairmount Bank pays all administrative expenses and provides a 100% employee match up to 4% of a participating employee’s annual salary. The 401(k) Plan will not invest in Fairmount Bancorp, Inc. common stock.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the stock offering. Employees who are at least 21 years old with at least one year of employment with Fairmount Bank will be eligible to participate. As part of the stock offering, the employee stock ownership plan trust intends to borrow funds from Fairmount Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock to be issued. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from discretionary contributions by Fairmount Bank to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Shares released from the suspense account will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year, and become fully vested upon completion of six years of service. Credit will be given for vesting purposes to participants for years of service with Fairmount Bank prior to the adoption of the plan, up to five years. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early retirement, normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in a lump sum or by payment in a series of equal annual installments over a period of five years, in the form of common stock and, to the extent the participant’s account contains cash, benefits will be paid in cash, unless the participant elects to receive his entire vested interest in the form of stock. Fairmount Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Benefits to be Considered Following Completion of the Conversion

We intend to adopt and request stockholder approval of one or more stock-based incentive plans, including a stock option plan and a stock recognition and retention plan, no earlier than six months after the completion of the conversion. The stock option plan and stock recognition and retention plan may be established as separate plans or part of a single stock-based incentive plan.

The following table summarizes the number of shares of common stock underlying, and aggregate dollar value of, grants that are available under the stock recognition and retention plan and the stock option plan if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased				Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	At Adjusted Maximum of Range	As a Percentage of Common Stock to be Issued in the Offering (2)		At Minimum of Offering Range	At Maximum of Offering Range	At Adjusted Maximum of Range
Employee stock ownership plan	34,000	46,000	52,900	8.00%	—%	$340,000	$460,000	$529,000
Stock recognition and retention plan	17,000	23,000	26,450	4.00%	3.85%	170,000	230,000	264,500
Stock option plan	42,500	57,500	66,125	10.00%	9.09%	170,850	231,150	265,823

Total	93,500	126,500	145,475	22.00%	12.28%	$680,850	$921,150	$1,059,323

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of shares underlying the employee stock ownership plan and the recognition and retention plan is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.02 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.31%; and a volatility rate of 22.35% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be Black-Scholes.
(2)	The stock option plan and stock recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

As noted above, the actual value of restricted stock grants will be determined based on their fair value (the market price of shares of common stock of Fairmount Bancorp, Inc.) as of the date grants are made. The stock recognition and retention plan, which is subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The following table presents the total value of all shares to be available for award and issuance under the stock recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	17,000 Shares Awarded at Minimum of Offering Range	20,000 Shares Awarded at Midpoint of Offering Range	23,000 Shares Awarded at Maximum of Offering Range	26,450 Shares Awarded at Maximum of Offering Range, As Adjusted
$ 8.00	$136,000	$160,000	$184,000	$211,600
10.00	170,000	200,000	230,000	264,500
12.00	204,000	240,000	276,000	317,400
14.00	238,000	280,000	322,000	370,300

The grant-date fair value of the options granted under the stock option plan will be based, in part, on the price of shares of common stock of Fairmount Bancorp, Inc. at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant- Date Fair Value Per Option	42,500 Options at Minimum of Range	50,000 Options at Midpoint of Range	57,500 Options at Maximum of Range	66,125 Options at Maximum of Range, As Adjusted
$ 8.00	$3.22	$136,850	$161,000	$185,150	$212,923
10.00	4.02	170,850	201,000	231,150	265,823
12.00	4.83	205,275	241,500	277,725	319,384
14.00	5.63	239,275	281,500	323,725	372,284

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 13.

Stock Option Plan. If adopted within one year of the conversion and approved by stockholders, the stock option plan would reserve an amount equal to 10% of the shares of common stock issued in the offering for issuance upon exercise of stock options, which would amount to 42,500 shares, 50,000 shares, 57,500 shares and 66,125 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion, we may grant options in an amount greater than 10% of the shares of common stock issued in the offering. We have not yet determined whether we will present this plan for stockholder approval within 12 months or more than 12 months following the completion of the conversion. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.09% of their ownership interest in Fairmount Bancorp, Inc. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

The exercise price of the options granted under the stock option plan will be equal to the fair market value of Fairmount Bancorp, Inc. common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision regulations, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

The stock option plan would be administered by a committee of non-employee members of the board of directors of Fairmount Bancorp, Inc. Options granted under the stock option plan to employees may be “incentive” stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Fairmount Bancorp, Inc. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminates his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

Stock Recognition and Retention Plan. If adopted within one year of the conversion and approved by stockholders, the stock recognition and retention plan would reserve an amount equal to 4% of the shares of common stock sold in the offering, or 17,000 shares, 20,000 shares, 23,000 shares and 26,450 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion, we may grant shares in an amount greater than 4% of the shares of common stock issued in the offering. We have not yet determined whether we will present this plan for stockholder approval within 12 months or more than 12 months following the completion of the conversion. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 3.85% in their ownership interest in Fairmount Bancorp, Inc.

Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change-in-control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of Fairmount Bancorp, Inc. for tax purposes.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Fairmount Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Fairmount Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Fairmount Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors, and all loans and extensions of credit made to these individuals are made on substantially the same terms, including interest-rates and collateral, as those made to individuals unrelated to Fairmount Bank.

In addition, loans made by Fairmount Bank to a director or executive officer of Fairmount Bank must be approved in advance by a majority of the disinterested members of the board of directors. The aggregate amount of Fairmount Bank’s loans to its officers and directors and their related entities was $683,000 at December 31, 2009. As of December 31, 2009, these loans were performing according to their original terms.

All loans made by Fairmount Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Fairmount Bank, and did not present any unusual risk of collectability or have any other unfavorable features. Fairmount Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

Other Transactions. Since October 1, 2006, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds of $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Fairmount Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $650,000 of shares of common stock, equal to 15.29% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, and 11.31% of the shares of common stock to be sold at the maximum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum	Percent at Maximum
Joseph M. Solomon	15,000	$150,000	3.53%	2.61%
William G. Yanke	10,000	100,000	2.35	1.74
James E. Elliott	15,000	150,000	3.53	2.61
Mary R. Craig	10,000	100,000	2.35	1.74
Edward J. Lally	5,000	50,000	1.18	0.87
Jodi L. Beal	10,000	100,000	2.35	1.74

All directors and executive officers as a group (six persons)	65,000	$650,000	15.29%	11.31%

Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND OFFERING

General

Fairmount Bank’s board of directors has approved the plan of conversion. The plan of conversion must also be approved by its members. A special meeting of members (depositors) has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Fairmount Bank’s board of directors adopted the plan of conversion on October 21, 2009. Pursuant to the plan of conversion, Fairmount Bank will convert from the mutual form (no stockholders) of organization to the fully stock form, and we will sell shares of common stock to the public in our offering. In effecting the conversion, we will organize a new Maryland stock holding company named Fairmount Bancorp, Inc. When the conversion is completed, all of the capital stock of Fairmount Bank will be owned by Fairmount Bancorp, Inc., and all of the common stock of Fairmount Bancorp, Inc. will be owned by public stockholders.

We intend to retain between $1,775,000 and $2,525,000 of the net proceeds of the offering, or $2,956,250 if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Fairmount Bank. The conversion will be consummated only upon the issuance of at least 425,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Maryland counties of Baltimore and Harford and the City of Baltimore.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offering through a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. For a complete description of the syndicated community offering, see “—Syndicated Community Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Fairmount Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan in its entirety for more information. A copy of the plan of conversion is available for inspection at the home office of Fairmount Bank, and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to Fairmount Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our primary reasons for converting Fairmount Bank to the stock form of organization and raising additional capital through the offering are to:

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	support growth and diversification of operations, products and services to transition Fairmount Bank into a full-service community bank;

•	improve our overall capital and competitive position;

•	increase Fairmount Bank’s loans to one borrower limit and allow Fairmount Bank to make larger loans, including larger commercial real estate loans;

•

provide additional financial resources to pursue branch expansion and possible future acquisition opportunities, although we have no current arrangements or agreements with respect to any such branches or acquisitions;

•	provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•

attract and retain qualified directors, officers and other employees by establishing stock-based compensation plans including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

The offering is expected to provide local customers and other residents with an opportunity to become equity owners of Fairmount Bancorp, Inc., consistent with the objective of being a locally-owned financial institution serving local financial needs. The board and management believe that, through local stock ownership, purchasers of our stock will seek to enhance our financial success by consolidating their banking business in, and referring prospective customers to, Fairmount Bank.

In the stock holding company structure, we will have easier access to the capital markets and we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals Required

The affirmative vote of a majority of the total eligible votes of our members at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

A special meeting of members (depositors) to consider and vote upon the plan of conversion has been set for May 20, 2010.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Fairmount Bank at the time of the conversion will be the directors of Fairmount Bank and of Fairmount Bancorp, Inc., a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Fairmount Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Fairmount Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of, and have voting rights in, Fairmount Bank as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Fairmount Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in Fairmount Bank will be vested in Fairmount Bancorp, Inc. as the sole stockholder of Fairmount Bank. The stockholders of Fairmount Bancorp, Inc. will possess exclusive voting rights with respect to Fairmount Bancorp, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Fairmount Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Fairmount Bank has both a deposit account in Fairmount Bank and a pro rata ownership interest in the net worth of Fairmount Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Fairmount Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Fairmount Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Fairmount Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Fairmount Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Fairmount Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Fairmount Bancorp, Inc. as the holder of Fairmount Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $20,000, and will be reimbursed for its expenses. Feldman Financial Advisors, Inc. will receive an additional fee of $3,000 for each update to the valuation appraisal. Except for the foregoing, Feldman Financial Advisors, Inc. has not received any compensation from us during the past two years. We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by Feldman Financial Advisors, Inc., subject to valuation adjustments applied by Feldman Financial Advisors, Inc. to account for differences between us and our peer group.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Feldman Financial Advisors, Inc. also considered the following material factors.

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our proposed dividend policy;

•	the aggregate size of the offering of common stock; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.12% for the three months ended December 31, 2009 and 0.96% for the year ended September 30, 2009 and purchases in the open market of 4.0% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of November 30, 2009, the estimated pro forma market value of Fairmount Bancorp, Inc. ranged from $4,250,000 to $5,750,000, with a midpoint of $5,000,000. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 425,000 shares, the midpoint of the offering range will be 500,000 shares and the maximum of the offering range will be 575,000 shares, or 661,250 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Fairmount Bancorp, Inc. and our peer group companies identified by Feldman Financial Advisors, Inc. Our pro forma price-to-earnings multiple is based on earnings for the 12 months ended December 31, 2009, while information for the peer group companies is based on earnings for the 12 months ended December 31, 2009 or January 31, 2010. Our pro forma price-to-book value and price-to-tangible book value ratios are based on our equity as of December 31, 2009, while information for the peer group is based on equity as of December 31, 2009 or January 31, 2010. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 22.3% on a price-to-book basis, a discount of 22.8% on a price-to-tangible book basis and a discount of 17.1% on a price-to-earnings basis. Our board of directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-earnings multiples, price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the three approaches to valuing us, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the valuation, the board believed that Fairmount Bancorp, Inc. would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the identified peer group on a price-to-earnings basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-earnings multiple		Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
Fairmount Bancorp, Inc. (1)
Minimum	10.1	x	42.8%	42.8%
Midpoint	12.0		47.2	47.2
Maximum	14.1		51.1	51.1
Maximum, as adjusted	16.7		55.0	55.0

Valuation of peer group companies using stock prices as of March 16, 2010 (2)
Averages	17.0	x	65.8%	66.2%
Medians	15.3		63.9	64.4

(1)	Based on Fairmount Bank’s financial data as of and for the 12 months ended December 31, 2009.
(2)	Reflects earnings for the most recent twelve month periods for which data was publicly available.

Our board of directors reviewed the appraisal report of Feldman Financial Advisors, Inc., including the methodology and the assumptions used by Feldman Financial Advisors, Inc., and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares would be between 425,000 at the minimum of the valuation range and 575,000 at the maximum of the valuation range, with a midpoint of 500,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used Feldman Financial Advisors, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Fairmount Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Fairmount Bancorp, Inc. to less than $4,250,000 or more than $5,750,000, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Fairmount Bancorp, Inc.’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial Advisors, Inc. did not independently verify our Financial Statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers Fairmount Bank as a going concern and should not be considered as an indication of the liquidation value of Fairmount Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $6,612,500, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 661,250 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering period results in an increase in the maximum of the valuation range to more than $6,612,500 and a corresponding increase in the offering range to more than 661,250 shares, or a decrease in the minimum of the valuation range to less than $4,250,000 and a corresponding decrease in the offering range to fewer than 425,000 shares, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and offering, promptly return with interest at Fairmount Bank’s passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock, and cancel deposit account withdrawal authorizations. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the opportunity to maintain, change or cancel their orders for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis while increasing pro forma earnings on a per share basis and pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis, while decreasing pro forma earnings on a per share basis and pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Feldman Financial Advisors, Inc., including the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on September 30, 2008 (an “Eligible Account Holder”) will receive, without payment therefore, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of: (1) 15,000 shares of our common stock; (2) 0.10% of the total number of shares of common stock issued in the offering; or (3) 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding September 30, 2008.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan, will receive, without payment therefore, nontransferable subscription rights to purchase in the aggregate up to 8% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on March 31, 2010 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of: (1) 15,000 shares of common stock (subject to adjustment); (2) 0.10% of the total number of shares of common stock issued in the offering; or (3) 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2010. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of March 31, 2010 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of: (1) 15,000 shares of common stock; or (2) 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern time, on May 14, 2010, unless extended by us for up to 45 days or additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to cancel or extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 425,000 shares within 45 days after the expiration date of the subscription offering and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond June 28, 2010 is granted by the Office of Thrift Supervision, we will resolicit subscribers as described above. Aggregate offering extensions may not go beyond May 20, 2012, which is two years after the date of the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other

Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Maryland counties of Baltimore and Harford and the City of Baltimore.

Subscribers in the community offering may purchase up to 15,000 shares of common stock (subject to adjustment), subject to the maximum and overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Maryland counties of Baltimore and Harford or within Baltimore City, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Maryland counties of Baltimore and Harford and Baltimore City, whose orders remain unsatisfied, on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Maryland counties of Baltimore and Harford or within Baltimore City, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond June 28, 2010. These extensions may not go beyond May 20, 2012, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion also provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated as our agent. We call this a syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same $10.00 per share price at which shares are offered and sold in the subscription and community offerings. No person may purchase more than $150,000 (15,000 shares) of common stock in the syndicated community offering, subject to the maximum and overall purchase limitations. See “—Limitations on Common Stock Purchases.” The syndicated community offering will be completed within 45 days after the expiration of the subscription offering, unless extended by Fairmount Bank with the approval of the Office of Thrift Supervision.

The syndicated community offering, if held, will be managed by Stifel, Nicolaus & Company, Incorporated acting as our agent. See “—Plan of Distribution; Selling Agent Compensation” below for a discussion of fees associated with a syndicated community offering. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules,

Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. The closing of the offering is subject to the conditions set forth in an agency agreement by and among Fairmount Bancorp, Inc. and Fairmount Bank, on one hand, and Stifel, Nicolaus & Company, Incorporated, on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other action as may be permitted with any required regulatory approval or non-objection.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or more than 15,000 shares, subject to adjustment as described below;

•	Our tax-qualified stock benefit plans, specifically our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering;

•

Except for the tax-qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 15,000 shares in all categories of the offering combined, subject to adjustment as described below; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 34% of the shares issued in the offering.

Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on the stock order form a desire to be resolicited, will be given, and, in our sole discretion, some other large subscribers may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for our common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to $6,612,500, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Maryland counties of Baltimore and Harford and the City of Baltimore.

The term “associate” of a person means:

(1)	any corporation or organization, other than Fairmount Bank or a majority-owned subsidiary of Fairmount Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Fairmount Bank or Fairmount Bancorp, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

We have the right to determine whether prospective purchasers are associates or acting in concert. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Fairmount Bank or Fairmount Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, Inc., members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Fairmount Bancorp, Inc.”

Plan of Distribution; Selling Agent Compensation

We have engaged Stifel, Nicolaus & Company, Incorporated, a registered broker-dealer, as a conversion advisor and marketing agent in connection with the offering of our common stock. In its role as conversion advisor and marketing agent, Stifel, Nicolaus & Company, Incorporated will assist us in the conversion and offering as follows:

•	acting as our financial advisor for the conversion and offering;

•	educating our employees about the conversion and offering;

•	managing the Stock Information Center and providing administrative services;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting votes of Fairmount Bank voting members.

For these services, Stifel, Nicolaus & Company, Incorporated will receive a success fee of $150,000.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Stifel, Nicolaus & Company, Incorporated will receive a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Stifel, Nicolaus & Company, Incorporated and other Financial Industry Regulatory Authority member firms in the syndicated community offering will not exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

In the event we are required to resolicit subscriptions in the subscription offering and community offering, and Stifel, Nicolaus & Company, Incorporated is required to provide significant additional services in connection with such resolicitation, additional compensation due to Stifel, Nicolaus & Company, Incorporated shall not exceed $20,000.

We will also reimburse Stifel, Nicolaus & Company, Incorporated for its expenses associated with this marketing effort, up to a maximum of $15,000 in the subscription and community offerings, and up to a maximum of $20,000 in the syndicated community offering. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its expenses, up to a maximum of $15,000, in the event the offering is materially delayed. In addition, we will reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees (including the out-of-pocket expenses of counsel) up to $50,000. However, in no event will we reimburse Stifel, Nicolaus & Company, Incorporated for combined expenses and legal fees exceeding $100,000 in the aggregate. If the plan of conversion and reorganization is terminated or if Stifel, Nicolaus & Company, Incorporated terminates its agreement with us in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will receive reimbursement of its reasonable out-of-pocket expenses plus $25,000 which we have previously advanced to Stifel, Nicoloaus & Company, Incorporated for its advisory and administrative services.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Fairmount Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Fairmount Bank’s main office apart from the area accessible to the general public. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interface with our financial printer; (4) record stock order information; and (5) tabulate proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $15,000 (which may be negotiated in the event unexpected circumstances arise). We have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as records management agent in an amount not to exceed $5,000.

Offering Deadline

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern time, on May 14, 2010, unless we extend either or both for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond June 28, 2010 would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation of subscribers. In a resolicitation, subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of a subscriber’s interest is not received, the stock order will be cancelled and funds will be returned with interest, and deposit account withdrawal authorizations will be cancelled. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and cancel all orders as described above.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with, or preceded by, a prospectus. Subscription funds will be maintained in a segregated account at Fairmount Bank or at another insured depository institution and will earn interest at our passbook savings rate, currently 1.00% per annum, from the date of processing.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our passbook savings rate.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment or appropriate deposit withdrawal authorization. We will not be required to accept photocopied or facsimilated order forms, or unsigned order forms. We must receive all order forms prior to 2:00 p.m., Eastern time, on May 14, 2010. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the Stock Information Center address indicated on the order form or by hand-delivery to Fairmount Bank, located at 8216 Philadelphia Road, Baltimore, Maryland. Please do not mail stock order forms to Fairmount Bank. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Fairmount Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares

Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Fairmount Bancorp, Inc.; or

(2)	authorization of withdrawal from the types of Fairmount Bank deposit accounts designated on the stock order form.

Funds received by check or money order before the completion of the offering will be maintained in a segregated account at Fairmount Bank or, at our discretion, at another federally insured depository institution. All checks and money orders must be made payable to Fairmount Bancorp, Inc. and will be immediately deposited in such segregated account. We will not maintain more than one segregated account in connection with the subscription and community offerings. All funds received in the subscription and community offerings will bear interest at Fairmount Bank’s passbook savings rate, which is currently 1.00% per annum. If the offering is terminated, we will promptly return all funds received in the subscription and community offerings, by check, including interest earned, by first class mail.

You may not submit cash or wire transfers. Appropriate means for designating withdrawals from deposit accounts at Fairmount Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook savings rate subsequent to the withdrawal. You may not designate on your stock order form a direct withdrawal from a Fairmount Bank individual retirement account. See the following section for additional information regarding the use of individual retirement accounts.

In the case of payments made by personal check, these funds must be available in the account(s). Payments made by check or money order will earn interest at our passbook savings rate from the date payment is processed until the offering is completed or terminated, at which time a subscriber will be issued a check for interest earned.

You may not use a check drawn on a Fairmount Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Fairmount Bancorp, Inc. If you request that we place a hold on your Fairmount Bank checking account for the aggregate subscription price, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is terminated or extended beyond June 28, 2010.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Fairmount Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Fairmount Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Individual Retirement Account Funds

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account, such as a brokerage firm individual retirement account. By regulation, Fairmount Bank’ individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Fairmount Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to an independent trustee or custodian account, such as a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Purchasers interested in using funds in an individual retirement account held at Fairmount Bank or elsewhere to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the offering will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription offering purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our office personnel may not, by law, assist with investment-related decisions. If you have any questions regarding the offering, please call our Stock Information Center, toll-free, at 1-(877) 821-5782, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays. Fairmount Bank will only accept hand-delivered stock order forms at its office, located at 8216 Philadelphia Road, Baltimore, Maryland.

Liquidation Rights

In the unlikely event of a complete liquidation of Fairmount Bank prior to the conversion, all claims of creditors of Fairmount Bank, including those of depositors of Fairmount Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Fairmount Bank remaining, members of Fairmount Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Fairmount Bank immediately prior to liquidation. In the unlikely event that Fairmount Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Fairmount Bancorp, Inc. as the holder of Fairmount Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Fairmount Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Fairmount Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Fairmount Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Fairmount Bank, would be entitled, on a complete liquidation of Fairmount Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Fairmount Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Fairmount Bank on September 30, 2008, and March 31, 2010, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2008, and March 31, 2010, respectively, bears to the balance of all deposit accounts in Fairmount Bank on such dates.

If, however, on any September 30 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2008 and March 31, 2010, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Fairmount Bancorp, Inc., as the sole stockholder of Fairmount Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Fairmount Bank, Fairmount Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Fairmount Bank. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Fairmount Bank or Fairmount Bancorp, Inc. would prevail in a judicial proceeding.

Fairmount Bank and Fairmount Bancorp, Inc. have received an opinion of counsel, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Fairmount Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F).

2.	The assets of Fairmount Bank will have the same basis in the hands of the stock Fairmount Bank as they had in the hands of Fairmount Bank immediately prior to the conversion. The holding period of Fairmount Bank’s assets to be received by the stock Fairmount Bank will include the period during which the assets were held by Fairmount Bank prior to the conversion. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

3.	For purposes of Section 381 of the Internal Revenue Code, the stock Fairmount Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Fairmount Bank will not end on the effective date of the conversion merely because of the transfer of assets of Fairmount Bank to the stock Fairmount Bank, and the tax attributes of Fairmount Bank will be taken into account by the stock Fairmount Bank as if there had been no reorganization.

4.	The part of the taxable year of Fairmount Bank before the reorganization and the part of the taxable year of the stock Fairmount Bank after the reorganization will constitute a single tax year of the stock Fairmount Bank.

Consequently, Fairmount Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the conversion.

5.	The tax attributes of Fairmount Bank enumerated in Internal Revenue Code Section 381(c) will be taken into account by the stock Fairmount Bank.

6.	No gain or loss will be recognized by the account holders of Fairmount Bank upon the issuance to them of withdrawable deposit accounts in the stock Fairmount Bank in the same dollar amount and under the same terms as their deposit accounts in Fairmount Bank, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the stock Fairmount Bank, in exchange for their deemed ownership interests in Fairmount Bank. (Section 354(a) of the Internal Revenue Code).

7.	The basis of the account holders’ deposit accounts in the stock Fairmount Bank will be the same as the basis of their deposit accounts in Fairmount Bank surrendered in exchange therefore. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the liquidation account of the stock Fairmount Bank will be zero, that being the cost of such property.

8.	It more likely than not that the nontransferable subscription rights have no value. Accordingly, no gain or loss will be recognized by Fairmount Bank, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of our common stock, provided that the amount to be paid for such common stock is equal to its fair market value.

9.	No gain or loss will be recognized by us upon receipt of money from the sale of our common stock. (Section 1032(a) of the Internal Revenue Code).

10.	No gain or loss will be recognized by the stock Fairmount Bank on the transfer of a portion of the offering proceeds by us to Fairmount Bank in exchange for Fairmount Bank shares. (Section 1032(a) of the Internal Revenue Code).

11.	It is more likely than not that the basis of our common stock to our stockholders will be the purchase price thereof. (Section 1012 of the Internal Revenue Code).

12.	The holding period of the our common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code).

In the view of Feldman Financial Advisors, Inc. (which is acting as independent appraiser of the value of the shares of Fairmount Bancorp, Inc. common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those deposit account holders who exercise the subscription rights in an amount equal to their value, and Fairmount Bancorp, Inc. could recognize gain on a distribution. Deposit account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Fairmount Bank, the depositors of Fairmount Bank, Fairmount Bancorp, Inc. or the eligible depositors who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Fairmount Bancorp, Inc. or Fairmount Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of Fairmount Bancorp, Inc. Advice regarding the Maryland state income tax consequences consistent with the federal tax opinion has been issued by Smith Elliott Kearns & Company, LLC, tax advisors to Fairmount Bank and Fairmount Bancorp, Inc.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Fairmount Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Fairmount Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans.

Office of Thrift Supervision regulations prohibit Fairmount Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF FAIRMOUNT BANCORP, INC.

Although the board of directors of Fairmount Bancorp, Inc. is not aware of any effort that might be made to obtain control of Fairmount Bancorp, Inc. after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of the articles of incorporation of Fairmount Bancorp, Inc. to protect the interests of Fairmount Bancorp, Inc. and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Fairmount Bank, Fairmount Bancorp, Inc. or the stockholders of Fairmount Bancorp, Inc.

The following discussion is a general summary of the material provisions of Fairmount Bancorp’s articles of incorporation and bylaws, Fairmount Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is general and, with respect to provisions contained in the articles of incorporation and bylaws of Fairmount Bancorp, Inc. and Fairmount Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Fairmount Bank’s application for conversion with the Office of Thrift Supervision and the registration statement of Fairmount Bancorp, Inc. filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Fairmount Bancorp, Inc. contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Fairmount Bancorp, Inc. more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the articles of incorporation and bylaws authorize the board of directors to fill any vacancies so created, including any vacancy created by an increase in the number of directors, by a two-thirds vote of directors then in office. The bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the President, or the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Special meetings of stockholders shall also be called upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed from office only for cause, and only by the affirmative vote of the holders of at least 50% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares. After the conversion, Fairmount Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 4,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. The board of directors of Fairmount Bancorp, Inc. may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Fairmount Bancorp, Inc. has authority to issue. In addition, the board of directors of Fairmount Bancorp, Inc. is authorized, without further approval of the stockholders, to issue shares of preferred stock from time to time in series, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Fairmount Bancorp, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Fairmount Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of authorized directors, assuming no vacancies, of Fairmount Bancorp, Inc., the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our board of directors before it can be submitted for consideration at an annual or special meeting. Notwithstanding the foregoing, our articles of incorporation provide that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	The inability of stockholders to act by written consent;

•	The division of the board of directors into three staggered classes;

•	The ability of the board of directors to issue shares of preferred stock;

•	The ability of the board of directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

•	The rights of our directors and officers to indemnification;

•	The ability of the board of directors to amend and repeal the bylaws; and

•	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Fairmount Bancorp, Inc.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association’s stock who do not intend to participate in or seek to exercise control over a savings association’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Fairmount Bancorp, Inc. will be authorized to issue 4,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Fairmount Bancorp, Inc. currently expects to issue in the offering up to 575,000 shares of common stock, subject to adjustment. Fairmount Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of Fairmount Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Fairmount Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Fairmount Bancorp, Inc. may pay dividends out of statutory surplus or from net earnings if, as and when declared by our board of directors. The payment of dividends by Fairmount Bancorp, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Fairmount Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefore. If Fairmount Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Fairmount Bancorp, Inc. will have exclusive voting rights in Fairmount Bancorp, Inc. They will elect the board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Fairmount Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Fairmount Bank are vested in its board of directors, who elect the officers of Fairmount Bank and who fill any vacancies on the board of directors. Voting rights of Fairmount Bank are vested exclusively in the owners of the shares of capital stock of Fairmount Bank, which will be Fairmount Bancorp, Inc., and voted at the direction of Fairmount Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Fairmount Bancorp, Inc. will not have direct control of Fairmount Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Fairmount Bank, Fairmount Bancorp, Inc., as the holder of 100% of Fairmount Bank’s capital stock, would be entitled to receive all assets of Fairmount Bank available for distribution, after payment or provision for payment of all debts and liabilities of Fairmount Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Fairmount Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Fairmount Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Fairmount Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the 1,000,000 shares of authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for the common stock of Fairmount Bancorp, Inc. is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The Financial Statements of Fairmount Bank as of September 30, 2009 and 2008, and for each of the years in the two-year period ended September 30, 2009, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Smith Elliott Kearns & Company, LLC, independent registered public accounting firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to Fairmount Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Washington, D.C., counsel to Fairmount Bancorp, Inc. and Fairmount Bank, will issue to Fairmount Bancorp, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Kilpatrick Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Fairmount Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Fairmount Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Fairmount Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. Our plan of conversion is available, upon request, at our home office.

In connection with the offering, Fairmount Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Fairmount Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Fairmount Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

Separate financial statements for Fairmount Bancorp, Inc. have not been included in this prospectus because Fairmount Bancorp, Inc. is a newly formed holding company and has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Fairmount Bank

Baltimore, Maryland

We have audited the accompanying balance sheets of Fairmount Bank (the Bank) as of September 30, 2009 and 2008, and the related statements of income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairmount Bank as of September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chambersburg, Pennsylvania

December 2, 2009

FAIRMOUNT BANK

BALANCE SHEETS

	December 31, 2009	September 30, 2009	September 30, 2008
	(unaudited)
ASSETS
Cash and due from banks	$279,543	$327,769	$366,867
Interest bearing deposits in other banks	53,195	92,562	154,160
Federal funds sold	1,698,643	4,212,574	890,654

Cash and cash equivalents	2,031,381	4,632,905	1,411,681

Securities available for sale	5,120,079	3,327,518	7,018,727
Securities held to maturity	2,265,596	1,766,370	—
Federal Home Loan Bank stock, at cost	600,900	600,900	539,200
Loans, net of allowance for loan and lease losses of $252,658 at 12/31/09 $219,717 at 9/30/09 and $102,838 at 9/30/08	51,431,556	50,333,670	45,154,888
Accrued interest receivable, investments	38,531	27,976	45,908
Accrued interest receivable, loans	208,160	206,208	184,457
Bank buildings, equipment, furniture and fixtures, net	2,992,561	2,889,105	1,047,752
Foreclosed real estate, net	95,000	95,000	—
Prepaid expenses	399,151	91,137	41,722
Cash surrender value of life insurance	64,929	64,929	62,935
Other assets	4,412	5,198	4,265

Total assets	$65,252,256	$64,040,916	$55,511,535

LIABILITIES
Deposits
Non-interest bearing deposits	$629,600	$447,413	$489,925
Interest bearing demand deposits	3,504,533	3,375,914	2,625,600
Savings deposits	9,193,540	9,164,916	9,189,354
Certificates of deposit	33,821,095	32,850,201	26,585,627

Total deposits	47,148,768	45,838,444	38,890,506

Liability for borrowed funds	11,000,000	11,000,000	10,000,000
Accounts payable	17,277	194,666	—
Income taxes payable	57,915	51,635	290,360
Accrued interest payable	43,587	43,255	43,594
Deferred compensation liability	30,417	30,417	35,170
Deferred income tax liabilities	47,015	50,542	41,936
Other liabilities	10,031	42,117	17,608

Total liabilities	58,355,010	57,251,076	49,319,174

Commitments and contingencies	—	—	—

EQUITY
Retained earnings	6,842,301	6,727,340	6,282,080
Accumulated other comprehensive income (loss)	54,945	62,500	(89,719)

Total equity	6,897,246	6,789,840	6,192,361

Total liabilities and equity	$65,252,256	$64,040,916	$55,511,535

The notes to financial statements are an integral part of these statements.

FAIRMOUNT BANK

STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Interest and Dividend Income
Interest on loans	$837,959	$743,502	$3,133,354	$2,422,268
Interest and dividends on investments	75,023	87,298	303,911	527,200

Total interest income	912,982	830,800	3,437,265	2,949,468

Interest Expense
Interest on deposits	290,973	308,540	1,217,027	1,394,271
Interest on borrowings	70,486	74,814	285,569	224,399
Capitalized interest	—	—	(44,651)	—

Total interest expense	361,459	383,354	1,457,945	1,618,670

Net interest income	551,523	447,446	1,979,320	1,330,798

Provision for Loan and Lease Losses	30,000	6,000	182,000	50,000

Net interest income after provision for loan and lease losses	521,523	441,446	1,797,320	1,280,798

Other Income
Service charges on deposit accounts	815	315	2,366	3,068
Other service charges, collection and exchange charges, commissions and fees	46,433	20,503	144,247	118,996
Gain on the sale of securities available for sale	1,164	592	592	22,320
Other income	1,982	655	10,261	6,757

Total other income	50,394	22,065	157,466	151,141

Other Expenses
Salaries, fees and employment expenses	229,405	164,775	738,527	650,159
Building and occupancy expense	27,685	10,266	47,723	37,714
Furniture and equipment expenses	14,626	7,800	24,028	31,988
Professional fees	19,903	25,708	105,144	89,838
Data processing expenses	18,442	17,276	66,618	64,389
FDIC insurance premium	27,267	4,000	46,340	4,456
Insurance and bond premiums	2,859	1,822	8,292	12,705
Stationery, printing and supplies	10,095	6,630	37,464	17,313
Other operating expenses	33,674	26,602	166,427	128,778

Total other expenses	383,956	264,879	1,240,563	1,037,340

Income before income taxes	187,961	198,632	714,223	394,599
Applicable Income Taxes	73,000	71,000	268,963	148,237

Net income	$114,961	$127,632	$445,260	$246,362

The notes to financial statements are an integral part of these statements.

FAIRMOUNT BANK

STATEMENTS OF CHANGES IN EQUITY

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance September 30, 2007	$6,035,718	$(81,369)	$5,954,349

Comprehensive income:
Net income	246,362		246,362

Unrealized gain (loss) on investment securities available for sale (net of tax effect of $5,254 )		(8,350)	(8,350)

Total comprehensive income			238,012

Balance September 30, 2008	6,282,080	(89,719)	6,192,361

Comprehensive income:
Net income	445,260		445,260

Unrealized gain (loss) on investment securities available for sale (net of tax effect of $95,775)		152,219	152,219

Total comprehensive income			597,479

Balance September 30, 2009	$6,727,340	$62,500	$6,789,840

Comprehensive income:
Net income (unaudited)	114,961		114,961

Unrealized gain (loss) on investment securities available for sale (net of tax effect of $3,527) (unaudited)		(7,555)	(7,555)

Total comprehensive income (unaudited)			107,406

Balance December 31, 2009 (unaudited)	$6,842,301	$54,945	$6,897,246

The notes to financial statements are an integral part of these statements.

FAIRMOUNT BANK

STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$114,961	$127,632	$445,260	$246,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,150	9,150	31,351	35,762
Provision for loan and lease losses	30,000	6,000	182,000	50,000
(Gain) on the maturities/calls of investment securities	(1,164)	—	—	—
(Gain) on the disposal of equipment	(600)	—	—	—
Deferred income taxes	—	—	(87,169)	(142,123)
(Increase) in cash surrender value of life insurance	—	—	(1,994)	(2,048)
(Gain) on the sale of securities available for sale	—	(592)	(592)	(22,320)
(Increase) decrease in accrued interest receivable	(12,507)	(4,969)	(3,820)	14,553
(Increase) decrease in income tax refund claims	—	—	—	76,200
(Increase) decrease in prepaid expenses	(308,014)	26,731	—	—
(Increase) decrease in other assets	786	(22,602)	(50,348)	144,522
Increase (decrease) in accounts payable	(177,389)	—	11,649	8,890
Increase (decrease) in accrued interest payable	332	922	(338)	30,494
Increase (decrease) in income taxes payable	6,280	(227,671)	(238,725)	290,360
Increase (decrease) in other liabilities	(32,086)	(193)	24,577	(14,198)

Net cash provided by operating activities	(352,251)	(85,592)	311,851	716,454

Cash flows from investing activities:
Maturities of available for sale securities	210,038	82,496	2,813,441	5,795,000
Proceeds from the sale of available for sale securities	—	500,717	500,717	1,500,000
Purchases of available for sale securities	(2,011,743)	—	(837,512)	(3,300,434)
Proceeds from maturities of held to maturity securities	500,000	—	—	—
Purchases of held to maturity securities	(1,000,000)	—	(305,469)	—
Purchases of Federal Home Loan Bank stock	—	(45,000)	(61,700)	(340,600)
Net (increase) in loans	(1,127,886)	(1,349,677)	(5,360,779)	(12,965,094)
Proceeds from the disposal of equipment	600	—	—	—
Purchases of bank premises and equipment	(130,606)	(45,846)	(1,778,124)	(195,204)
Loss on disposal of equipment	—	—	(4,317)	—

Net cash provided (used) by investing activities	(3,559,597)	(857,310)	(5,033,743)	(9,506,332)

Cash flows from financing activities:
Net increase in deposits	1,310,324	2,160,529	6,931,594	1,026,972
Increase (decrease) in advances by borrowers, net	—	—	16,275	(35,425)
Proceeds from borrowings	—	1,000,000	1,000,000	7,250,000
Payments on accrued deferred compensation obligation	—	—	(4,753)	(6,178)

Net cash provided by financing activities	1,310,324	3,160,529	7,943,116	8,235,369

Net increase (decrease) in cash and cash equivalents	(2,601,524)	2,217,627	3,221,224	(554,509)
Cash and cash equivalents, beginning balance	4,632,905	1,411,681	1,411,681	1,966,190

Cash and cash equivalents, ending balance	$2,031,381	$3,629,308	$4,632,905	$1,411,681

Supplemental disclosure of cash flows information:

Cash paid during the year for:
Interest (net of capitalized interest of $44,651 at 9/30/09 and $0 at 12/31/09, 12/31/08, 9/30/08)	$361,127	$382,432	$1,458,284	$1,588,176
Income taxes	$66,720	$298,671	603,311	—

Supplemental schedule of noncash investing and financing activities:

Change in unrealized gain (loss) on securities available for sale—net of tax effect of $3,527, $76,433, $95,775 and $5,254, respectively	($7,555)	$129,396	$152,219	$(8,350)
Foreclosed assets acquired in settlement of loans	—	—	$95,000	—
Available-for-sale securities transferred to held-to-maturity	—	—	1,472,073	—

The notes to financial statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

Note 1.    Significant Accounting Policies

Nature of Operations

Fairmount Bank (the “Bank”) is a community-oriented federal savings bank, which provides a variety of financial services to individuals and corporate customers through its home office in the Rosedale area of Baltimore County, Maryland, and is subject to competition from other financial institutions. The Bank’s primary deposit products are interest-bearing savings, certificates of deposit, and individual retirement accounts. The Bank’s primary lending products are single-family residential mortgage loans. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Unaudited Interim Financial Statements

The interim financial statements prepared by management as of December 31, 2009 and for the three months ended December 31, 2009 and 2008 have not been audited, and therefore all references to information as of December 31, 2009 and for the three months ended December 31, 2009 and 2008 are not covered by the Report of Independent Registered Public Accounting Firm.

In the opinion of management, the accompanying financial statements as of December 31, 2009 and for the three months ended December 31, 2009 and 2008 contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at December 31, 2009, and the results of operations and cash flows for the three months ended December 31, 2009 and 2008. The results of operations for the three months ended December 31, 2009 are not necessarily indicative of the results to be expected for the full year.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and leases and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and leases and foreclosed real estate, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and interest-bearing deposits in other financial institutions and Federal funds sold as stated on the balance sheet.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost (including amortization of premium or accretion of discount).

Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as increases or decreases in other comprehensive income. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

FHLB Stock

Federal Home Loan Bank of Atlanta (“FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of Generally Accepted Accounting Standards related to Accounting for Certain Investments in Debt and Equity Securities, because its ownership is restricted and it lacks a market. FHLB stock can be sold back only at par value of $ 100 per share and only to the FHLB or another member institution. As of September 30, 2009, the Bank owned shares totaling $ 600,900. As of December 31, 2009, the Bank owned shares totaling $600,900.

The Bank evaluates the FHLB stock for impairment in accordance with generally accepted accounting principles. The Bank’s determination of whether this investment is impaired is based on an assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline in value affects the ultimate recoverability of its cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly on the customer base of the FHLB.

Loans

Loans are generally carried at the amount of unpaid principal, less the allowance for loan losses and adjusted for deferred loan fees, which are amortized over the term of the loan using the interest method. Interest on loans is accrued based on the principal amounts outstanding. It is the bank’s policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when the principal or interest is delinquent for 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal and no interest income is recognized on those loans until the principal balance has been collected. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan and lease losses are charged against the allowance when management believes the collectability of a principal balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

The Bank maintains the allowance for loan and lease losses at a level considered adequate to provide for losses inherent in the loan portfolio. While the Bank utilizes available information to recognize losses on loans, future additions to the allowance for loan and lease losses may be necessary based on changes in economic conditions, particularly in its’ market area in the state of Maryland. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses. Such agencies may require the Bank to recognize additions to the allowance for loan and lease losses based on their judgments about information available to them at the time of their examination.

Actual loan losses may be significantly more than the allowance for loan and lease losses the Bank has established, which could have a material negative effect on its financial statements.

Premises and Equipment

Land is carried at cost. Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided for the temporary differences between the tax basis and the financial basis of the Bank’s assets and liabilities. Deferred tax assets and liabilities are determined based on the enacted rates that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax expense or benefit is the result of the changes in the deferred tax assets and liabilities.

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of equity, such items, along with net income, are components of comprehensive income.

The Bank has elected to report its comprehensive income (loss) in the statement of changes in equity. The only element of “other comprehensive income” that the Bank has is the unrealized gains or losses on available for sale securities.

The components of other comprehensive income (loss) and related tax effects were as follows:

	December 31, 2009	September 30,
		2009	2008
	(unaudited)
Unrealized holding gains (losses) on available-for-sale securities	$(8,272)	$248,278	$8,716
Amortization of unrealized loss on securities transferred to held-to-maturity	(1,646)	308	—
Reclassification adjustment for losses (gains) realized in income	(1,164)	(592)	(22,320)

Net unrealized gains (losses)	(11,082)	247,994	(13,604)
Tax effect	3,527	(95,775)	5,254

Net-of-tax amount	$(7,555)	$152,219	$(8,350)

Components of accumulated other comprehensive income are as follows:

	December 31, 2009	2009	2008
	(unaudited)
Unrealized gain (loss) on available-for-sale securities	$62,520	$69,168	$(89,719)
Unamortized loss on available-for-sale securities transferred to held-to-maturity	(7,575)	(6,668)	—

Accumulated other comprehensive income (loss)	$54,945	$62,500	$(89,719)

Effective June 1, 2009, the Bank transferred three securities with an aggregate carrying value of $1,472,073 from available-for-sale to held-to-maturity as the Bank intends to hold those securities until they mature. The unrealized loss on the date of transfer was ($11,172), which will be amortized over the remaining life of the securities.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. These loans involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. Such financial instruments are recorded in the statement of income when they are funded.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies for these instruments as it does for the on-balance sheet instruments.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $22,986 and $10,416 for the years ending September 30, 2009 and 2008, respectively. Advertising costs totaled $2,012 and $1,687 for the three month periods ending December 31, 2009 and 2008, respectively.

Concentrations of Credit Risk

The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s management considers this a normal business risk. The Bank also maintains accounts with stock brokerage firms containing securities. These balances are insured up to $500,000 by the Securities Investor Protection Corporation. The Bank was required to maintain a $100,000 minimum balance in a deposit account with Maryland Financial as of September 30, 2009 and 2008 in relation to a sweep account. As of December 31, 2009, the minimum balance was $100,000.

Most of the Bank’s activities are with customers in the Maryland counties of Baltimore and Harford and portions of the City of Baltimore. Note 1 discusses the type of activities that the Bank engages in. Note 3 discusses the types of lending that the Bank engages in. The Bank does not have any significant concentrations in any one industry or customer.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s method of presentation. Such reclassifications had no effect on net income.

Note 2.    Securities

Securities Available For Sale

Securities available for sale consisted of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2009 (unaudited)
Mortgage-Backed Securities
FHLMC	$873,874	$35,442	—	$909,316
FNMA	3,173,832	52,241	(34,172)	3,191,901
GNMA	969,120	49,742	—	1,018,862

	$5,016,826	$137,425	$(34,172)	$5,120,079

September 30, 2009
U.S. Government and Federal Agency Obligations	—	—	—	—
Mortgage -Backed Securities—FHLMC	917,335	28,920	—	946,255
Mortgage -Backed Securities—FNMA	1,283,482	43,182	—	1,326,664
Mortgage -Backed Securities—GNMA	1,014,013	44,963	(4,377)	1,054,599
State and Municipal Securities	—	—	—	—

	$3,214,830	$117,065	$(4,377)	$3,327,518

September 30, 2008
U. S. Government and Federal Agency Obligations	$2,998,083	$1,518	$(139,756)	$2,859,845
Mortgage -Backed Securities—FHLMC	1,258,546	—	(9,492)	1,249,054
Mortgage -Backed Securities—FNMA	1,599,543	2,593	(11,555)	1,590,581
Mortgage -Backed Securities—GNMA	835,026	26,212	(61)	861,177
State and Municipal Securities—Fixed Rate	473,699	—	(15,629)	458,070

	$7,164,897	$30,323	$(176,493)	$7,018,727

The fair value and gross unrealized losses for securities available for sale, totaled by the length of time that individual securities have been in a continuous gross unrealized loss position were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2009 (unaudited)
Mortgage -Backed Securities	$1,964,643	$34,172	—	—	$1,964,643	$34,172

	$1,964,643	$34,172	—	—	$1,964,643	$34,172

September 30, 2009
Mortgage -Backed Securities	$317,090	$4,377	—	—	$317,090	$4,377

	$317,090	$4,377	$—	$—	$317,090	$4,377

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
September 30, 2008
U. S. Government and Federal Agency Obligations	$964,797	$48,516	$1,430,840	$91,240	$2,395,637	$139,756
Mortgage -Backed Securities	1,836,822	21,108	—	—	1,836,822	21,108
State and Municipal Securities	466,182	15,629	—	—	466,182	15,629

	$3,267,801	$85,253	$1,430,840	$91,240	$4,698,641	$176,493

At September 30, 2009, gross unrealized losses totaled ($4,377). At September 30, 2008, gross unrealized losses totaled ($176,493). At December 31, 2009, gross unrealized losses totaled ($ 34,172). At December 31, 2009, there were two securities having an unrealized loss position. At September 30, 2009, the Bank held one investment security having an unrealized loss position. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. No unrealized losses are deemed to be other than temporary.

The amortized cost and fair values of investment securities available for sale at September 30, 2009 and December 31, 2009 by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2009 (unaudited) Maturities	Amortized Cost	Fair Value
One year or less	$—	$—
After one year to five years	—	—
After five years to ten years	309,134	324,029
After ten years	4,707,692	4,796,050

	$5,016,826	$5,120,079

September 30, 2009 Maturities	Amortized Cost	Fair Value
One year or less	$—	$—
After one year to five years	—	—
After five years to ten years	328,730	341,869
After ten years	2,886,100	2,985,649

	$3,214,830	$3,327,518

Proceeds from sales of available for sale securities through September 30, 2009 totaled $ 500,125, realizing gross gains of $ 592 for the year. Proceeds from sales of available for sale securities through September 30, 2008 totaled $ 1,500,000, with gross gains of $ 22,320. There were no sales of available for sale securities through December 31, 2009.

Securities Held to Maturity

Securities held to maturity consisted of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2009 (unaudited)
U. S. Government and Federal Agency Obligations	$1,492,734	$—	($35,229)	$1,457,505
State and Municipal Securities—Fixed Rate	772,862	25,777	(18,494)	780,145

	$2,265,596	$25,777	($53,723)	$2,237,650

September 30, 2009
U. S. Government and Federal Agency Obligations	$993,348	$5,280	$—	$998,628
Mortgage -Backed Securities	—	—	—	—
State and Municipal Securities—Fixed Rate	773,022	25,547	—	798,569

	$1,766,370	$30,827	$—	$1,797,197

September 30, 2008
U. S. Government and Federal Agency Obligations	$—	$—	$—	$—
Mortgage -Backed Securities	—	—	—	—
State and Municipal Securities	—	—	—	—

	$—	$—	$—	$—

The fair value and gross unrealized losses for securities held to maturity, totaled by the length of time that individual securities have been in a continuous gross unrealized loss position were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2009 (unaudited)
U. S. Government Agencies	$1,457,505	$35,229	—	—	$1,457,505	$35,229
State and Municipal Securities	$286,752	$18,494	—	—	$286,752	$18,494

	$1,744,257	$53,723	—	—	$1,744,257	$53,723

There were no securities held to maturity in a loss position at September 30, 2009 and 2008. There were three securities held to maturity in a loss position at December 31, 2009. Proceeds from the call of held to maturity securities through December 31, 2009 totaled $ 501,164, with gross gains of $ 1,164. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. No unrealized losses are deemed to be other than temporary.

The amortized cost and fair values of investment securities held to maturity by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2009 (unaudited) Maturities	Amortized Cost	Fair Value
One year or less	$—	$—
After one year to five years	—	—
After five years to ten years	305,246	286,752
After ten years	1,960,350	1,950,898

	$2,265,596	$2,237,650

September 30, 2009 Maturities	Amortized Cost	Fair Value
One year or less	$—	$—
After one year to five years	—	—
After five years to ten years	305,367	312,928
After ten years	1,461,003	1,484,269

	$1,766,370	$1,797,197

Market Risks

Investments of the Bank are exposed to various risks, such as interest rate, market, currency and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the financial statements.

In addition, recent economic uncertainty and market events have led to unprecedented volatility in currency, commodity, credit and equity markets, culminating in failures of some banking and financial service firms and government intervention to solidify others. These recent events underscore the level of investment risk associated with the current economic environment, and accordingly, the level of risk in the Bank’s investments.

Note 3.    Loans and Allowance for Loan and Lease Losses

The Bank makes loans to customers primarily in the counties of Baltimore and Harford and in the City of Baltimore Maryland. The principal categories of the loan portfolio are as follows:

	December 31, 2009	September 30,
		2009	2008
	(unaudited)
Real estate loans
One-to four-family owner occupied	$23,101,667	$22,161,602	$21,921,670
One-to four-family non-owner occupied	17,668,809	17,483,806	11,963,023
Home equity	1,609,918	1,845,430	1,933,334
Mobile home	3,048,512	3,072,435	3,359,624
Secured by other properties	2,232,384	2,031,949	1,361,851
Construction and land development	2,815,633	2,747,384	3,264,901

Total real estate loans	50,476,923	49,342,606	43,804,403

Commercial and consumer loans
Secured commercial	946,148	847,612	667,282
Commercial leases	107,056	133,339	310,795
Savings	30,683	60,239	57,010

Total commercial and consumer loans	1,083,887	1,041,190	1,035,087

Total loans	51,560,810	50,383,796	44,839,490

Unamortized premiums and loan fees	533,436	548,461	643,027
Unearned income on loans	(410,032)	(378,870)	(224,791)
Allowance for loan and lease losses	(252,658)	(219,717)	(102,838)

Total loans, net	$51,431,556	$50,333,670	$45,154,888

The Bank had a mobile home loan program that began in 2005 in which it is no longer participating. At September 30, 2009 and 2008, these loan balances totaled $3,072,435 and $3,359,624, respectively. At December 31, 2009, these loan balances totaled $3,048,512. Mobile home loans were purchased from by a third-party originator and funded by the Bank at settlement. The Bank paid a premium/loan origination fee to the third-party originator, of which one-half was wired upon settlement of the loan and the remainder was kept by the Bank in a depository account in the name of the third-party. At September 30, 2009 and 2008, the balance in the account was $232,694 and $266,958, respectively, and can be accessed by the Bank in the event of prepayment, foreclosure or deterioration of the value of the mobile home. At December 31, 2009, the balance in the account was $232,694. As of September 30, 2009 and 2008, the Bank had prepaid loan origination fees related to this program of $530,727 and $624,383, which are being amortized over the estimated lives of the loans. As of December 31, 2009, the Bank had prepaid origination fees of $515,934.

In October 2004, the Bank purchased a block of mortgage loans from another financial institution for $2,126,620, with an average yield of 6%. At September 30, 2009 and 2008, the loan balances were $788,286 and $802,483, respectively, and included in mortgage loans secured by one-to-four family residences. At December 31, 2009, the loan balances were $784,855. In addition, the Bank has unamortized loan premiums of $17,735 and $18,643 as of September 30, 2009 and 2008, respectively, that are being amortized over the terms of the purchased loans. At December 31, 2009, the unamortized loan premiums were $17,502.

In May 2009, the Bank purchased a block of one-to four-family mortgage loans totaling $1,109,768, with an average yield of 6.08%. There was no premium paid on the purchase. The balances of purchased loans at September 30, 2009 and 2008 are included in the breakdown of loans shown above. The balances at December 31, 2009 are also included in the breakdown above.

Loans and their remaining contractual maturities were as follows:

	December 31, 2009	September 30, 2009
	(unaudited)
One year or less	$3,554,091	$2,496,198
After one year to five years	2,949,655	3,873,044
After five years to ten years	11,533,885	11,581,715
After ten years to fifteen years	13,962,167	13,856,840
After fifteen years	19,561,012	18,575,999

	$51,560,810	$50,383,796

In the normal course of banking business, loans are made to officers and directors and related affiliates. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory limitations, and do not involve more than the normal risk of collectability.

Loans to officers, directors and related affiliates were as follows:

	December 31,	September 30,
	2009	2009	2008
	(unaudited)
Balance, beginning of year	$693,692	$300,836	$164,385
Additions	—	423,000	150,000
Repayments	(10,257)	(30,144)	(13,549)

Balance, end of year	$683,435	$693,692	$300,836

The allowance for loan and lease losses is summarized as follows:

	Three months ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Balance, beginning of year	$219,717	$102,838	$102,838	$79,000
Provision	30,000	6,000	182,000	50,000
Charge-offs	—	—	(67,180)	(26,162)
Recoveries	2,941	—	2,059	—

Balance, end of year	$252,658	$108,838	$219,717	$102,838

At September 30, 2009, there were no loans 90 days past due and still accruing interest. At December 31, 2009, there were no loans 90 days past due and still accruing interest. The Bank had five loans on non-accrual status at September 30, 2009 totaling $413,664 with forgone interest in the amount of $11,273. The Bank had two loans on non-accrual status at December 31, 2009 totaling $166,891 with forgone interest in the amount of $3,910. There were no loans on non-accrual status at September 30, 2008. Also, the recorded investment of impaired loans at September 30, 2009 was $116,219, with a related allowance for loan losses of $51,483. The interest recognized as of September 30, 2009 was $8,135. There were no loans considered impaired at September 30, 2008. There was one impaired loan at December 31, 2009 totaling $116,219 with a related allowance for loan losses of $51,483. The interest recognized as of December 31, 2009 was $816. There were no troubled debt restructurings in fiscal years 2009 or 2008.

Note 4.    Foreclosed Real Estate

At September 30, 2009 and 2008, the Bank had $ 95,000 and $0 in foreclosed real estate, respectively. A charge to the Allowance for Loan Losses of $39,763 was taken at the time the foreclosed property was placed in Other Real Estate. The balance of foreclosed real estate remained at $95,000 at December 31, 2009.

Note 5.    Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. These loans involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies for these instruments as it does for on-balance sheet instruments.

The commitment to originate loans is an agreement to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require the payment of a fee. The Bank expects that a large majority of its commitments will be fulfilled subsequent to the balance sheet date and therefore, represent future cash requirements.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower.

Loan commitments representing off-balance sheet risk were as follows:

	Contract or Notional Amount
	December 31, 2009	September 30,
		2009	2008
	(unaudited)
Mortgage loan commitments—Fixed Rate (7.5% – 7.75%)	$167,700	$587,750	$695,000
Unused lines of credit	2,645,114	2,359,774	1,510,093
Available home equity lines of credit	675,036	652,617	556,007

	$3,487,850	$3,600,141	$2,761,100

Note 6.    Premises and Equipment

Premises and equipment were as follows:

	December 31, 2009	September 30, 2009	September 30, 2008	Depreciable Lives
	(unaudited)
Cost
Land	$772,751	$772,751	$756,403	—
Construction in progress	—	—	163,402	—
Buildings and land improvements	2,048,057	2,015,534	198,494	10 – 50 yrs
Furniture, fixtures, and equipment	413,936	315,854	156,922	3 – 7 yrs

Total	3,234,744	3,104,139	1,275,221
Less: accumulated depreciation	(242,183)	(215,034)	(227,469)

	$2,992,561	$2,889,105	$1,047,752

Depreciation expense totaled $31,351 and $35,762 for the years ended September 30, 2009 and 2008, respectively. Depreciation expense totaled $27,150 and $9,150 for the three months ended December 31, 2009 and 2008, respectively.

The Bank had capitalized interest on the construction of the new headquarters building of $ 44,651 and $0 for the years ended September 30, 2009 and 2008, respectively. The Bank had no capitalized interest rate for the three months ended December 31, 2009.

Note 7.    Income Taxes

The income tax provision reflected in the statements of income consisted of the following components for the periods ended:

	Three Months Ended December 31,		Year Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Income tax expense
Current tax expense
Federal	$55,873	$57,971	$286,942	$242,260
State	17,127	13,029	69,333	48,100

Total current	73,000	71,000	356,275	290,360
Deferred tax expense (benefit)
Federal	—	—	(71,517)	(116,370)
State	—	—	(15,795)	(25,753)

Total deferred	—	—	(87,312)	(142,123)

Total income tax expense	$73,000	$71,000	$268,963	$148,237

Effective tax rate	38.8%	35.7%	37.7%	37.6%

A reconciliation of tax computed at the Federal statutory tax rate of 34% to the actual tax expense for the periods ended September 30, 2009 and 2008 is as follows:

	Three Months Ended December 31,		Year Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Tax at Federal statutory rate	$63,907	$67,535	$242,836	$134,164
Tax effect of:
Tax exempt interest	(3,049)	(1,647)	(9,159)	(6,486)
Graduated rates	(1,737)	(3,487)	(20,899)	(28,184)
State income taxes, net of federal benefit	13,879	8,599	56,185	48,743

Income tax expense	$73,000	$71,000	$268,963	$148,237

The components of the net deferred tax liability were as follows:

	December 31, 2009	Year Ended September 30,
		2009	2008
	(unaudited)
Deferred income tax assets:
Accrued interest	$16,705	$16,705	$16,836
Deferred loan origination fees	146,320	146,320	86,814
Deferred compensation	11,747	11,747	13,583
Allowance for loan losses	84,855	84,855	39,716
Accrued expenses	20,765	20,765	6,731
Net unrealized loss on securities	—	—	56,451

	280,392	280,392	220,131

Deferred income tax liabilities:
Net unrealized again on securities	35,798	39,325	0
Accrued interest & fees on loans & investments	90,442	90,442	88,967
Accumulated depreciation	50,872	50,872	18,949
Prepaid expenses	35,197	35,197	16,113
Prepaid loan fees on manufactured housing loans	115,098	115,098	138,038

	327,407	330,934	262,067

Net deferred income tax (liability) asset	$(47,015)	$(50,542)	$(41,936)

The Bank filed cash basis Federal income tax returns on a fiscal year basis through September 30, 2009. The Bank plans to begin filing income tax returns on an accrual basis beginning with the fiscal year 2009-2010. Management has determined that no valuation allowance is required as it is more likely not that the net deferred tax benefits will be fully realizable in future years.

The Bank maintains $731,536 of its retained earnings as a reserve for loan losses for tax purposes. This amount has not been charged against earnings and is a restriction on retained earnings. If this balance in the reserve account is used for anything but losses on mortgage loans or payment of special assessment taxes, it will be subject to federal income taxes.

The Financial Accounting Standards Board has delayed the effective date of new standards for accounting for uncertain tax positions for non-public companies until fiscal years beginning after December 15, 2008.

Since the Bank was not required to implement recently issued provisions for accounting for uncertain tax positions until its fiscal year beginning October 1, 2009, the Bank continued to utilize its prior policy of accounting for these positions. A liability for taxes is recorded when it is probable that the liability has been incurred and the amount of the liability can be reasonably estimated. If a tax liability is probable, but cannot be reasonably estimated, or it is reasonably possible that a tax liability has been incurred, disclosure is required. Using that guidance, as of September 30, 2009, the Bank had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Bank follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2009, the Bank had no uncertain tax positions that qualify for either recognition or disclosure in the Bank’s financial statements. The Bank’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the period ended December 31, 2009. Generally, the tax years before 2005 are no longer subject to examination by federal, state or local taxing authorities.

Note 8.    Deposits

The aggregate amount of deposits with a balance of $100,000 or more totaled $15,180,475 and $12,007,695 at September 30, 2009 and 2008, respectively. The aggregate amount of deposits with a balance of $100,000 or more totaled $15,885,455 at December 31, 2009.

Certificates of deposit and their remaining maturities are as follows:

	December 31, 2009	September 30, 2009
	(unaudited)
2010	$21,847,183	$20,657,826
2011	9,522,699	8,950,930
2012	1,986,332	2,609,937
2013	379,660	587,139
2014	85,221	44,369

	$33,821,095	$32,850,201

Interest expense on deposits for the periods ended:

	Three months ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Interest bearing demand deposits	$10,303	$13,902	40,545	50,724
Savings deposits	25,411	28,599	107,921	118,072
Certificates of deposit	255,259	266,039	1,068,561	1,225,475

	$290,973	$308,540	1,217,027	1,394,271

Deposit balances of officers, directors and their affiliated interests totaled approximately $663,194 and $534,978 at September 30, 2009 and 2008, respectively. Deposit balances of officers, directors and their affiliated interests totaled approximately $690,000 at December 31, 2009.

The Bank had no brokered deposits at September 30, 2009 and 2008. The Bank had no brokered deposits at December 31, 2009.

Deposit balances in excess of $250,000 are not insured by the FDIC.

Note 9.    Borrowings

The Bank has advances outstanding from the Federal Home Loan Bank (“FHLB”). A schedule of the borrowings follows:

Advance Amount	Rate	Maturity Date	December 31, 2009	September 30
				2009	2008
			(unaudited)
$1,000,000	4.2350%	7/31/2017	$1,000,000	$1,000,000	$1,000,000
1,000,000	4.0100%	8/21/2017	1,000,000	1,000,000	1,000,000
1,500,000	3.2270%	11/24/2017	1,500,000	1,500,000	1,500,000
1,500,000	3.4000%	11/27/2017	1,500,000	1,500,000	1,500,000
1,000,000	2.5990%	10/2/2018	1,000,000	1,000,000	1,000,000
1,000,000	2.6000%	7/2/2018	1,000,000	1,000,000	1,000,000
1,000,000	3.0500%	7/3/2018	1,000,000	1,000,000	1,000,000
2,000,000	3.2500%	9/24/2009	—	—	2,000,000
3,000,000	0.3600%	9/24/2010	3,000,000	3,000,000	—

			$11,000,000	$11,000,000	$10,000,000

Interest payments are due quarterly. After a loan specific holding period, the borrowings are callable by the FHLB, at which time the Bank is able to convert from a fixed rate to a variable rate based on LIBOR. The Bank has credit availability of 30% of the Bank’s total assets. The Bank has pledged their residential mortgage portfolio as collateral for this credit.

Additionally, the Bank has credit availability of $1,500,000 with a correspondent bank for short term liquidity needs, if necessary. There were no borrowings outstanding at September 30, 2009 and 2008 under these facilities. There were no borrowings outstanding at December 31, 2009 under these facilities.

Note 10.    Defined Contribution Benefit Plan

In July 2009, the Bank established a 401(k) plan covering all full-time employees who have attained an age of 21 and have completed 12 months of service. The plan provides for the Bank to make contributions which will match employee deferrals on a one-to-one basis up to 4% of an employee’s eligible compensation. Participants are 100% vested in their deferrals and employer matching contributions. Additional contributions can be made at the discretion of the Board of Directors based on the Bank’s performance. Contributions for the years ended September 30, 2009 and 2008 were $5,252 and $0, respectively. Contributions for the three months ended December 31, 2009 were $5,176.

Note 11.    Deferred Compensation Obligation

In February 1985, the Bank entered into a deferred compensation arrangement with its former president, with payments to him or his heirs to commence on the first day of the month coinciding with the date the president attained seventy-one years of age and continue for a minimum of 10 years. The former president, at his own discretion, decided to delay the start of this agreement until fiscal year 2004.

In June 2004, the Bank accrued a deferred compensation obligation of $66,237, relating to this agreement, utilizing a 5% interest factor for present value calculations. This liability is intended to be ultimately funded by a $100,000 whole life insurance policy owned by the Bank, insuring the former president. As of September 30, 2009, this policy had a $64,929 cash surrender value. As of December 31, 2009, this policy had a $64,929 cash surrender value. Annual installments for the deferred compensation obligation are $8,578, which include interest of $3,825. As of September 30, 2009 and December 31, 2009, the Bank had $30,417 remaining on this obligation to be paid over the remaining five years.

Note 12.    Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to adjusted total assets. Management believes, as of September 30, 2009 and 2008 and December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2009, the most recent notification from the Office of Thrift Supervision (“OTS”) categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based capital, Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, ratios. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The actual and required capital amounts and ratios for the periods ended, were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2009: (unaudited)
Total Risk-based Capital (to Risk-Weighted Assets)	7,043	18.98%	2,968	≥	8.0%	3,710	≥	10.0%
Tier I Capital (to Risk-weighted Assets)	6,842	18.44%	1,484	≥	4.0%	2,226	≥	6.0%
Tier I Capital (to Adjusted Total Assets)	6,842	10.50%	2,606	≥	4.0%	3,258	≥	5.0%
Tangible Capital (to Tangible Assets)	6,842	10.50%	977	≥	1.5%	N/A		N/A

As of September 30, 2009:
Total Risk-based Capital (to Risk-Weighted Assets)	6,896	19.27%	2,862	≥	8.0%	3,578	≥	10.0%
Tier I Capital (to Risk-weighted Assets)	6,727	18.80%	1,431	≥	4.0%	2,147	≥	6.0%
Tier I Capital (to Adjusted Total Assets)	6,727	10.52%	2,558	≥	4.0%	3,197	≥	5.0%
Tangible Capital (to Tangible Assets)	6,727	10.52%	959	≥	1.5%	N/A		N/A

As of September 30, 2008:
Total Risk-based Capital (to Risk-Weighted Assets)	6,385	21.47%	2,379	≥	8.0%	2,974	≥	10.0%
Tier I Capital (to Risk-weighted Assets)	6,282	21.13%	1,189	≥	4.0%	1,784	≥	6.0%
Tier I Capital (to Adjusted Total Assets)	6,282	11.29%	2,226	≥	4.0%	2,783	≥	5.0%
Tangible Capital (to Tangible Assets)	6,282	11.29%	835	≥	1.5%	N/A		N/A

A reconciliation of equity reported under GAAP to regulatory capital is as follows:

	December 31, 2009	September 30, 2009	September 30, 2008
	(unaudited)
Total equity	$6,897	$6,790	$6,192
Adjustments for regulatory capital purposes:
Accumulated losses (gains) on certain securities and cash flow hedges	(55)	(63)	90

Total tangible, leverage and core (tier 1) capital	6,842	6,727	6,282

Qualifying allowance for loan losses	201	169	103

Total risk based capital	$7,043	$6,896	$6,385

Note 13.    Fair Value Measurements

Generally accepted accounting principles (GAAP) define fair value, establish a framework for measuring fair value, establish a three-level valuation hierarchy for disclosure of fair value measurement and enhance disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. GAAP clarifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The three levels are defined as follows:

Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market for the asset or liability, for substantially the full term of the financial instrument.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement and based on the Bank’s own assumptions about market participants’ assumptions.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, securities are classified within level 2 and fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset-backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured at an observable market price (if available), or at fair value of the loan’s collateral ( if the loan is collateral dependent). When the loan is dependent on collateral, fair value of collateral is determined by appraisal or independent valuation which is then adjusted for the related cost to sell. Impaired loans allocated to the Allowance for Loan Losses are measured at the lower of cost or fair value on a nonrecurring basis.

Foreclosed Real Estate

Foreclosed real estate is measured at fair value less cost to sell. The valuation of the fair value measurement follows GAAP. Foreclosed real estate is measured on a nonrecurring basis.

The following table presents a summary of financial assets and liabilities measured at fair value on a recurring basis at:

	Level 1	Level 2	Level 3	Total
December 31, 2009 (unaudited)
Securities available for sale	$—	$5,120,079	$—	$5,120,079

September 30, 2009
Securities available for sale	$—	$3,327,518	$—	$3,327,518

September 30, 2008
Securities available for sale	$—	$7,018,727	$—	$7,018,727

The following table presents a summary of financial assets and liabilities measured at fair value on a non-recurring basis at:

	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
December 31, 2009 (unaudited)
Impaired loans	$—	$—	$116,219	$116,219	$—
Foreclosed real estate	$—	$—	$95,000	$95,000	$—

September 30, 2009
Impaired loans	$—	$—	$116,219	$116,219	$—
Foreclosed real estate	$—	$—	$95,000	$95,000	$(39,763)

September 30, 2008
Impaired loans	$—	$—	$—	$—	$—
Foreclosed real estate	$—	$—	$—	$—	$—

In accordance with generally accepted accounting principles concerning accounting for Loan and Lease Losses, a loss of $39,763 was recognized as a charge to the Allowance for Loan and Lease Losses at the time the foreclosed property was acquired based on an independent appraisal of the property’s fair value.

The Bank is not required to disclose the fair value of its financial instruments since its total assets are less than $100 million and it has no derivative instruments.

Note 14.    Subsequent Events

The Bank has evaluated events and transactions subsequent to September 30, 2009 through December 2, 2009, the date these financial statements for the years ended September 30, 2009 and 2008 were issued. Based on the definitions and requirements of Generally Accepted Accounting Principles for “Subsequent Events”, we have identified two events that have occurred subsequent to September 30, 2009 and through December 2, 2009, that require disclosure in the financial statements. They are as follows:

•	The Bank plans to convert from a mutual institution to a stock based institution during the first quarter of 2010 as further explained in Note 16.

•

The Bank plans to file a “Change in Accounting Method” election with the Internal Revenue Service in December 2009 to begin filing its tax returns on the accrual basis of accounting starting with its 2009-2010 fiscal year.

The Bank has also evaluated events and transactions subsequent to December 31, 2009 through February 26, 2010, the date the unaudited financial statements for the three months ended December 31, 2009 was issued, and identified three events that have occurred subsequent to December 31, 2009 and through February 26, 2010 that require disclosure in the financial statements. They are as follows:

•	The Bank sold an OREO property for a gain of $712.

•	The Bank entered into an agreement to sell the previous headquarters at 8201 Philadelphia Road for $375,000. The bank anticipates a gain on the sale of $ 280,000.

•	The Bank changed the status of the one impaired loan to non-accrual as of February 1, 2010.

Note 15.    Other Operating Expenses

Other operating expenses consist of the following:

	Three months ended December 31,		Year Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Advertising	$2,012	$1,687	$22,986	$10,416
Bank service charges	6,530	5,428	23,758	19,851
Software maintenance	5,504	5,374	21,906	24,486
Organization dues and subscriptions	1,637	1,652	7,231	5,738
Supervisory examination	6,911	5,783	25,512	21,982
Telephone	3,296	1,377	5,526	5,595
Postage	2,423	1,479	8,800	6,556
Meals and entertainment	1,199	1,027	9,825	5,336
Training and seminars	619	2,416	7,630	4,985
Other operating expenses	3,543	379	33,253	23,833

Total other operating expenses	$33,674	$26,602	$166,427	$128,778

Note 16.    Plan of Conversion

On October 21, 2009, the Bank’s Board of Directors approved a plan (the “Plan”) to convert from a federally-chartered mutual savings bank to a federally-chartered stock form of organization, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding capital stock of the Bank, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission.

The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through September 30, 2009, the Bank had incurred no conversion costs. The Bank incurred $127,211 in conversion costs through December 31, 2009.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Bank. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts in accordance with OTS regulations shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Fairmount Bancorp, Inc. or Fairmount Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fairmount Bancorp, Inc. or Fairmount Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 575,000 Shares of

(Subject to Increase to up to 661,250 Shares)

(Holding Company for Fairmount Bank)

Common Stock

Par value $0.01 per share

PROSPECTUS

Stifel Nicolaus

April 15, 2010

Until July 21, 2010 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.